As filed with the U.S. Securities and Exchange Commission on October 17, 2025.

No. 333-290275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WeShop Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	7389	NOT APPLICABLE
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Hawk House

22 The Esplanade

Jersey,

JE1 1HH

Channel Islands

+44 (808) 196-8324

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, P.C.

Christina M. Thomas

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereinafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated October 17, 2025

PROSPECTUS

WeShop Holdings Limited

Class A Ordinary Shares

This prospectus relates to the registration of the resale of up to 3,980,128 Class A ordinary shares by our shareholders identified in this prospectus, or the Registered Shareholders, in connection with our direct listing, or the Direct Listing, on the Nasdaq Capital Market, or Nasdaq. Unlike an initial public offering, the resale by the Registered Shareholders is not being underwritten on a firm-commitment basis by any investment bank. The Registered Shareholders may, or may not, elect to sell their Class A ordinary shares covered by this prospectus, as and to the extent they may determine. The Registered Shareholders may offer, sell or distribute all or a portion of the Class A ordinary shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. If the Registered Shareholders choose to sell their Class A ordinary shares, we will not receive any proceeds from the sale of Class A ordinary shares by the Registered Shareholders.

No public market for our Class A ordinary shares currently exists, and our Class A ordinary shares have a limited history of trading in private transactions. On March 21, 2024, we sold an aggregate, on a pre-consolidation basis, of the equivalent of 12,000 Class A ordinary shares to investors in a private placement, at a price of the equivalent of £5.06 per Class A ordinary share or approximately $6.40 at the spot rate of exchange on that date and, on a post-consolidation basis (after giving effect to our share consolidation to occur on October 22, 2025), the equivalent of 3,000 Class A ordinary shares, at a price of the equivalent of £20.24 per Class A ordinary share or approximately $25.40 at the spot rate of exchange on that date.

Recent purchase prices of our Class A ordinary shares in private transactions may have little or no relation to the opening public price of our Class A ordinary shares on Nasdaq or the subsequent trading price of our Class A ordinary shares on Nasdaq. Further, the listing of our Class A ordinary shares on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in our Class A ordinary shares and, consequently, the trading volume and price of our ordinary shares may be more volatile than if our Class A ordinary shares were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

On the day that our Class A ordinary shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which ThinkEquity LLC, or the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our Class A ordinary shares are ready to trade, Nasdaq will confirm the Current Reference Price for our Class A ordinary shares, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our Class A ordinary shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Class A ordinary shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. Neither we nor our Registered Shareholders will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will we or they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our Class A ordinary shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 98 of this prospectus.

We have applied to list our Class A ordinary shares on Nasdaq under the symbol “WSHP.” We expect our Class A ordinary shares to begin trading on Nasdaq on or about November 10, 2025.

If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our Class A ordinary shares on Nasdaq, we will not complete this Direct Listing. This listing is a condition to the offering. No assurance can be given that our Nasdaq application will be approved and that our Class A ordinary shares will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and we will terminate this Direct Listing.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A ordinary shares involves a high degree of risk. See the “Risk Factors” section beginning on page 9 of this prospectus for the risks and uncertainties you should consider before investing in our Class A ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                   , 2025

Search WeShop
Categories
Retailers
British Airways
Dunelm
Your favourites
Currys
10% Shareback
John Lewis
Most popular
Harvey Nichols
Sainsbury's
Boots
Argos
Shop & earn Shareback
10%
Important things to know
Frequently Asked Questions
Customer support
argos.co.uk
Free delivery when you spend £100
Back to search results
Smart doorbells
Ring Battery Video Doorbell 2024 - Satin Nickel
Special offer
1
2
3
Dashboard
Overview
Transactions
Refer & Earn
Total balance
£4,582.83
New purchase spotted!
Argos
Direct purchase
£96.35
All-time purchases (48)
All-time recommendations (15)
All-time referrals (9)
All-time withdrawals

Representative list of retail partners (not exhaustive) from the UK market. List of retailers above is accurate as of 11th December 2024. Screenshots and content in imagery is for illustrative purposes only and is subject to change.

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Key Numbers

Unique Transacting Users[1] 30 Jun 2022 - 31 Mar 2025	71.69k
Gross Merchandise Value (GMV)[2] 30 Jun 2022 - 31 Mar 2025	£108.5m
Active UK Retail Partners[4] as of Mar 2025	500+
Active US Retail Partners[5] as of Mar 2025	300+
1st Purchase Conversion[6] 30 Jun 2022 - 31 Mar 2025	26.30%
Average Order Value[7] 30 Jun 2022 - 31 Mar 2025	£124.42
Social Interactions[8] 30 Jun 2022 - 31 Mar 2025	156,226
Average GMV per User (Founder Program)[9] 30 Jun 2022 - 31 Mar 2025	£1,480.77
Total Transactions[91] 30 Jun 2022 - 31 Mar 2025	872,428
Click to Purchase Conversion[92] 30 Jun 2022 - 31 Mar 2025	25.04%

[1] Count of unique transacting users making one or more purchase during the selected period. [2] GMV shows the sum of transactions made during the selected period, this includes transactions that have been declined and excludes sale value reductions due to partial returns or fees. [4] Total active retailers available on the WeShop mobile app for the UK market. [5] Total active retailers accepted & activated with on the WeShop mobile app for the US market. [6] Shows the mean average conversion rate of users who have an account on WeShop and made at least one purchase. [7] Shows mean average of transaction value, non-weighted. [8] Shows the total number of social interactions, defined as likes, comments, questions & recommendations. [9] Shows the mean average, non-weighted GMV per user (from sales made during selected period), exclusive to referrals driven by users with Founder status. [91] Shows the total number of transactions processed by the system. [92] Shows the percentage of clicks that result in a transaction using the affiliate tracking systems.

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You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor any of the Registered Shareholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor any of the Registered Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Shareholders are offering to sell, and seeking offers to buy, shares of their Class A ordinary shares only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Shareholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A ordinary shares by the Registered Shareholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the Registered Shareholders may from time to time sell the Class A ordinary shares covered by this prospectus in the manner described in “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in this prospectus, including the “Plan of Distribution.” You should read this prospectus before deciding to invest in our Class A ordinary shares. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “target,” “would” and other similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors, including, but not limited to, those identified in the section titled “Risk Factors” in this prospectus. The forward-looking statements in this prospectus include, among others, statements regarding:

●	our ability to launch our business in the United States and other countries besides the United Kingdom;

●	our ability to issue shares pursuant to the Shareback Plan;

●	competition, management of growth, potential fluctuations in operating results;

●	our ability to find suitable partners or agree on acceptable terms;

●	our ability to sufficiently and timely obtain, maintain, protect, defend and/or enforce our intellectual property rights;

●	future results of operations, cost of revenues, investment in research and development activities, promotion of our service through performance-based advertising and other programs, changes to our disclosure controls and internal control over financial reporting, trends in our operating expenses and provision for income taxes, increased costs associated with being a public company, and share-based compensation expenses;

●	business strategies, including any expansion into new products, categories or countries, and investments to enhance our technology and the content presented on our service;

●	industry environment, including our relationships with our significant customers;

●	the effects of seasonality; and

●	our ability to obtain the substantial additional financing required to achieve our goals.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and unless otherwise required by law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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PRESENTATION OF FINANCIAL INFORMATION

This prospectus includes the historical financial statements listed below:

●

our audited, consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); and

●	our unaudited, consolidated financial statements as of and for the six months ended June 30, 2025 and 2024, which have been prepared in accordance with U.S. GAAP.

Our financial information is presented in British pounds (‘pounds Sterling’, ‘Sterling’ or ‘£’), the lawful currency of the UK. In this annual report, references to ‘US Dollars’, ‘US$’ or ‘$’ are to the lawful currency of the United States of America (the “US” or “U.S.”). Solely for the convenience of the reader, this prospectus contains translations of certain pounds Sterling amounts into US Dollars at specified rates. These translations should not be construed as representations that the pounds Sterling amounts actually represent such US Dollar amounts or could be converted into US Dollars at the rate indicated or at any other rate. Unless otherwise stated, the translations of pounds Sterling into US Dollars have been made at the noon buying rate in New York City for cable transfers in pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York (the Noon Buying Rate) in effect on December 31, 2024. The Noon Buying Rate on December 31, 2024 differs from certain of the actual rates used in the preparation of the consolidated financial statements, which are expressed in pounds Sterling, and therefore US Dollar amounts appearing in this annual report may differ significantly from actual US Dollar amounts which were translated into pounds Sterling in the preparation of the consolidated financial statements in accordance with US GAAP.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them. Additionally, unless otherwise noted, the share and per share information included in this prospectus reflects a reverse stock split of the outstanding ordinary shares of the Company at an assumed one-for-four ratio to occur on October 22, 2025.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

“WePoints,” “WeShop”, “WeShare”, “Shareback”, “This is How”, and other trademarks or service marks of WeShop appearing in this prospectus are the property of WeShop Holdings Limited or its subsidiaries. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply an endorsement or sponsorship of us by any other companies.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in our forecasts or estimates or those of independent third parties. While we believe our internal research is reliable and the definitions of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

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GLOSSARY OF TERMS

Term	Definition
Affiliate Marketing	A marketing strategy where publishers earn a commission for promoting a company’s products or services.

Affiliate Network	A technology provider that offers software for advertisers and publishers to automatically track and attribute transactions to the correct channel.

Cash back	A cash rebate given to a customer after they make a purchase, often as part of a promotional offer.

Circle of Trust	The WeShop Circle of Trust describes the end-to-end process for the business model.

Community Guidelines	WeShop’s rules and standards set to regulate user behavior and content on the platform.

Contingent Share	A contingent entitlement to a Class A ordinary share based on the account owner’s performance and return window of product referral

Conversion Rate	The rate at which a customer makes a purchase once they click on a product.

Co-Operative	An organization owned and operated by its members for their mutual benefit.

Earned Media	Publicity or exposure gained through organic means, such as word-of-mouth or media coverage, rather than paid advertising.

Gross Merchandising Value (GMV)	The total sales value of merchandise sold through a platform over a specific period.

Influencer	An influencer is an individual who has the power to affect the purchasing decisions of others because of their authority, knowledge, position, or relationship with their audience. Influencers typically have a dedicated and engaged following on social media platforms, blogs, or other digital channels, where they share content related to their area of expertise or interest.

Lifetime Value	The total revenue a business can expect to earn from a customer over the duration of their relationship.

Moderation	The process of overseeing and managing user-generated content to ensure it adheres to WeShop’s community guidelines.

Pilot	The initial WeShop launch in the United Kingdom exclusively from July 2022 until November 2024.

Placements	The locations where advertisements or content are displayed within the Platform.

Platform	Used synonymously with WeShop and the service in its entirety.

Product Tag	A direct link to a product, used in Recommendations.

Recommendation	The primary content type for WeShop users to post on WeShop when recommending a product to their followers.

Referral	A person who has joined WeShop using a unique referral link provided by another WeShop user.

Referral Code	A unique identifier used to identify and attribute any new user registrations back to the person who invited them to WeShop.

Retention Rate	The percentage of customers who continue to use a product or service over a specific period.

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Return on Investment (ROI)	A measure of the profitability of an investment, calculated as the ratio of net profit to the original investment cost.

Shareback	WeShop’s reward mechanism offered to users who make purchases, or refer users who make purchases, via the WeShop platform.

Shareback Plan	WeShop’s Shareback™ Rewards Plan

Shareback rate	The rate at which WePoints will be awarded for each transaction, equal to 80% of the commission paid by the respective affiliate network for a transaction to WeShop. For example, if a user spends $100 at eBay and the affiliate network pays WeShop $10 for that transaction, then the user would receive WePoints equal to $8 divided by the previous full trading day’s VWAP. So, if the previous full trading day’s VWAP were $4, that user will receive two (2) WePoints.

Social Interaction	Posting, liking a post, or commenting on a post on the WeShop platform.

User or user	An entity or individual that creates a valid account on the WeShop platform.

User Dashboard	A space in the mobile app where users can see their indicative WePoints balance which will ultimately lead to receiving WeShop shares.

User Profile	A space in the mobile app where users can see the content they have posted in the past, manage their account and view their wish lists.

User Wishlist	A space in the mobile app where users can add items they would like to purchase in the future.

User-Generated Content (UGC)	UGC stands for User-Generated Content. It refers to any form of content, such as text, videos, images, reviews, and other media, that is created by users of a platform or service rather than by the platform itself. UGC is typically created by individuals who are not paid for their contributions and is often shared publicly on social media, websites, or other digital platforms.

The reward system that will dictate the number of shares in WeShop that the WeShop Community Trust will transfer to users, following WeShop’s listing in the U.S., pursuant to the Shareback Plan. The number of WePoints issued will depend on how much the user spends, the Shareback rate and the previous full trading day’s VWAP.

For a user earning WePoints through purchases, the calculation is Shareback rate / previous full trading day’s VWAP for our Class A ordinary shares in the market for our Class A ordinary shares. For example, if a user spends $1,000 at a retailer, WeShop earns $100 commission on the transaction, and the previous full trading day’s VWAP is $20 per share, the user would receive 4 WePoints. This calculation may change.

VWAP	Volume weighted average price.

WePoint	For a user earning WePoints through referrals, the calculation will be 5% of WePoints earned by the referred user during their first twelve (12) months. For example, if User A refers User B who earns 100 WePoints during their first year, User A would receive 5 WePoints.

WePoints will be awarded by the WeShop Community Trust when the transaction is confirmed by the retailer. WePoints may be revoked if a transaction is voided or if a user returns an item, cancels a booking, or otherwise causes WeShop to not receive a commission from the Affiliate Networks on the transaction.

WeShop	WeShop is the shoppable social network (also known as WeShop Holdings Limited or WSHP).

WeShop Community Trust	The WeShop Community Trust is a legal entity for managing assets for the specific, predefined objective of transferring shares of WeShop to users who have earned WePoints.

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LETTER FROM OUR BOARD OF DIRECTORS

Value creation Trillions of dollars created by communities.

Over the last 15 years we have seen the formation and growth of some incredible consumer technology companies that have forever changed the way we live. It is estimated that social media is now used by over 5.07 billion people representing 62.6% of the global population, according to a report from Statista dated October 2024. Over 33% of the world’s population shops online, according to ‘51 eCommerce Statistics in 2025’ from sellerscommerce.com. According to the same article, approximately 2.7 billion people around the globe are making online purchases from dedicated eCommerce platforms or social media stores. Finally, eCommerce is now a $6.8 trillion industry and is estimated to reach the $8 trillion mark by 2027.

As online retail and social media usage has risen, so has the use of online investment platforms that enable people to buy shares and own companies. This “perfect storm” has created trillions of dollars of value, visible on regulated stock markets around the world. But what have the users of those platforms received?

Free platforms allow users to share special memories with loved ones, to be able to quickly and accurately find all kinds of things and to add convenience to everyday life through online shopping and delivery. But is there a way for the communities that have built the value in those companies to further benefit from it?

With WeShop, the dream was simple – allow the people that use the platform to own it in a regulated and transparent environment without the traditional investment cost. Since the concept was conceived, the Circle of Trust was created which enables WeShop users to own the platform they use and utilize the perfect storm of online retail, social media and share ownership.

We have seen philanthropy all over the world. However, the founders see the act of transferring shares in WeShop to its users as something greater. Not only will it drive increased usage and natural referrals of the platform, but it will allow everyone to benefit from the success together. WeShop is empowering consumers as shareholders.

People and community It is all about people.

The knowledge of people is one of the most valuable commodities in the world, especially around product and service recommendations to friends and family where trust is at its highest levels. We have all sought advice and given advice around products and services; for example, “any good films to watch”, “where did you get that dress from”, and “this is the best air fryer on the market”.

There is no more genuine recommendation of a product than a consumer having spent their own money buying it, using it, and praising it, not because they are being paid to by a brand but because they love the product or service. WeShop has built its platform to enable people to recommend products and seek advice while making every post shoppable with users being able to tag hundreds of millions of products from highly respected retailers including John Lewis, eBay, Boots, ASOS, Selfridges and hundreds more.

The world economy People are living paycheck to paycheck.	More than 65% of employed Americans are living paycheck to paycheck, according to a MarketWatch.com report dated November 2022. Consumers are looking for ways to get discounts, offers or rebates, whether from cashback platforms or other loyalty programs. WeShop users can earn WePoints that convert to WeShop shares simply for doing their usual shopping.

Circle of trust Verified users, blue chip retailers, a regulated securities market, and a regulated trust housed here in the United States.

Trust is one of the most important pillars of any community. WeShop has created a Circle of Trust that would be bolstered by obtaining a Nasdaq-listing. Our Nasdaq listing would provide a regulated market for WeShop users to trade their shares while simultaneously giving them the comfort of strict corporate governance standards for WeShop.

The process is simple. WeShop’s users are purchasing products and services from trusted retailers on the platform and referring their trusted social networks to join. In return, they are receiving WePoints which ultimately convert into shares in WeShop, transferred to them by a regulated trust and listed on a trusted and regulated stock market. A trusted and verified social commerce platform, owned by its users.

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Referrals Avon lady – embracing existing community to get rewards.

We firmly believe that friend to friend recommendations on products and services are an important driver of sales. The same can be said for people recommending platforms. Therefore, people are helping each other by bringing their friends onto the platform and receiving WePoints that will ultimately convert into shares in WeShop.

The referral rate is expected to be 5% of the WePoints earned by the referred user in their first twelve months. For example, if a user refers ten friends who each earn 1,000 WePoints per year, that user would receive 400 WePoints that eventually convert into shares. Many companies struggle to acquire users without huge marketing budgets. The simple part of WeShop is that the shares will have already been transferred into the WeShop Community Trust for issuance to the users, so the Company is not debited any cash whatsoever.

The journey so far Embraced by brands, celebrities, etc.	WeShop’s journey so far has been educational, rewarding, frustrating, inspiring and everything in between. In the United Kingdom, we have discovered the power of community shopping and ownership. By expanding into key markets WeShop aims to internationally build its community and allow its users to potentially create generational wealth in the future.

Advertising Evolving and growing.	The advertising industry continues to evolve and WeShop aims to give a real and transparent ROI for partners while at the same time using advertising technologies to enhance the experience for its community as well as being able to negotiate and offer great deals on what they like, buy and share.

Public markets Creating reality for our community.	WeShop going public is the final piece of the Circle of Trust. By listing its shares on one of the greatest and internationally recognized stock exchanges in the world, WeShop establishes transparency, liquidity and allows its users to receive their shares in WeShop. The stock market allows WeShop to communicate to its users that they can be safe knowing that THEIR company is being run properly and efficiently.

Growth opportunity Clear revenue and community growth strategies.

As the Company aims to expand into offering other products and services that consumers need and desire, we believe we can encourage people to increase their monthly spend through the WeShop platform. Services such as insurance are used by the vast majority of people and by entering these industries, WeShop will allow users to receive ownership of WeShop while making their planned purchases of these services.

The Board is driven by margin and making the Company as profitable as possible. Through increased volumes come increased revenues and margin in both affiliate and advertising. We are already looking at international opportunities to launch WeShop to increase the user numbers over the coming years.

Value Created by the community, for the community.	WeShop’s culture is one of being here to serve the community by being as operationally efficient as possible to drive profitable financial results with the aim of promoting value growth in WeShop shares. This is not just a company. It is a community. This is not e-commerce, this is We-Commerce.

Summary

In the world right now, people are shopping online, collecting loyalty rewards, looking for secondary and passive income while recommending products to friends and seeking recommendations from friends and influencers. At the same time, people are interested in companies and investing in them more than ever, and those markets continue to reflect value of companies in a regulated environment. We have created a Circle of Trust in an ever-growing and dynamic segment of the world economy.

This is how We Shop. This is how We Share. This is how we make WeShop yours.

-WeShop Board of Directors

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PROSPECTUS SUMMARY

Mission

WeShop’s mission is to create a global, e-commerce social community empowered by user ownership. WeShop is a shoppable social network. It is a community built for shoppers to inspire, guide and earn rewards. In one platform, we have blended User-Generated Content specific to products, online retail, and a rewards mechanism relevant to people interested in share ownership.

Overview

WeShop is a community owned social commerce platform offering shoppers the option to receive shares in the Company every time they make a purchase or refer a new user who makes purchases. WeShop earns revenues from advertising and commissions on sales through the platform. Retailers pay commissions to affiliate networks as a percent of the transaction value, and the affiliate networks in turn pay WeShop a percentage of that commission.

To launch and test the platform, WeShop partnered with Influencers, sponsored an organization, Salford City, and developed an innovative Founder Program to spread awareness of the platform. For more information on the Founder Program, see “Business—Founder Program”. Salford City was given cash and an increased referral bonus of 2.5% for its referrals. Influencers were given the opportunity to attend promotional and educational events—certain, high-profile Influencers received share-based incentives and other Influencers were given small payments in cash as the Company experimented to find the best method for attracting new users. WeShop offered all users, including Influencers, a referral bonus of 1% of the amount spent by the referred users in their first five years as WeShop shares. For example, if a user referred a friend who spends £1,000 in their first five years and the share price during that time was £5, then that user would receive two shares, equal to £10 / £5. The share price was fixed by determination of the Board. To receive the bonus, a referring user had to share their unique Referral Code of an existing user and then transacted on the platform. The shares awarded to the referring user was calculated based on a fixed price of the WeShop shares determined by the Company, so the referrer received pound spent by the new user * .01 / fixed price of shares. During its Pilot, the platform drove over £100m of sales and since then has driven approximately £5 million of sales as the Company’s focus has shifted towards listing in the U.S.

Our Competitive Strengths:

WeShop believes that we have many strengths to offer users which include but are not limited to:

Unique Loyalty Rewards Mechanism. The Shareback Plan ultimately will allow the users of the WeShop platform to be owners of WeShop. For more information, see “Prospectus Summary—WeShop’s Value Proposition—Why Shoppers Come to WeShop.”

Circle of Trust. WeShop has developed the Circle of Trust that allows users to buy trusted products from trusted retailers and view trusted reviews on these products from their own friends or influencers who they follow. In addition, users can receive Class A ordinary shares in WeShop which will be quoted on a trusted trading exchange if they comply with “know your customer” regulations necessary to receive Class A ordinary shares either via brokerage accounts or physical stock certificates.

Shared Success across all Participants. The WeShop model allows all participants to be successful and can be scaled for high margins at volume. Its partners’ infrastructure allows it to be low cost. The users are succeeding through the loyalty program of ownership and, if the Company grows, the value of their ownership could increase. The retail partners are succeeding as more sales are driven to their platforms from the WeShop platform.

Social Commerce Innovation. We combine shopping and social networking in a seamless application. WeShop gives its users the ability to ask and receive recommendations on products and services from other users.

Trusted Product Reviews from Friends. Our users can post User Generated Content about products, allowing fellow users to feel they are receiving honest and transparent product reviews.

Performance led Marketing for Retailers. Retailers can pay the affiliate networks for prominent advertising placements on the application.

Strong Network of Retailers. We have partnered with affiliate networks that allow us to offer hundreds of millions of products from over 500 retailers to our users. We do not enter into agreements directly with retailers. The affiliate networks pay us a percentage of the commission paid to them by the retailers for each user transaction or sale of advertising space. Two of our affiliate network agreements accounted for more than 70% of our revenue in 2024. These agreements are described below and filed as exhibits to the registration statement of which this prospectus forms a part.

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We are party to a publisher service agreement with Awin AG (“Awin”). This agreement allows retailers that partner with Awin to offer their products and services, as well as purchase advertising space, on the WeShop platform. WeShop earns a percentage of the commissions that Awin receives from its retail partners and is subject to Awin first receiving payment from the retailer. The commission percentage is determined by the individual retailer or advertiser, may fluctuate, and is subject to Awin first receiving payment from the retailer. Awin also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Awin’s retail partners’ sites. This agreement does not create any contract between WeShop and Awin’s retail partners. Awin is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Awin can modify this agreement by providing fourteen (14) days’ notice to WeShop. Awin can terminate this agreement by thirty (30) days’ written notice or immediately if we materially breach the agreement or do not generate any commissions for six (6) months. Awin may also suspend accounts or withhold commissions under certain circumstances. The Awin publisher service agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event occurs that continues for six months.

We are a party to a partner user agreement with Impact Tech, Inc. (“Impact”). This agreement allows retailers that partner with Impact to offer their products and services, as well as purchase advertising space, on the WeShop platform. WeShop earns a percentage of the commissions that Impact receives from its retail partners, payable only to the extent Impact is first paid by the retailer. Commissions may also be adjusted or reversed if later disqualified. Impact also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Impact’s retail partners’ sites. This agreement does not create any contract between WeShop and Impact’s retail partners. Impact is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Impact also reserves the right to suspend or restrict access to its platform and may impose fees for certain services, such as payment processing, currency conversion, or account administration. Impact may terminate the agreement by providing us with ten (10) days’ written notice of our uncured breach of the agreement, for any reason with thirty (30) days’ written notice, or immediately if we do not generate any commissions for one hundred and eighty (180) days. The Impact partner user agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event that prevents Impact from performing its obligations under the agreement.

Industry Background

Born from a combination of accessible social media content, positive and knowledgeable product reviews, and a unique reward proposition, WeShop is a library of shoppable product reviews from a digital online shopping mall on your phone where users can recommend and buy their favorite products from like-minded people.

According to a PowerReviews.com article titled “The Ever-Growing Power of Reviews”, 77% of US shoppers in 2023 trusted User-Generated Content when making purchase decisions and 53% of US shoppers believe the content from previous customers impacts whether they purchase a product or not. Continued growth in credibility of the opinions from everyday consumers opens an opportunity for WeShop to offer a functional and safe space for people to recommend their favorite products. According to an Edelman.com report dated May 2023, 61% of consumers suggest that one of the most credible brand ambassadors would be ‘someone like myself’.

According to the Edelman Trust Barometer 2023, just 23% of people in Great Britain believe their family will be better off in five years, down seven points from 2022. This trend can be seen globally—the global average has dropped ten points since 2019 and, of the 28 countries surveyed, 24 of them are at an all-time low. WeShop’s unique reward program introduces a simple mechanism for people to continue living their everyday life and be rewarded with ownership of WeShop. Evidence from a survey conducted by the Financial Conduct Authority in 2022 uncovered that, in the six months leading up to January 2023, almost six in ten (57%) UK adults had accessed savings and investments, including pension savings, or they had stopped saving altogether (Financial Lives 2022 survey - Key findings from the May 2022 survey: Executive summary, July 2023, FCA.org.uk). This is a worrying picture for the future of financial security. WeShop believes it can have an impact on the creation of generational wealth for years to come.

The demand continues to grow for loyalty and rewards programs with 81% of consumers agreeing a loyalty program increases their likelihood of making a purchase from that brand according to a study from Ebbo.com (54 Loyalty Program Statistics You Need to Know in 2023, 2023, Ebbo.com). According to the same study, loyalty programs are well adopted when implemented with 83% of consumers belonging to between one and six loyalty programs each. And the market is ready for change with 91% of consumers agreeing that many loyalty programs feel similar and are not differentiated enough from others.

The US has an abundance of cashback/discounts/reward apps available for consumers, both as free and premium offerings, such as Fetch (10.28 million downloads in 2023), Capital One (8.36 million downloads in 2023), and Upside (7.39 million downloads in 2023) each according to Statista.com (Most popular free discount and offer apps in the United States in 2023, by number of downloads, April 2024, Statista.com). Services such as GasBuddy, Upside and Fetch are seeing growth in discounts/rewards on traditional bricks and mortar commerce. With the rising cost of living, it is no surprise that 48% of US consumers sign up to loyalty programs offered by businesses for the discounts on products and marketers are struggling to retain these price-savvy customers (Discounts are the leading reason consumers sign up for loyalty programs, April 2024, eMarketer.com), with over 45% reporting finding it difficult to find the balance between offering deep enough discounts to entice consumers to repeat purchases and the margin available on items (Guide to customer loyalty programs and what makes these successful for retail brands, August 2024, eMarketer.com).

According to an article by the World Economic Forum, the interest in retail investment has continued to increase with retail investors accounting for 52% of global Assets Under Management (AUM) in 2021, a figure that is expected to grow to over 61% by 2030 (A fresh look at how to empower retail investors, October 2024, weforum.org). According to Boston Consulting Group. Most of this growth was seen during the COVID19 pandemic, with assets growing by 11% in 2020 to end the year at $103 trillion (41% of which held by retail portfolios). Retail investors were the main driver of net inflow, contributing 4.4% of new net capital in 2020, twice the size of the contribution made by institutional investors (The $100 Trillion Machine, July 2021, bcg.com).

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WeShop’s Value Proposition

Why Users Come to WeShop

● Trusted Recommendations: There can be little doubt that a product recommended by a friend is one of the most effective forms of marketing. According to a report by Nielsen, 92% of consumers trust earned media, such as word-of-mouth or recommendations from friends and family, above all other forms of advertising (Global Trust in Advertising and Brand Messages, April 2012, nielson.com).

● Unique Rewards Programs: Rewards and loyalty programs continue to rise in popularity. People are eager to find cashback, points that convert into discounts or other unique rewards programs. Referral programs from people such as American Express continually drive new user registrations. WeShop offers a unique reward program that could entice consumers to use and recommend its platform.

● Community Through Co-operative Ownership: As one of the oldest business models in the world, the co-operative has proven to be an effective way to grow and shape a business. WeShop’s commitment to this business model distinguishes it from its competitors. It is the founder’s ambition for each of WeShop’s users to be shareholders and to allow these users to drive the growth of their platform. This will demonstrate to competitors the potential of consumerism through ownership within a regulated framework.

Why Shoppers Come to WeShop

● Unique Shareback Plan: WeShop’s Shareback Plan rewards users for transacting or referring friends who transact on the platform. The Shareback Plan will begin awarding WePoints, instead of Contingent Shares, upon WeShop’s listing in the U.S. Each WePoint will be worth one Class A ordinary share in WeShop. Fractional shares will not be awarded. The WeShop Community Trust will award shares to users who properly redeem their WePoints.

● Comprehensive Product and Retailer Range: WeShop’s affiliate network partners allow WeShop to provide products and services from over 1,000 retailers in the United Kingdom and the US on the WeShop platform.

● Authentic Recommendations and Reviews: WeShop leverages the power of social networking to provide shoppers with genuine product recommendations and reviews from trusted friends, influencers, and verified users. This peer-to-peer driven approach helps shoppers make informed decisions and increases their confidence in purchasing.

● Engaging Shopping Experience: WeShop combines e-commerce with social media, creating an interactive and engaging platform. Features such as video content, and influencer collaborations make the shopping experience more dynamic and enjoyable.

● Transparency and Trust: WeShop prioritizes transparency by offering clear information about products, prices, and the Shareback Plan.

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● Shared Interests Driving Commerce: According to a report by Deloitte, customers referred by friends and family have a 37% higher retention rate than those acquired through other marketing methods (Harnessing the power of consumer advocacy to fuel efficient growth, April 2009, Deloitte). WeShop’s platform brings people together who share interests, building a self-perpetuating environment for shoppers to continuously inspire each other.

● Product-led Content: All content on the WeShop platform is driven by products and services. Users cannot post recommendations without tagging a product from one of WeShop’s partner retailers, ensuring every post to be relevant to a particular product. WeShop had over 150,000 Social Interactions during its Pilot and has had approximately 2,500 Social Interactions since the Pilot. This is lower on average than the Pilot because the Company’s focus has shifted towards expanding into the U.S.

● Authenticity and Integrity: Authenticity and integrity are issues for social media services. Facebook removed 7 million posts containing false information about COVID-19 in just one quarter of 2020 according to Reuters (Facebook removes seven million posts for sharing false information on coronavirus, April 2020, Reuters); despite these efforts, a survey by Statista.com found that 69% of Americans believe social media platforms are not doing enough to prevent the spread of misinformation (Are social media sites like Facebook and YouTube currently doing enough or not doing enough to stop the spread of fake news on their sites?, April 2018, Statista).

Why Advertisers Come to WeShop

● Proven Return on Investment (“ROI”) and Conversion Rates: WeShop can deliver ROI and Conversion Rates that allow advertisers to maximize their marketing spend and achieve their sales objectives. Top retailers such as John Lewis, Boots, eBay, Dunelm, Booking.com, TEMU and SHEIN consistently paid WeShop for advertising during the Pilot.

● Robust Affiliate Network Partnerships: WeShop has established partnerships across major affiliate networks that allow the platform to offer a wide range of products and services and provide data that enhance the value of advertisements for retailers.

● A New Alternative Offering: WeShop offers a new loyalty and rewards program that could attract a new type of customer with an alternative purchasing ethos.

Competition

The worldwide marketplace in which we compete is evolving rapidly and intensely competitive, and we face a broad array of competitors from many different industry sectors around the world. Our current and potential competitors include: (1) physical, e-commerce, and omnichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products we offer and sell to consumers and businesses; and (2) web search engines, comparison shopping websites, social networks, web portals, and other online and app-based means of discovering, using, or acquiring goods and services, either directly or in collaboration with other retailers. Many of our competitors have greater resources, longer histories, more customers, and greater brand recognition. They may secure better terms from retailers and devote more resources to technology, infrastructure, fulfillment, and marketing. The internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete against us. Our business is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors.

Revenue Growth

Summary of WeShop’s Existing Revenue Streams

WeShop has two revenue streams:

1.	Affiliate Revenue

●	Integrated Affiliate Marketing: As a publisher in Affiliate Marketing, WeShop has integrations with several major affiliate networks. WeShop earns revenues each time a user transacts successfully with a retailer through the WeShop platform.

2.	Advertising

●	Data Analytics: WeShop uses data analytics to drive interest-based advertising. It gathers data on user behavior, preferences, and engagement patterns and corresponds with retailers based on that data to offer them tailored advertising on the platform.

●	Tenancy Exposure Bookings: WeShop offers placement opportunities such as homepage banners, category highlights, and featured product sections that retailers can purchase from affiliate networks for a fee. WeShop receives a percentage of those fees as determined by the respective affiliate network.

●	Exclusive Tenancy Deals: WeShop offers deals tailored to specific brands or product categories. These deals offer brands dedicated exposure for set periods, driving significant traffic and sales during the promotional window.

In conclusion, the monetization strategy of WeShop focuses on Advertising and Affiliate Revenues. Advertising revenues are maximized by WeShop’s data analytics and tenancy exposure bookings, and the Affiliate Revenues are assisted by its role as an Affiliate Marketing publisher.

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International Growth

Expanding WeShop’s presence internationally is a critical component of its growth strategy. By entering new markets, WeShop aims to increase its user base, enhance brand recognition, and drive revenue growth. WeShop’s approach to international expansion involves several strategic initiatives:

Market Research and Localization

○ In-Depth Market Research: Before entering a new market, WeShop will conduct market research to understand local consumer behaviors, retailer preferences, and cultural differences. This research will help WeShop tailor its offerings to meet users’ specific needs and expectations in each market.

○ Localization of Content and Services: WeShop will prioritize localizing content and services to ensure a regionally specific user experience. This includes translating the platform into local languages, adapting marketing materials, and offering region-specific products and deals.

Strategic Partnerships and Collaborations

○ Building Local Partnerships: WeShop seeks to establish strategic partnerships with local brands, influencers, and affiliate networks. These collaborations help it build credibility and trust in new markets while expanding its product range and user base. Partnering with local influencers and creators allows WeShop to leverage their established audiences for faster market penetration.

○ Collaborating with Global Brands: WeShop collaborates with global brands such as John Lewis, eBay, Booking.com, and TEMU to offer them advertising of their products and services on the WeShop platform. WeShop corresponds with retailers regarding advertising but does not contract directly with them. Only affiliate networks contract directly with retailers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue.”

Tailored Marketing Campaigns

○ Localized Marketing Strategies: WeShop will develop tailored marketing campaigns that resonate with local audiences. By understanding differences and preferences between individuals, it will create content and promotional offers that appeal to users in each market. These localized campaigns help build brand awareness.

○ Influencer Marketing: Leveraging influencer marketing is part of WeShop’s international growth strategy. By partnering with influential local personalities, it can reach new audiences effectively. Influencers help WeShop build credibility and awareness as well as drive user engagement and adoption.

Technological Infrastructure and Support

○ Scalable Technological Infrastructure: WeShop continues to invest in scalable technological infrastructure to support rapid international growth. The platform is designed to handle increased traffic and transactions as it expands into new markets.

○ Customer Support and Community Management: Customer support and community management are vital for user retention. WeShop will establish local customer support teams to address user inquiries and issues.

In conclusion, WeShop’s strategy for growing its international user base involves conducting in-depth market research, localizing content and services, establishing strategic partnerships, implementing tailored marketing campaigns, and ensuring robust technological infrastructure. WeShop’s focus on regulatory compliance, phased market entry, community building, and expanding the Shareback Plan further supports its growth objectives. Through these efforts, WeShop aims to create a global community of engaged users, driving its platform’s success and solidifying its position as a leader in the social commerce space.

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Risks Associated with our Business and of Owning Our Class A Ordinary Shares

Our business and owning our Class A ordinary shares are subject to numerous risks and uncertainties, including those highlighted in the “Risk Factors” section. These risks include, but are not limited to, the following:

●	your ability to sell your Class A ordinary shares at or above the price you bought them for due to (i) our listing not having the same safeguards as an underwritten initial public offering, which may result in the public price of our Class A ordinary shares being volatile and declining significantly upon listing, or (ii) the failure of an active, liquid, and orderly market for our Class A ordinary shares to develop or be sustained;

●	our ability to grow and maintain the number of consumers and retailers that use our service;

●	the competition that we face being intense and continuously evolving;

●	our ability to maintain and develop the WeShop brand;

●	the risk that WeShop users cease to provide us with reviews or remove their content from our service and the number of our users and revenue from our operations declines;

●	our plans for international expansion could fail as a result of risks associated with international operations;

●	potential breaches of our security systems;

●	the substantial control that our founders, John Garner and Richard Griffiths, have and will continue to have over our business due to the concentration of voting power among entities in which they have voting control or influence thereon; and

●	risks related to our status as a foreign private issuer.

Implications of being an emerging growth company

We are an “emerging growth company” as defined in the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) five years from the date of our initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A ordinary shares held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Implications of being a foreign private issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2026. Even after we no longer qualify as an emerging growth company, for so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. The related financial results and material events through press releases will be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

Nasdaq rules permit a foreign private issuer such as us to follow the corporate governance practices of our home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards.

We intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we are no longer qualified as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither emerging growth companies nor foreign private issuers.

See “Risk Factors—Risks Related to Ownership of Our Class A Ordinary Shares—As a foreign private issuer in the United States, we are exempt from certain U.S. proxy rules and disclosure requirements under the Exchange Act, which may afford less protection to holders of our Class A Ordinary Shares than they would enjoy if we were a domestic U.S. company.” and “—As a foreign private issuer in the United States, we are permitted to, and will, rely on exemptions from certain Nasdaq corporate governance standards, which may afford less protection to holders of our Class A Ordinary Shares.”

Corporate information

WeShop Holdings Limited is a BVI Business Company limited by shares and incorporated in the British Virgin Islands. We were initially formed as Boanerges Limited. On November 17, 2021, Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited. Our principal executive offices are located at Hawk House, 22 The Esplanade, Jersey, JE1 1HH Channel Islands. Our telephone number is +44 (808) 196-8324 and our website address is https://we.shop. Information contained on or that can be accessed through our website and mobile application is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of December 31, 2024 and 2023 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have also included summary consolidated financial position information as of June 30, 2025 and June 30, 2024, which have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with US GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Balance Sheets

As of December 31, 2024 and 2023

	December 31,
	2024	2023
		(As Restated)
Assets
Current assets
Cash	£28,066	£139,411
Accrued income, net of returns reserve	86,036	666,461
Other current assets	63,559	60,558
Total current assets	177,661	866,430
Intangible assets, net	13,758,907	15,764,385
Property and equipment, net	35,853	40,322
Total assets	£13,972,421	£16,671,137

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	£1,627,450	£1,064,293
Convertible notes payable	1,771,593	1,650,000
Convertible notes payable, at fair value	1,213,564	-
Convertible notes payable, at fair value – related party	40,930	-
Convertible notes payable, net - related party	999,937	7,536,400
Accrued interest - related party	126,827	534,517
Notes payable	231,631	215,499
Accrued interest	144,585	69,663
Total current liabilities	6,156,517	11,070,372
Share-based compensation liability	390,298	390,298
Total liabilities	6,546,815	11,460,670

Commitments and contingencies (Note 11)

Ordinary shares, no par value unlimited authorized shares, 7,985,717 and 7,180,510 shares, issued and outstanding as of December 31, 2024 and 2023, respectively	91,487,039	77,196,909
Accumulated deficit	(84,061,433)	(71,986,442)
Total shareholders’ equity	7,425,606	5,210,467
Total liabilities and shareholders’ equity	£13,972,421	£16,671,137

Consolidated Balance Sheets

As of June 30, 2025 and December 31, 2024

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash	£102,600	£28,066
Accrued income, net of returns reserve	31,855	86,036
Other current assets	32,089	63,559
Total current assets	166,544	177,661
Intangible assets, net	12,758,906	13,758,907
Property and equipment, net	30,585	35,853
Total assets	£12,956,035	£13,972,421

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	£1,808,473	£1,627,450
Convertible notes payable	2,571,593	1,771,593
Convertible notes payable, at fair value	1,329,231	1,213,564
Convertible notes payable, at fair value - related party	43,018	40,930
Convertible notes payable, net - related party	2,249,937	999,937
Accrued interest - related party	259,526	126,827
Notes payable	275,426	231,631
Accrued interest	305,589	144,585
Total current liabilities	8,842,793	6,156,517
Share-based compensation liability	390,298	390,298
Total liabilities	9,233,091	6,546,815

Commitments and contingencies (Note 9)
Ordinary shares, no par value unlimited authorized shares, 7,985,717 shares, issued and outstanding as of June 30, 2025 and December 31, 2024	91,756,709	91,487,039
Accumulated deficit	(88,033,765)	(84,061,433)
Total shareholders’ equity	3,722,944	7,425,606
Total liabilities and shareholders’ equity	£12,956,035	£13,972,421

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Consolidated Statements of Operations

For the years ended December 31, 2024 and 2023

	For the years ended December 31,
	2024	2023
		(As Restated)
Net revenues	£1,294,770	£1,452,669
Costs and expenses:
Cost of sales	5,593,851	26,946,774
General and administrative	4,073,211	3,059,581
Sales and marketing	319,887	30,196,901
Research and development	229,426	514,433
Depreciation and amortization expense	2,015,877	2,008,568
Total costs and expenses	12,232,252	62,726,257
Operating loss	(10,937,482)	(61,273,588)
Other income (loss):
Other income, net	32,438	383,260
Change in fair value of convertible notes payable	(479,024)	-
Interest expense	(690,923)	(480,971)
Net loss	£(12,074,991)	£(61,371,299)

Basic and diluted net loss per Ordinary Share	£(1.62)	£(9.96)
Weighted average ordinary shares outstanding, basic and diluted	7,228,113	6,164,423

Consolidated Statements of Operations

For the six months ended June 30, 2025 and 2024 (Unaudited)

	For the six months ended June 30,
	2025	2024

Net revenues	£281,590	£766,137
Costs and expenses:
Cost of sales	269,181	2,206,839
General and administrative	2,202,138	1,678,331
Sales and marketing	2,750	166,301
Research and development	274,484	116,153
Depreciation and amortization expense	1,005,726	1,007,842
Total costs and expenses	3,754,279	5,175,466
Operating loss	(3,472,689)	(4,409,329)
Other income (loss):
Other (expense) income, net	(25,779)	31,590
Change in fair value of convertible notes	(117,755)	(94,238)
Interest expense	(356,109)	(502,923)
Change in fair value of convertible notes - bifurcated derivative		-
Net loss	£(3,972,332)	£(4,974,900)

Basic and diluted net loss per ordinary share	£(0.50)	£(0.69)
Weighted average ordinary shares outstanding, basic and diluted	7,985,717	7,180,603

8

RISK FACTORS

An investment in our Class A ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before deciding to invest in our Class A ordinary shares. Additional risks not known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Class A ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Delays in effectiveness of our Shareback Form F-1 Registration Statement, and our ability to keep it effective, could materially adversely affect our U.S. expansion plans and business operations.

We cannot issue WePoints pursuant to the Shareback Plan until we have an effective registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”). There is a risk that our Shareback Form F-1 registration statement (the “Shareback F-1”), which will register the issuance of WePoints, may not become effective within our anticipated timeframe, or at all. The effectiveness of the Shareback F-1 is subject to review and comment by the SEC, and there can be no assurance as to when, or if, the Shareback F-1 will be declared effective. Any delay or failure in obtaining effectiveness of the Shareback F-1 could adversely affect our users’ ability to earn WePoints as planned or at all.

Furthermore, a significant part of our business strategy involves expanding our operations into the United States. If the effectiveness of the Shareback F-1 is delayed, our ability to execute this strategy and establish a presence in the U.S. market may be materially and adversely impacted. Such delays could result in missed business opportunities, loss of competitive advantage, and could negatively affect our financial condition and results of operations.

If we fail to grow the number of consumers and retailers that use our service, our financial results will suffer.

Our relationships with consumers and retailers are mutually dependent. We believe consumers will not use our service unless we offer extensive product listings from retailers and that retailers will not use our service unless consumers actively use it to purchase products from them. It is difficult to predict the degree to which consumers and retailers will use our service in the future. Consumers who dislike changes to our service may stop using it, and retailers who dislike the quality of lead referrals that we send to them may cease to use our service or reduce overall spending for our service. Additionally, retailer attrition or reductions in retailer spending could reduce the comprehensiveness of the listings presented on our service, which could lead to fewer consumers using our service. The top three relevant retailer listings that we display in our response to a consumer query in some product categories are selected based on the amount paid by these retailers to us. As a result, consumers may perceive our service to be less objective than those provided by other online shopping solutions. Failure to achieve and maintain a large and active base of consumers and retailers using our service could reduce our revenues and profitability.

We face intense competition.

Our businesses are rapidly evolving and intensely competitive, and we have many competitors across geographies, including cross-border competition, and in different industries, including physical, e-commerce, and omnichannel retail, e-commerce services, web and infrastructure computing services, electronic devices, digital content, advertising, grocery, and transportation and logistics services. Some of our current and potential competitors have greater resources, longer histories, more customers, and/or greater brand recognition, particularly with our newly launched products and services and in our newer geographic regions. They may secure better terms from vendors, adopt more aggressive pricing, and devote more resources to technology, infrastructure, fulfillment, and marketing.

Competition continues to intensify, including with the development of new business models and the entry of new and well-funded competitors, and as our competitors enter into business combinations or alliances and established companies in other market segments expand to become competitive with our business. In addition, new and enhanced technologies, including search, web and infrastructure computing services, digital content, and electronic devices continue to increase our competition. The Internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete against us. As a result of competition, our product and service offerings may not be successful, we may fail to gain or may lose business, and we may be required to increase our spending or lower prices, any of which could materially reduce our sales and profits.

The loss of a significant number of retailers could harm our business by reducing our revenues and by making our service less attractive to users.

Although retailers enter into contracts with us through the affiliate networks, when they enroll in our service, they are not required to pay us any minimum amounts, or to list a minimum number of products. If a large number of our retailers were to cancel or significantly reduce the number of their product listings, the quality of the shopping experience we offer consumers would decline, leading to a reduction in the number of consumers using our service, harming our business and financial results.

We depend on affiliate networks to maintain relationships with retailers. In 2024, two affiliate network agreements accounted for more than 70% of our revenue. These agreements were executed with Awin AG and Impact Tech, Inc. Our revenues could decline and our business may suffer if either of these affiliate networks were to lose their retailers, have a decrease in the commissions paid to them by their retailers, or voluntarily terminate their agreements with us.

Spending to develop and maintain the WeShop brand is costly and does not assure future revenues.

Many competing online shopping services have well-established brands. If we do not build brand recognition and loyalty with consumers and retailers quickly, we may lose the opportunity to build the large base of loyal consumers and retailers that we believe is essential to our success. In 2022, we launched our new website, https://we.shop, and we have had only a short time to develop recognition of the WeShop brand. We may make significant expenditures for similar promotions in the future, but we have not yet determined the timing or amount of future expenditures. There is no guarantee that this strategy will increase the recognition of our brand. In addition, even if our brand recognition increases, this may not result in increased use of our service or higher revenues.

We depend on search engines to attract a substantial portion of the consumers who visit our service, and losing these consumers would adversely affect our revenues and financial results.

Many consumers access our service by clicking through on search results displayed by search engines, such as Google. Search engines typically provide two types of search results, algorithmic listings and purchased listings. Algorithmic listings cannot be purchased, and instead are determined and displayed solely by a set of formulas designed by the search engine. Purchased listings can be purchased by advertisers in order to attract users to their websites. We rely on both algorithmic and purchased listings to attract and direct a substantial portion of consumers to our service. Search engines revise their algorithms from time to time in an attempt to optimize their search result listings. When search engines on which we rely for algorithmic listings modify their algorithms, this has, on occasion, resulted in fewer consumers clicking through to our website, requiring us to resort to other costly resources to replace this traffic, which, in turn, reduces our operating and net income or our revenues, which harms our business. If one or more search engines on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, or our revenues could decline and our business may suffer.

If WeShop users cease to provide us with reviews or remove their content from our service, the number of consumers using our service and our revenues could decline.

Our service contains a significant amount of User-Generated Content, primarily reviews of products, services and retailers. WeShop users may modify or remove their content from our service at any time, and some have done so in the past. A small number of users have produced a substantial portion of the WeShop content. If a large amount of content were to be removed from our service, it could lower the value of our service to consumers and harm our business. In addition, though we provide tools to allow users to rate the helpfulness of reviews, we do not approve, edit or modify any User-Generated Content on our service. WeShop users have, in the past, submitted profane or other undesirable content, which could offend our consumers or retailers. If WeShop users cease authoring reviews or if the quality of their reviews deteriorates, the number of consumers using our service could decline, which could result in a decrease in revenues, adversely impacting our results of operations.

9

Our plans for international expansion could fail as a result of risks associated with international operations.

Our consumers and retailers are located in the United Kingdom. International expansion, especially in the United States, is a key element of our strategy, but we have limited experience developing or customizing our service to conform to currencies, languages, cultures, standards and regulations outside the United Kingdom. We have operated a website in the United Kingdom since June 2022.

Expanding our international operations will require management attention and resources and will engage us in competition with local companies that are better established and more familiar with the preferences of consumers and retailers in those markets than we are. In addition, the risks we will face in expanding our business internationally include:

●	online shopping might not be sufficiently popular with consumers and retailers in different countries;

●	we might be unable to customize our website to conform to local market preferences;

●	costs required to customize our product catalog for different countries might be high;

●	regulatory requirements in different countries might restrict some product offerings;

●	governments might impose taxes, tariffs or other limitations on Internet access or transactions;

●	foreign operations could require significant management attention;

●	foreign currency exchange rates will fluctuate;

●	protection of intellectual property rights may be weaker in some countries;

●	technological infrastructures, such as access to broadband, might be less developed in some countries;

●	we might experience longer payment cycles and greater collection problems; and

●	political instability in some countries might disrupt our business.

Any of these risks could have a material adverse effect on our international operations and could affect the profitability of those operations or even cause their total failure, resulting in the loss of our investment. In such events, our business, results of operations, financial condition and liquidity would suffer.

Capacity constraints and system failures or security breaches could prevent access to our service, which could affect our revenues and harm our reputation.

Our service goals of performance, reliability and availability require that we have adequate capacity in our computer systems to cope with the volume of visits to our websites. As our operations grow in size and scope, we will need to improve and upgrade our systems and infrastructure to offer consumers and retailers enhanced services, capacity, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of our business increases, with no assurance that our revenues will increase.

If our systems are not expanded in a timely manner to cope with increased website traffic, we could experience disruptions in service, slower response times, lower consumer and retailer satisfaction, and delays in the introduction of new products and services. Any of these problems could impair our reputation and cause our revenues to decline.

10

Our ability to provide high-quality service depends on the efficient and uninterrupted operation of our computer and communications systems. Our service has experienced system interruptions from time to time and could experience periodic system interruptions in the future. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, design defects, vandalism, denial-of-service attacks and similar events. Our business interruption insurance may not adequately compensate us for losses that may occur. Any system failure that causes an interruption in service or decreases the responsiveness of our service could impair our reputation and cause our revenues to decline.

We may not be able to hire and retain the personnel we need to support and expand our business, which could cause our business to shrink, or slow any expansion.

Our future success depends on our ability to identify, hire, train, retain and motivate highly-skilled executive, technical, sales, marketing and business development personnel. Our existing key personnel include all of our executive officers and management team. The loss of any member of this team could disrupt our operations until a suitable replacement is found. Competition for highly-skilled personnel is intense in the technology and Internet markets. The process of locating, training and successfully integrating highly-skilled personnel into our operations can be lengthy and expensive. If we fail to attract, integrate and retain highly-skilled personnel, our ability to support, expand and manage our business could suffer.

We may be subject to costly litigation arising out of information presented on or collected in connection with our service, and the litigation could have a material adverse effect on our business if decided adversely.

Claims could be made against us under U.S. and foreign law for defamation, libel, invasion of privacy, deceptive or unfair practices, fraud, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through our service or based on our collection and use of information. The law relating to the liability of online companies for information carried on, disseminated through or collected by their services is currently unsettled. Our service includes consumer-generated reviews from our WeShop website, which includes information regarding the quality of goods, and the reliability of retailers that sell those goods. Similar claims could be made against us for that content. We may be required to reduce exposure to liability for information disseminated through our service, which could require substantial expenditures and discontinuation of some service offerings. Any such response could materially increase our expenses or reduce our revenues. Our liability insurance may not be adequate to indemnify us if we become liable for information disseminated through our service. Any costs incurred as a result of such liability that are not covered by insurance could reduce our profitability or cause us to sustain losses, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. We may also be subject to claims or regulatory action arising out of the collection or dissemination of personal, non-public information of users of our service.

Members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business.

Members of our management team have been involved in a wide variety of businesses. Such involvement has led to media coverage and public awareness. As a result, members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business. Any such claims or investigations could harm our reputation.

We may be subject to costly intellectual property litigation that could have a material adverse effect on our business if decided adversely.

We could face claims that we have infringed the patent, trademark, copyright or other intellectual property rights of others. From time to time, we receive such claims and we are ordinarily involved in litigation over such claims. Intellectual property litigation is often extremely costly, unpredictable and disruptive to business operations. It may not be possible to obtain or maintain insurance covering these risks. Any adverse decision, including an injunction or damage award entered against us, could subject us to significant liabilities, require us to seek to obtain licenses from others, make changes to our brand, prevent us from operating our business, or cause severe disruptions to our operations or the markets in which we compete. Any of these developments could harm our reputation, our business and our results of operations.

11

We may not be able to protect intellectual property rights upon which our business relies, and if we lose intellectual property protection, we may lose valuable assets.

Our business depends on our intellectual property, including internally-developed technology and data resources and brand identification by the public, which we attempt to protect through a combination of copyright, trade secret, patent and trademark law and contractual restrictions, such as confidentiality and proprietary rights agreements. We also depend on our trade names and domain names. We have no patents. Applications we have filed for patent and other intellectual property registration may not result in the issuance of patents, registered trademarks, service marks or other intellectual property registrations. In particular, if we are not able to maintain the registered trademark for the name WeShop, and as a result are not able to protect our brand, our business could suffer from possible confusion among consumers and retailers, among other things. In addition, our use of unregistered trade names and service marks may not protect us from the use of similar marks by third parties. Intellectual property laws vary from country to country, and it may be more difficult to protect and enforce our intellectual property rights in some foreign jurisdictions. We have had experiences with other companies using or planning to use a name similar to ours as part of a company name, domain name, trademark or service mark. In the future, we may need to litigate in the United States or elsewhere to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. This litigation would be expensive and would likely divert the attention of our management.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our service, technology and other intellectual property, and we cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and retailers, or unauthorized use of these rights. If we are unable to procure, protect and enforce our intellectual property rights, then we may not realize the full value of these assets, and our business may suffer.

We may be unable to protect our Internet domain names, which could decrease the value of our brand.

We have the right to use domain names for website destinations that we use in our business. If we are unable to protect our rights in these domain names, our competitors could capitalize on our brand recognition by using these domain names for their own benefit. Domain names similar to https://we.shop have been registered in the United States and elsewhere. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and varies from jurisdiction to jurisdiction. We may be unable to prevent third parties from acquiring domain names that infringe on, or otherwise decrease the value of, our brand, or our trademarks, service marks or other proprietary rights. Protecting and enforcing our intellectual property rights and determining the proprietary rights of others may require litigation, which could result in substantial costs and divert management attention. We may not prevail if litigation is initiated.

Exchange rate fluctuations between the U.S. Dollar and the British Pound may decrease our earnings.

Currently all of our revenues and our costs, including personnel and some marketing, facilities and other expenses, are incurred in British Pounds. Inflation in the United Kingdom may have the effect of increasing the U.S. Dollar cost of our operations in that country. If the U.S. Dollar declines in value in relation to one or more of these currencies, it will become more expensive for us to fund our operations in the countries that use those other currencies.

If we cannot adequately manage any future growth, our results of operations will suffer.

We have experienced rapid growth in our operations, and our anticipated future growth, if such growth occurs at all, may place a significant strain on our managerial, operational and financial resources. We have made, and may continue to make, inadequate estimates for the costs and risks associated with our expansion, and our systems, procedures and managerial controls may not be adequate to support our operations. Any delay in implementing, or transitioning to, new or enhanced systems, procedures or controls may adversely affect our ability to manage our product listings and record and report financial and management information on a timely and accurate basis. If we are unable to manage any such expansion successfully, our revenues may not grow, our expenses may increase and our results of operations may be adversely affected.

12

Our expansion places a significant strain on our management, operational, financial, and other resources.

We plan to rapidly and significantly expand our global operations, including increasing our product and service offerings and scaling our infrastructure to support our retail and services businesses. The complexity of the current scale of our business can place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions, and our expansion increases these factors. Failure to manage growth effectively could damage our reputation, limit our growth, and negatively affect our operating results.

The loss of key senior management personnel or the failure to hire and retain highly skilled and other personnel could negatively affect our business.

We depend on our senior management and other key personnel, including our Chairman and CEO. We do not have “key person” life insurance policies. We also rely on other highly skilled personnel. Competition for qualified personnel in the industries in which we operate, as well as senior management, has historically been intense. For example, we experience significant competition in the technology industry, particularly for software engineers, computer scientists, and other technical staff. In addition, changes we make to our current and future work environments may not meet the needs or expectations of our employees or may be perceived as less favorable compared to other companies’ policies, which could negatively impact our ability to hire and retain qualified personnel. The loss of any of our executive officers or other key employees, the failure to successfully transition key roles, or the inability to hire, train, retain, and manage qualified personnel, could harm our business.

We are also subject to labor union efforts to organize groups of our employees from time to time. These organizational efforts, if successful, decrease our operational flexibility, which could adversely affect our operating efficiency. In addition, our response to any organizational efforts could be perceived negatively and harm our business and reputation.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We will be subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, taxation, economic or other trade prohibitions or sanctions, anti-corruption law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

13

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. For example, regulatory or legislative actions affecting the manner in which we display content to our users or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

We are also subject to laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that is critical to our operations, including data shared between the UK and United States. For example, the UK passed the UK Extension to the EU-U.S. Data Privacy Framework (DPF) which allows transfer of data between the UK and the United States for certified organizations. If we are not able to become and remain a certified organization under the DPF, we may be subject to additional restrictions that could make it infeasible to transfer data between the UK and the United States. If we are unable to transfer data between the UK and United States, or if we are restricted from sharing data among our products and services, it could affect the manner in which we provide our services or our ability to target ads, which could adversely affect our financial results.

Proposed or new legislation and regulations could also significantly affect our business. For example, the UK passed the Data Protection Act (DPA) in 2018 which incorporates the principles and requirements of the General Data Protection Regulation. The DPA applies to all of our products and services used by people in the UK. The DPA includes operational requirements for companies that receive or process personal data of residents of the UK that are different from those previously in place in the UK. Further changes to UK data privacy laws could affect the manner in which we provide our services or adversely affect our financial results.

We identified material weaknesses for the years ended December 31, 2024, 2023, and 2022 and we may identify material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. If we identify material weaknesses in our internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Under Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. In connection with the audit of our financials for the years ended December 31, 2024, 2023, and 2022, we identified certain deficiencies in internal controls that are considered to be material weaknesses. These material weaknesses contributed to the restatement of our 2023 consolidated financial statements. We cannot assure you that these existing material weaknesses will be remediated or that additional material weaknesses will not exist or otherwise be discovered, any of which could materially adversely affect our business, operating results, and financial condition.

14

Macroeconomic conditions relating to retail business could adversely affect our operations.

Demand for products and services on our platform can fluctuate significantly due to many macroeconomic conditions, including recessionary fears or rising inflation and rising interest rates, supply chain and labor disruptions, geopolitical risks, and market uncertainty natural or human-caused disasters (including public health crises) or extreme weather (including as a result of climate change), or geopolitical events. If too many users access our platform within a short period of time due to increased demand, we may experience system interruptions that make our platform unavailable, which may reduce the volume of goods we offer or sell and the attractiveness of the products and services offered on our platform.

The rapid evolution of our industry makes it difficult for investors to evaluate our business prospects and may result in significant declines in our share price.

Our service has been available in the United Kingdom since 2022. Since that time, Internet commerce has continued to grow rapidly, and consumer usage patterns have continually evolved. Many businesses related to Internet commerce have failed, and many new rewards-shopping services have been introduced and some have failed. Because Internet commerce is a competitive industry, we have made frequent changes in our websites and other aspects of our business operations. Some of the special risks we face in our rapidly-evolving industry are:

●	the new and unproven nature of our WeShop brand;

●	delays and obstacles to enhancing our service to meet evolving demands;

●	difficulties in forecasting trends that may affect our operations;

●	challenges in attracting and retaining consumers and retailers;

●	significant dependence on a small number of revenue sources;

●	evolving industry demands that require us to adapt our pricing model from time to time; and

●	adverse technological changes and regulatory developments.

If we are unable to meet these risks and difficulties as we encounter them, our business, financial condition, results of operations and liquidity may suffer.

Our financial results are likely to fluctuate significantly from quarter to quarter, which makes them difficult to predict and could result in significant variations in our share price.

Our quarterly financial results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. As a result, you should not rely upon our quarterly financial results as indicators of future performance. Our financial results depend on numerous factors, many of which are outside of our control, including:

●	seasonal fluctuations in consumer shopping and retailer advertising;

●	the number of consumer visits to our service and subsequent lead referrals;

●	changes in the lead referral fees that retailers are willing to pay;

●	the costs of attracting consumers and retailers to our service, including advertising costs;

●	the timing and amount of international expansion costs;

●	the introduction of new consumer and retailer offerings;

●	the loss of one or more of our retailers or other listings providers;

●	system failures, security breaches or Internet downtime;

●	difficulty in upgrading our information technology systems and infrastructure;

●	fluctuations in currency exchange rates; and

●	the costs of acquisitions and risks of integration of acquired businesses.

Many of our expenses are fixed in the short term and determined based on our investment plans and estimates of future revenues. We expect to incur significant new expenses in developing our technology and service offerings, as well as in advertising and promotion to attract and retain consumers and retailers, before generating associated revenues. We may be unable to adjust our expenditures quickly enough to compensate for any unexpected revenue shortfall. For these or other reasons, our financial results in future quarters may fall below the expectations of management or investors and the price of, and long-term demand for, our Class A ordinary shares could decline.

15

We typically generate a disproportionately high amount of our revenues in the fourth quarter of each year. If that seasonal pattern were to be disrupted for any reason, our revenues and financial results for that year could be harmed, resulting in a decline in our share price.

We may incur losses in future periods, which could reduce investor confidence and cause our share price to decline.

We have had a history of losses since inception, and we may continue to incur losses. We expect to continue to increase our sales and marketing expenses, research and development expenses, and general and administrative expenses, and we cannot be certain that our revenues will continue to grow at the same pace, if at all. If our revenue growth does not continue, we may experience a loss in future periods, which could cause our share price to decline.

Risks Related to this Offering and Ownership of Our Class A Ordinary Shares

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.

This is not an underwritten initial public offering of Class A ordinary shares. This listing of our Class A ordinary shares on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

●	There are no underwriters engaged on a firm-commitment basis. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A ordinary shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of our Class A ordinary shares. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our Class A ordinary shares during the period immediately following the listing. See also “—Our Class A ordinary shares currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our Class A ordinary shares may be volatile.”

●	There is not a fixed number of Class A ordinary shares available for sale. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any or all of their Class A ordinary shares and there may initially be a lack of supply of, or demand for, our Class A ordinary shares on Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their Class A ordinary shares in the near term resulting in an oversupply of our Class A ordinary shares, which could adversely impact the public price of our Class A ordinary shares once listed on Nasdaq and thereafter.

●

Approximately 63.1% of the Class A ordinary shares held by existing shareholders are subject to restrictions on transfer of Class A ordinary shares for a period of 365 days from the listing date of our Class A ordinary shares on Nasdaq (the “Listing Date”), except with the prior written consent of our board of directors or as otherwise permitted under our amended and restated memorandum and articles of association. In a firm-commitment underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our registered shareholders, including our directors and officers who own our Class A ordinary shares and other significant shareholders, may sell any or all of their Class A ordinary shares at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant volume in a short period of time following our listing, it may result in an oversupply of our Class A ordinary shares in the market, which could adversely impact the public price of our Class A ordinary shares.

●	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our Class A ordinary shares or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our Class A ordinary shares. Additionally, while there is uncertainty on whether Regulation M is applicable to a direct listing, we will observe, and our financial advisor and Registered Shareholders have represented they will observe, a restricted period commencing five business days prior to the determination of the opening price on Nasdaq and ending with the commencement of trading on Nasdaq.

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Such differences from a firm-commitment underwritten initial public offering could result in a volatile trading price for our Class A ordinary shares and uncertain trading volume, which may adversely affect your ability to sell any Class A ordinary shares that you may purchase.

Our Class A ordinary shares currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our Class A ordinary shares may be volatile.

We expect our Class A ordinary shares to be listed and traded on Nasdaq. We are not currently publicly traded, and an active market for our Class A ordinary shares may not develop or be sustained after the listing, which could depress the market price of our Class A ordinary shares and could affect the ability of our shareholders to sell our Class A ordinary shares. In the absence of an active public trading market, investors may not be able to liquidate their investments in our Class A ordinary shares. An inactive market may also impair our ability to raise capital by selling our Class A ordinary shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our Class A ordinary shares as consideration.

In addition, we cannot predict the prices at which our Class A ordinary shares may trade on Nasdaq following the listing of our Class A ordinary shares, and the market price of our Class A ordinary shares may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our Class A ordinary shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our Class A ordinary shares are ready to trade, Nasdaq will confirm the Current Reference Price for our Class A ordinary shares, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our Class A ordinary shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. The Advisor will determine when our Class A ordinary shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate preopening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

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Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold Class A ordinary shares to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our ordinary shares may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

In addition, because of our direct listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our Class A ordinary shares on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our Class A ordinary shares that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our Class A ordinary shares and an unsustainable trading price if the price of our Class A ordinary shares significantly rises upon listing and institutional investors believe our Class A ordinary shares is worth less than retail investors, in which case the price of our Class A ordinary shares may decline over time. Further, if the public price of our Class A ordinary shares is above the level that investors determine is reasonable for our Class A ordinary shares, some investors may attempt to short our Class A ordinary shares after trading begins, which would create additional downward pressure on the public price of our Class A ordinary shares. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our Class A ordinary shares and cause volatility in the trading price of our Class A ordinary shares.

The public price of our Class A ordinary shares following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

●	changes in the industries in which we operate;

●	variations in our operating performance and the performance of our competitors in general;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our Class A ordinary shares available for public sale; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A ordinary shares shortly following the listing of our Class A ordinary shares on Nasdaq as a result of the supply and demand forces described above. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

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Future sales of Class A ordinary shares by our Registered Shareholders and other existing shareholders could cause our share price to decline.

We currently expect our Class A ordinary shares to be listed and traded on Nasdaq. While our Class A ordinary shares may be sold after our listing on Nasdaq by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 under the Securities Act, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any of their Class A ordinary shares and there may initially be a lack of supply of, or demand for, Class A ordinary shares on Nasdaq. As described herein, certain our Class A ordinary shares outstanding as of the date hereof will be registered under this registration statement. There can be no assurance that the Registered Shareholders and other existing shareholders will not sell all of their Class A ordinary shares, resulting in an oversupply of our Class A ordinary shares on Nasdaq. In the case of a lack of supply of our Class A ordinary shares, the trading price of our Class A ordinary shares may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A ordinary shares if they are unable to purchase a block of our Class A ordinary shares in the open market due to a potential unwillingness of our existing shareholders to sell a sufficient number of Class A ordinary shares at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A ordinary shares, the market for our Class A ordinary shares may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A ordinary shares. In the case of a lack of market demand for our Class A ordinary shares, the trading price of our Class A ordinary shares could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our Class A ordinary shares may not initially develop or be sustained, which could significantly depress the public price of our Class A ordinary shares and/or result in significant volatility, which could affect your ability to sell your Class A ordinary shares.

In addition to the dilutive effect on the voting power and value of our Class A ordinary shares, the foregoing structure of our capital shares may render our Class A ordinary shares ineligible for inclusion in certain securities market indices, and thus adversely affect the price and liquidity of, and public sentiment regarding, our Class A ordinary shares or other securities.

You may be diluted by future issuances of preferred shares or additional Class A ordinary shares in connection with our Shareback Plan, incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our share price.

The issuance of Class A ordinary shares pursuant to the Shareback Plan will have an ongoing dilutive effect on our existing shareholders. If the WeShop Community Trust issues all of the ordinary shares held for the Shareback Plan, such shares will account for fifty percent of the issued and outstanding Class A ordinary shares (assuming no additional issuances of Class A ordinary shares). In addition, prior to the effectiveness of the registration statement of which this prospectus forms a part, we will adopt an amended and restated memorandum of association which will authorize us to issue Class A ordinary shares and options, rights, warrants and appreciation rights relating to our Class A ordinary shares for the consideration and on the terms and conditions established by our board of directors in its sole discretion. We could issue a significant number of Class A ordinary shares in the future in connection with investments or acquisitions. We expect to continue to make grants under our 2022 Employee Share Option Plan, see “Management—Executive and Director Compensation”. Additionally, we may issue Class A ordinary shares in connection with our Performance Incentive Grants, see “Management—Executive and Director Compensation.” Any of these issuances could dilute our existing shareholders, and such dilution could be significant. For more information, see “Capitalization”. Moreover, such dilution could have a material adverse effect on the market price for our Class A ordinary shares.

The future issuance of shares of preferred shares with voting rights may adversely affect the voting power of the holders of our Class A ordinary shares, either by diluting the voting power of our Class A ordinary shares if the preferred shares vote together with the Class A ordinary shares as a single class, or by giving the holders of any such preferred shares the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our Class A ordinary shares.

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Because we have no current plans to pay cash dividends on our ordinary shares, you may not receive any return on investment unless you sell your Class A ordinary shares for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Class A ordinary shares in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our Class A ordinary shares may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Class A ordinary shares you purchase in this offering will be your sole source of gain for the foreseeable future.

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A ordinary shares and could entrench management.

Our amended and restated memorandum and articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions will include limitations on the ability of shareholders who own more than 15% of voting securities (which were acquired after the listing date) to effectuate a business combination, a staggered board of directors, the ability of the board of directors to designate the terms of and issue new series of preferred shares, and the fact that only holders of our Class A ordinary shares are entitled to vote on the appointment of directors, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BVI Business Companies Act 2004, 2020 Edition (“BVI Act”) or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the British Virgin Islands over all such claims or disputes. This forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. Our amended and restated memorandum and articles of association provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act.

Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the British Virgin Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the British Virgin Islands as exclusive forum.

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These choice of forum provisions may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our ordinary shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions. The Securities Act provides that state courts and federal courts shall have concurrent jurisdiction over claims under the Securities Act, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) five years from the date of our initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A ordinary shares held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

It is possible that some investors will find our Class A ordinary shares less attractive as a result of the foregoing, which may result in a less active trading market for our Class A ordinary shares and higher volatility in our share price.

Our management and principal shareholders own a significant percentage of our outstanding ordinary shares and will be able to exert significant control over matters subject to shareholder approval.

As of October 7, 2025, our executive officers, directors and five percent or greater shareholders and their respective affiliates, beneficially own, in the aggregate, approximately 90% of our outstanding Class A ordinary shares on an as-converted basis. To the extent that the same group continue to own a significant percentage of our Class A ordinary shares following this offering, these shareholders, if they act together, will be able to control the management and affairs of our company and most matters requiring shareholder approval, including the election of directors, amendments of our organizational documents and approval of any merger, sale of substantially all our assets or other significant corporate transactions. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our Class A ordinary shares that you or other shareholders may feel are in your or their best interest as one of our shareholders.

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If a United States person is treated as owning 10% or more of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “United States shareholder” with respect to us and each of our controlled foreign corporation (“CFC”) subsidiaries (if any). A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.

Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as CFC or whether any investor is treated as a United States shareholder with respect to any such CFC or furnish to any United States shareholder information that may be necessary to comply with the above reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and tax paying obligations with respect to foreign-controlled CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Class A ordinary shares.

U.S. Holders of our Class A ordinary shares may suffer adverse consequences if we are treated as a passive foreign investment company.

We would be a passive foreign investment company (“PFIC”), for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended) (the “Code”); or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

If we are treated as a PFIC, adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in the section titled “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Class A ordinary shares. U.S. Holders are urged to consult their tax advisors about the potential application of the PFIC rules to their investment in our Class A ordinary shares.

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If we fail to meet with the Nasdaq continued listing standards, our Class A ordinary shares may be delisted, which would impair our ability to reward users via the Shareback Plan.

Pursuant to Nasdaq Listing Rules 5550(a) and 5550(b)(1), the Company must maintain at least $2.5 million in shareholders’ equity and have 500,000 publicly held shares, $1 million in publicly held securities, a minimum $1 bid price, 300 public holders, and two market makers. If we fail to comply with any of these requirements and fail to meet the criteria of another listing standard pursuant to Nasdaq Listing Rules 5550(a) and either 5550(b)(2) or 5550(b)(3), then we may be delisted from the Nasdaq Capital Market.

Any non-compliance may be costly, divert management’s time and attention, and could have a material adverse effect on our business, reputation, financing, and results of operation. A delisting could substantially decrease trading in the Class A ordinary shares, adversely affect the market liquidity of the Class A ordinary shares as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, materially adversely affect its ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. The market price of our Class A ordinary shares may decline further, and shareholders may lose some or all of their investment. If we are delisted, the Class A ordinary shares transferred from the WeShop Community Trust to our users pursuant to the Shareback Plan will be less attractive. This could force us to adopt a rewards program such as cash back, which may adversely affect our ability to attract and retain users and damage our business and results of operation.

As a foreign private issuer in the United States, we are permitted to, and will, rely on exemptions from certain Nasdaq corporate governance standards, which may afford less protection to holders of our Class A Ordinary Shares.

As a foreign private issuer, we are exempted from certain corporate governance requirements of Nasdaq. We are required to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practices required to be followed by domestic U.S. companies listed on Nasdaq. The standards applicable to us are considerably different from the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board of directors be independent (although all of the members of the audit committee must be independent under the Securities Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors; or

●	have regularly scheduled executive sessions with only independent directors.

We intend to continue to rely on these exemptions. As a result, holders of our Class A Ordinary Shares may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

As a foreign private issuer in the United States, we are exempt from certain U.S. proxy rules and disclosure requirements under the Exchange Act, which may afford less protection to holders of our Class A Ordinary Shares than they would enjoy if we were a domestic U.S. company.

As a foreign private issuer in the United States, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act. In addition, our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit and recovery provisions contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. For example, in addition to annual reports with audited financial statements, domestic U.S. companies are required to file with the SEC quarterly reports that include interim financial statements reviewed by an independent registered public accounting firm and certified by the companies’ principal executive and financial officers. By contrast, as a foreign private issuer, we are not required to file such quarterly reports with the SEC or to provide quarterly certifications by our principal executive and financial officers. As a result, holders of our Class A Ordinary Shares may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination with respect to us will be made on June 30, 2026. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities are directly or indirectly owned by U.S. residents and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

Risks Relating to Investing in a British Virgin Islands Company

We are a British Virgin Islands company and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are incorporated under the laws of the British Virgin Islands. Most of our assets are located outside the United States. Furthermore, most of our directors and officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, you may find it difficult to effect service of process within the U.S. upon these persons or to enforce outside the U.S. judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult or impossible for an investor to bring an action in a British Virgin Islands court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the British Virgin Islands, courts in the British Virgin Islands will not automatically recognize and enforce a final judgment rendered by a U.S. court.

Any final and conclusive monetary judgment obtained against us in U.S. courts, for a definite sum, may be treated by the courts of the British Virgin Islands as a cause of action in itself so that no retrial of the issued would be necessary, provided that in respect of the U.S. judgment:

●	the U.S. court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

●	the judgment given by the U.S. court was not in respect of multiple damages, penalties, taxes, fines or similar fiscal or revenue obligations of ours;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy of the British Virgin Islands;

●	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands;

●	the proceedings pursuant to which judgment were obtained did not contravene the rules of natural justice of the British Virgin Islands; and

●	there is due compliance with the correct procedures under the laws of the British Virgin Islands.

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You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated in the British Virgin Islands.

We are a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against us or our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the BVI Act and the common law of the British Virgin Islands. Under our amended and restated memorandum and articles of association, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Under our amended and restated memorandum and articles of association, to the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British Virgin Islands and subject to the exclusive jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. This exclusive jurisdiction may limit the shareholders’ ability to bring a claim against us in a jurisdiction that they consider favorable to them in disputes with us. In addition, it may be costlier for shareholders to present claims in the courts located in the British Virgin Islands, which could discourage such claims. Nevertheless, our shareholders will not be deemed to have waived their rights related to our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. Although there is doubt as to whether U.S. courts would enforce this provision in an action brought in the United States under U.S. securities laws, this provision could make enforcing judgments obtained outside the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the British Virgin Islands regulations governing the securities of British Virgin Islands companies are not as extensive as those in effect in the United States, and the British Virgin Islands law and regulations in respect of corporate governance matters may not be as protective of minority shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by us, our directors and officers or our principal shareholder than you would as a shareholder of a corporation incorporated in the United States.

The rights of shareholders to take action against the directors, actions by minority shareholders and the statutory and fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the BVI Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the statutory and fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, such actions require the permission of a court in the British Virgin Islands and shareholders in British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of ours; and

●	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by us, our board of directors, our management or our principal shareholder than they would as public shareholders of a U.S. company. For a discussion of certain differences between the provisions of the BVI Act, remedies available to shareholders and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Shares and Memorandum and Articles of Association––Differences in Corporate Law.”

We are required to comply with economic substance requirements in the British Virgin Islands.

The British Virgin Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (as amended, the “ESA”) came into force in the British Virgin Islands introducing certain economic substance requirements for British Virgin Islands tax resident companies which are engaged in certain “relevant activities,” which in our case applies for financial years from 2019 onwards.

At present, the activities which are conducted by us would constitute holding business. Although it is presently anticipated that the ESA will have little material impact on us or our operations, as the legislation is new and remains subject to further clarification and interpretation it may not be possible to ascertain the precise impact of any legislative changes or changes in official guidance on us. We are required to make an annual filing with the British Virgin Islands International Tax Authority confirming if we carried out any “relevant activities” during the preceding financial period and, if so, providing certain prescribed information.

If our activities change or if the scope of the “relevant activities” is changed by subsequent legislation, we may be required to increase our substance in the British Virgin Islands to satisfy such requirements, which could result in additional costs that could adversely affect our financial condition or results of operations. If we were required to satisfy economic substance requirements in the British Virgin Islands but failed to do so, we could face financial penalties, restriction or regulation of our business activities and/or may be struck off as a registered entity in the British Virgin Islands or liquidated.

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USE OF PROCEEDS

Registered Shareholders may, or may not, elect to sell their Class A ordinary shares covered by this prospectus. To the extent any Registered Shareholder chooses to sell their Class A ordinary shares covered by this prospectus, we will not receive any proceeds from any such sales of our Class A ordinary shares. See “Principal Shareholders” and “Registered Shareholders.”

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Class A ordinary shares, and we do not anticipate paying any cash dividends on our Class A ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings and reinvest them to further the Company’s growth strategy and better achieve sustainable, long-term growth.

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CAPITALIZATION

The table below sets forth our cash, cash equivalents, investments, indebtedness and our capitalization as of June 30, 2025:

●	on an actual basis; and

●

on an as adjusted basis assuming (i) the conversion of the convertible notes into Class A ordinary shares upon commencement of this offering and reflecting (ii) the conversion of the convertible notes in the £58m valuation series that occurred on September 29, 2025.

	June 30, 2025	As Adjusted
Cash and cash equivalents	£102,600	102,600
Indebtedness
Convertible notes payable	2,571,593	-
Convertible notes payable, at fair value	1,329,231	-
Convertible notes payable, at fair value - related party	43,018	-
Convertible notes payable, net - related party	2,249,937	-
Notes payable	275,426	275,426
Loan (1)	-	1,000,000
Total indebtedness	£6,469,205	1,275,426
Equity
Ordinary shares
Ordinary shares, no par value unlimited authorized shares, 11,031,428 shares, issued and outstanding as of June 30, 2025	91,756,709	91,756,709
Accumulated deficit	(88,033,765)	(88,033,765)
Total shareholders’ equity	£3,722,944	3,722,944

Total capitalization	£10,192,149	4,998,370

(1) Such loan cannot be redeemed for payment for at least 365 days following the offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of WeShop should be read together with our audited consolidated financial statements and related notes as well as our unaudited interim consolidated financial statements and accompanying notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

WeShop is a shoppable social network offering shoppers a loyalty program where they are given the ability to earn WePoints every time they make a purchase, or refer a new user that earns WePoints, which will eventually convert into ordinary shares in WeShop. WeShop earns revenues from commissions on the sales through the platform and advertising on the platform. To launch and test the platform, WeShop partnered with Influencers, sponsored an organization, Salford City, and developed an innovative Founder Program to spread awareness of the platform. For more information on the Founder Program, see “Business—Founder Program”. Salford City was given cash and an increased referral bonus of 2.5% for its referrals. Influencers were given the opportunity to attend promotional and educational events—certain, high-profile Influencers received share-based incentives and other Influencers were given small payments in cash as the Company experimented to find the best method for attracting new users. WeShop offered all users, including Influencers, a referral bonus of 1% of the amount spent by the referred users in their first five years as WeShop shares. For example, if a user referred a friend who spends £1,000 in their first five years and the share price during that time was £5, then that user would receive two shares, equal to £10 / £5. The share price was fixed by determination of the Board. To receive the bonus, a referring user had to share their unique Referral Code of an existing user and then transacted on the platform. The ordinary shares awarded to the referring user was calculated based on a fixed price of the WeShop shares determined by the Company, so the referrer received pound spent by the new user * .01 / fixed price of shares. During its Pilot, the platform drove over £100m of sales and since then has driven approximately £5 million of sales as the Company’s focus has shifted towards listing in the U.S.

WeShop offers hundreds of millions of products from over 500 retailers in the United Kingdom including eBay, Expedia, Boots, ASOS, Selfridges and Marks & Spencer to its community daily. WeShop receives revenue from its affiliate network partners every time a user transacts successfully with one of the retailers. In preparation of a US launch of the platform, WeShop has partnered with affiliate networks that enable access to over 500 US retailers including Walgreens, Sams Club, Bloomingdales, Kitchen Aid, Samsung, StubHub and Best Buy.

In addition to shopping, the platform allows its users to recommend any of the hundreds of millions of products available to their friends and across the network by writing reviews and uploading their own content in picture or video format.

The Shareback Plan rewards users ultimately with actual ownership of the Company. The Shareback Plan will begin awarding WePoints, instead of Contingent Shares, upon WeShop’s listing in the U.S. Users will be able to earn WePoints for transacting or referring friends who transact on the platform. Each WePoint will be worth one Class A ordinary share in WeShop. Fractional shares will not be awarded. The WeShop Community Trust will award Class A ordinary shares to users who properly redeem their WePoints.

How We Generate Revenue

WeShop generates revenue through 2 channels:

Affiliate Revenues from Retailers: Every time a user purchases an item through WeShop, the retailer pays a commission to the respective affiliate networks who pays a percentage to WeShop. WeShop does not directly contract with any retailers. The commission WeShop receives for a given transaction depends on the percentage paid by the retailer to the affiliate network and the percentage paid by the affiliate network to WeShop. Both rates can vary based on the amount of the transaction, the timing of the transaction, the retailer or affiliate network, and, in some cases, the product category; for example, an online department store may pay a different commission rate to an affiliate network for clothing as opposed to electronics even though it is a single retailer. Timing is a factor because retailers occasionally offer increased commission rates to drive sales, and affiliate networks offer higher rates for publishers that transact in higher volumes—thus, WeShop could receive better rates from affiliate networks as its GMV increases. In addition to paying WeShop a percentage of the commission received from retailers, the affiliate networks also provide data to allow the WeShop Community Trust to transfer Class A ordinary shares to users pursuant to the Shareback Plan. Once a transaction has been verified, the affiliate networks inform WeShop, who informs the WeShop Community Trust, of each user’s earned WePoints. WeShop is integrated with major affiliate networks including Awin, Commission Junction, Rakuten and Impact Radius.

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Advertising Revenues: WeShop offers the opportunity for retailers to position their brands and live click through links to their sites in prominent positions on our platform for which WeShop charges a digital tenancy paid via the affiliate networks. The affiliate networks then pay a percent of the digital tenancy fees to WeShop on a monthly or bi-monthly basis. During the Pilot, major retailers paid for tenancy including eBay, TEMU, Ali Express, TUI, Very, JustEat, Look Fantastic, Superdrug, Lastminute.com, Nike, Harvey Nichols and First Choice.

Annual Key Metrics and Financial Highlights

Key Financial and Operating Metrics

We review a number of metrics, including the key metrics discussed below, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Trends in User Metrics

New Users. New users are those that create an account on the WeShop platform. We were able to consistently grow our user base during the start of the Pilot before plateauing as we focused on our expansion into the United States. We assess both year over year and quarter over quarter growth quarterly in each period. The following chart represents the aggregate WeShop users over time since our inception in 2022.

User Activity. User activities include recommending a product, referring a friend, and making a purchase. Higher levels of user activity contribute to higher revenues and margins. Our user activities increased steadily during the Pilot before plateauing in 2024 as we focused on our US expansion.

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Trends in Monetization Metrics

We monetize our business primarily through advertising and affiliate revenue from transactions made through our partnered affiliate networks.

Gross Market Value. We were able to achieve consistent growth in the gross market value of transactions completed on the WeShop platform during our Pilot.

Conversion Rates. WeShop was able to achieve Conversion Rates at 10x the industry standard for online retail according to “What’s a Good Average Ecommerce Conversion Rate in 2024?” from Shopify.com.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to supplement our consolidated financial statements, which are presented in accordance with U.S. GAAP, to evaluate our core operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We use these non-GAAP financial measures to facilitate reviews of our operational performance and as a basis for strategic planning. By excluding certain items that are non-recurring or not reflective of the performance of our normal course of business, we believe that EBITDA and Adjusted EBITDA provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow investors to supplement their understanding of our financial trends and evaluate our ongoing and future performance in the same manner as management. However, there are a number of limitations related to the use of non-GAAP financial measures as they reflect the exercise of judgment by our management about which expenses are excluded or included in determining these non-GAAP measures. These non-GAAP measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures. For a discussion of our non-GAAP financial measures, see “Selected Consolidated Financial Data—Non-GAAP Financial Measures”.

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Key Factors Affecting our Performance

User Growth and Engagement

Launching in the United States could give us access to a new market of people who shop online, share product recommendations and hope to earn WePoints as part of the Shareback Plan. An internationalization plan allows access to new users and markets.

As we launch in international markets, we will wish to retain users in the markets in which we have already launched. This retention may well be enabled through new features on the platform to increase engagement or new product offerings, for example offering white label products such as insurance.

We believe that the transparency of being listed on the stock market will give our users confidence in the business to retain and refer more.

Growth in users is also impacted by external factors such as worldwide events, cultural trends, the global economy, and actions by external parties such as changes in internet search engine algorithms and dynamics.

Monetization

WeShop’s two revenue streams are affiliate revenues and advertising revenues. We believe we can increase the revenue rates based on volume of transactions for retailers. We also believe we can generate more advertising revenues by having more space available for advertisers and also more targeted campaigns as we have the data showing clear interests of what products are of interest through their Social Interactions.

We believe we have a significant opportunity to increase our revenues from existing customers, especially as we expand the products offered through the platform.

We have monetized our users from inception, and we now have a strong foundation on which to build our revenues.

International Expansion

We see a large opportunity to grow, from both an advertising perspective, an affiliate revenue perspective and from a user perspective, in geographies outside of the United Kingdom and in languages beyond English. Expanding in geographies outside of the United States will require increased costs related to hiring new employees (including expanding local sales organizations, if applicable), and providing machine translated content.

Product Innovation

We have continually invested in product innovation since inception and will continue to do so. As new technologies emerge in the artificial intelligence (AI) sector, we will research how these computing technologies can be utilized within the platform for the benefit of the users.

Our strategy in product innovation is always centered around generating additional revenue or decreasing existing costs and we will continue to maintain these two goals which ultimately benefit all shareholders.

Seasonality

We experience seasonality in our business and financial results. Overall advertising spend tends to be highest in the fourth quarter of each year due in large part to end-of-year advertiser spending and lowest in the third quarter of each year.

Continuing Impacts of Macroeconomic Conditions

The continuing impact from recent macroeconomic conditions including inflation and rising interest rates, supply chain and labor disruptions, geopolitical risks, and market uncertainty has created significant volatility, uncertainty, and economic disruption. It has adversely affected the broader economies, financial markets, and overall demand for advertising and online shopping. Since the continuing impact of these macroeconomic conditions on our results of operations and overall financial performance remains unpredictable, our past results may not be indicative of our future performance.

Given this uncertainty, we are unable to predict the extent and duration of the impact of these conditions on our employees, users and advertisers, or our business, results of operations, and financial condition.

For more information about the factors potentially impacting our performance, see “Risk Factors” elsewhere in this prospectus.

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Components of Results of Operations

Net Revenues

Commissions: Our platform allows consumers to purchase a variety of products from multiple vendors. We earn revenue every time a customer makes a purchase from a retailer via our platform. We are not the seller of record in these transactions. The commissions revenue earned from these arrangements is recognized on a net basis, which equates to the commission and processing fees earned on each successful transaction. We do not take title to inventory sold or assume risk of loss at any point in time during the transaction.

Advertising services: We provide advertising services to our retail partners through programs such as sponsored ads and placement ads. Revenue is recognized as ads are delivered based on the number of clicks or impressions.

Cost of Sales

Cost of sales primarily consists of the share-based compensation for the Company’s Contingent Shares. The Company participates in a Shareback Plan. The purpose of the Shareback Plan is to reward account owners for their social and transactional activity on the WeShop platform by awarding the account owners a contingent entitlement to a Class A ordinary share based on the account owner’s performance and return window of product referral.

Operating Expenses

We classify our operating expenses into the following categories:

●	General and Administrative: General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses, facilities and equipment expenses, such as rent and professional fees.
●	Sales and Marketing: Sales and marketing costs include advertising and payroll and related expenses for personnel engaged in marketing and selling activities, including share-based compensation for shares issued in connection with marketing services. Advertising expenses are expensed as incurred.
●	Research and Development: The Company expenses research and development costs as incurred. Research and development expenses consist primarily of software development costs, including employee compensation and external contractors, associated with the ongoing development of the Company’s technology consists of impairment charges related to our in-process research and development (“IPR&D”).
●	Depreciation and amortization expense: Depreciation and amortization expense primarily relates to the amortization of our developed technology which has a useful life of ten years.

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Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The year-to-year comparison of financial results is not necessarily indicative of future results.

Six Months ended June 30, 2025 compared to year ended June 30, 2024 (Unaudited):

	For the Six Months ended June 30,
	2025	2024	Change £	Change %

Net revenues	£281,590	£766,137	£(484,547)	-63%
Costs and expenses:
Cost of sales	269,181	2,206,839	(1,937,658)	-88%
General and administrative	2,202,138	1,678,331	523,807	31%
Sales and marketing	2,750	166,301	(163,551)	-98%
Research and development	274,484	116,153	158,331	136%
Depreciation and amortization expense	1,005,726	1,007,842	(2,116)	0%
Total costs and expenses	3,754,279	5,175,466	(1,421,187)	-27%
Operating loss	(3,472,689)	(4,409,329)	936,640	-21%
Other income (loss):
Other income (expense), net	(25,779)	31,590	(57,369)	-182%
Change in fair value of convertible notes	(117,755)	(94,238)	(23,517)	25%
Interest expense	(356,109)	(502,923)	146,814	-29%
Net loss	£(3,972,332)	£(4,974,900)	£1,002,568	-20%

Basic and diluted net loss per Ordinary Share	£(0.50)	£(0.69)
Weighted average ordinary shares outstanding, basic and diluted	7,985,717	7,180,603

Net Revenues

For the six months ended June 30, 2025, the Company generated £0.3 million in total revenues compared to £0.8 million for the six months ended June 30, 2024, a decrease of approximately £0.5 million, or 63%. The reduction primarily reflects lower affiliate commission income during a transitional period following the completion of the U.K. proof-of-concept phase in late 2024 and the Company’s shift toward its planned U.S. launch.

Cost of Sales

For the six months ended June 30, 2025, cost of sales totaled £0.3 million compared to £2.2 million for the corresponding period in 2024, a decrease of £1.9 million (88%), due to significantly lower Shareback Contingent Share expense during the transition from the U.K. pilot toward the planned U.S. launch.

General and Administrative Expense

For the six months ended June 30, 2025, general and administrative expense was £2.2 million, compared to £1.7 million for the six months ended June 30, 2024, an increase of £0.5 million, 31%. The increase primarily reflects higher professional and advisory fees, including payments to the Company’s financial advisor, as well as increased legal and compliance costs and higher travel and related expenditure associated with the ongoing U.S. public listing process.

Sales and Marketing Expense

For the six months ended June 30, 2025, sales and marketing expense was £0.003 million, down from £0.2 million for the six months ended June 30, 2024, a decrease of £0.2 million. The decline reflects management’s decision to de-prioritize U.K. paid marketing and reallocate resources toward U.S. listing preparations.

Research and Development Expense

For the six months ended June 30, 2025, research and development expense was £0.27 million, compared to £0.12 million for the six months ended June 30, 2025, an increase of £0.16 million, or 136%. The increase was driven by higher consultancy fees related to the development and enhancement of the WeShop platform in the period.

Depreciation and Amortization

For the six months ended June 30, 2025, depreciation and amortization expense was £1.0 million, consistent with £1.0 million for the six months ended June 30, 2024.

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Other income (expense), net

For the six months ended June 30, 2025, other income (expenses) was £0.03 million, compared to an expense of £0.03 million for the six months ended June 30, 2024.

Interest expense

For the six months ended June 30, 2025, interest expense was £0.36 million, compared to £0.50 million for the six months ended June 30, 2024, a decrease of £0.14 million, or 28%. The decrease primarily reflects lower average outstanding debt and the settlement of certain interest-bearing instruments during the latter half of 2024.

Year ended December 31, 2024 compared to year ended December 31, 2023 (As Restated)

	For the years ended December 31,
	2024	2023 (As Restated)	Change £	Change %

Net revenues	£1,294,770	£1,452,669	£(157,899)	-11%
Costs and expenses:
Cost of sales	5,593,851	26,946,774	(21,352,923)	-79%
General and administrative	4,073,211	3,059,581	1,013,630	33%
Sales and marketing	319,887	30,196,901	(29,877,014)	-99%
Research and development	229,426	514,433	(285,007)	-55%
Depreciation and amortization expense	2,015,877	2,008,568	7,309	0%
Total costs and expenses	12,232,252	62,726,257	(50,494,005)	-80%
Operating loss	(10,937,482)	(61,273,588)	50,336,106	-82%
Other income (loss):
Other income (expense), net	32,438	383,260	(350,822)	-92%
Change in fair value of convertible notes	(479,024)		(479,024)	NM
Interest expense	(690,923)	(480,971)	(209,952)	44%
Net loss	£(12,074,991)	£(61,371,299)	£49,296,308	-80%

Basic and diluted net loss per Ordinary Share	£(1.62)	£(9.96)
Weighted average ordinary shares outstanding, basic and diluted	7,228,113	6,164,423

Net Revenues

The Company earns revenue from commissions and advertising. The Company generated revenue of £1.3 million and £1.5 million for the years ended December 31, 2024 and 2023, respectively. The decrease of £0.2 million is mainly attributable to reduced spend on advertising by our affiliate network partners. We expect revenues to begin to increase as we expand into new markets such as the U.S.

Cost of Sales

Cost of sales decreased by £21.4 million, or 79%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily related to the Contingent Share compensation relating to the year.

General and Administrative Expense

General and administrative expense increased by £1.0 million, or 33%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to increased travel and entertainment expenses of £0.2 million as well as increased professional fees of £0.8 million relating to legal and consulting fees in connection with becoming a U.S. public company.

Sales and Marketing Expense

Sales and marketing expense decreased by £29.9 million, or 99%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease in sales and marketing expenses is mainly attributable to share-based compensation recognized in 2023 of £28.5 million for the issuance of shares to Max Capital Limited (“Max Capital”) for marketing services. See “Related Party Transactions—Consulting Agreement.”

Research and Development Expense

Research and development expense decreased by £0.3 million, or 55%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease in research and development expenses is mainly attributable to reduced fees paid to consultants for development of the WeShop platform.

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Depreciation and Amortization

Depreciation and amortization increased by an immaterial amount in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was related to purchases of property and equipment.

Other income (expense), net

Other income (expenses) primarily relates to immaterial non-operating expenses incurred during the period.

Interest expense

Interest expense increased by £0.2 million, or 44%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was related to notes that were entered into during 2024.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA

The primary financial measure we use is Adjusted EBITDA. EBITDA is defined as net loss, before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net loss excluding income tax provision, interest expense, depreciation and amortization, share-based compensation expense and other income (expense), net. Our management uses this measure internally to evaluate the performance of our business and this measure is one of the primary metrics by which our internal budgets are based. We exclude the above items as some are non-cash in nature, and others are non-recurring that they may not be representative of normal operating results. This non-GAAP financial measure adjusts for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP.

The following table provides a reconciliation of net loss to adjusted EBITDA to net loss for the periods presented:

	For the Six Months ended June 30,
	2025	2024
ADJUSTED EBITDA:
Net loss	£(3,972,332)	£(4,974,900)
Adjustments:
Interest expense	356,109	502,923
Depreciation and amortization	1,005,726	1,007,842
EBITDA	(2,610,497)	(3,464,135)
Other income (expense), net	25,779	(31,590)
Share-based compensation	269,181	2,005,447
ADJUSTED EBITDA	£(2,315,537)	£(1,490,278)

	For the year ended December 31,
	2024	2023 (As Restated)
ADJUSTED EBITDA:
Net loss	£(12,074,991)	£(61,371,299)
Adjustments:
Interest expense	690,923	480,971
Depreciation and amortization	2,015,877	2,008,568
EBITDA	(9,368,191)	(58,881,760)
Other income (expense), net	(32,438)	(383,260)
Share-based compensation	5,595,851	55,855,391
ADJUSTED EBITDA	£(3,804,778)	£(3,409,629)

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Liquidity and Capital Resources

During the six months ended June 30, 2025, we incurred a net loss of £4.0 million, compared to a net loss of £5.0 million for the six months ended June 30, 2024. As of June 30, 2025, we had an accumulated deficit of approximately £88.0 million, of which £62 million relates to inception-to-date non-cash share-based compensation expense. The year-over-year reduction in interim losses primarily reflects lower cost of sales driven by reduced transaction volumes following the completion of the U.K. proof-of-concept phase, together with the strategic reallocation of resources toward the planned U.S. market launch and Nasdaq listing.

During the years ended December 31, 2024 and 2023, we have incurred net losses of approximately £12.1 million and £61.4 million respectively, and had an accumulated deficit of approximately £84.1 million (of which approximately £61 million relates to inception to date noncash share-based compensation expense) as of December 31, 2024. We expect to continue to incur net losses as the Company continues to grow and scale its business.

Our future capital requirements will depend on many factors including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company may need to raise additional financing. While there can be no assurances, the Company may need to pursue issuances of additional equity raises and debt rounds of financing. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

The Company has obtained a support letter from its current debt investor and affiliates, which provides that if the Company fails to (i) raise sufficient capital through rounds of financings, or (ii) secure sufficient operating cash to fund its operating expenses, the debt investor and affiliates, subject to such further conditions, and in a form to be mutually determined, would provide the Company funding and financial support necessary to pay for its operating expenses through the proposed public offering or for the twelve months from issuance of these consolidated financial statements.

The Company believes that as a result of resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support, we will be able to fund operations and capital needs for at least the next year from the date these consolidated financial statements were issued.

Cash Flows

	For the Six Months ended June 30,
	2025	2024	Variance
Operating activities	£(1,975,009)	£(663,928)	£(1,311,081)
Investing activities	-	-	-
Financing activities	2,050,000	563,000	1,487,000

	For the year ended December 31,
	2024	2023	Variance
Operating activities	£(2,159,165)	£(3,489,770)	£1,330,605
Investing activities	(5,930)	(30,743)	(24,813)
Financing activities	2,053,750	3,220,499	(1,166,749)

Operating Activities

Net cash used in operating activities was £2.0 million for the six months ended June 30, 2025, compared to £0.7 million for the six months ended June 30, 2024, representing an increase in cash outflows of £1.3 million. The increase primarily reflects lower revenues and reduced cash inflows from operating activities, together with higher general and administrative expenses associated with professional, legal, and advisory costs incurred in connection with the Company’s planned U.S. market launch and Nasdaq listing.

Net cash used in operating activities for the year ended December 31, 2024 was £2.2 million compared to £3.5 million for the year ended December 31, 2023, a decrease of £1.3 million. The decrease was primarily due to a change in accrued income of £1.3 million primarily driven by the timing of the Company’s revenue transactions and cash collections.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2024 was £5,930 compared to £30,743 for the year ended December 31, 2023. The decrease was immaterial and related primarily to the purchase of property and equipment.

Financing Activities

Over the six months to June 30, 2025, net cash provided by financing activities was £2.1 million, compared to £0.6 million for the six months ended June 30, 2024. The increase primarily reflects proceeds from the issuance of new convertible notes (£0.75 million) and related party notes (£1.25 million) issued to support ongoing operations and working capital requirements ahead of the planned Nasdaq listing. The notes issued in 2025 were issued pursuant to a loan instrument entered into on July 31, 2023, as amended on January 17, 2025.

Net cash provided by financing activities for the year ended December 31, 2024 was £2.1 million compared to £3.2 million for the year ended December 31, 2023, a decrease of $1.2 million. The decrease was due to a decrease of the issuance of convertible notes.

35

Off-Balance Sheet Arrangements

We did not have over the past three fiscal years, and we currently do not have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC. To the extent we have any contingent assets or liabilities, these have been captured within the accompanying consolidated financial statements.

Critical Accounting Estimates

General

The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our Board of Directors. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and related notes and other disclosures included in this report.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers, is a single standard for revenue recognition that applies to all of revenue arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue is recognized upon the application of the following steps:

●	Identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, the contractual performance obligations are satisfied.

Substantially all of the Company’s performance obligations are satisfied at a point in time rather than over time.

Commissions: Our platform allows consumers to purchase a variety of products from multiple vendors. We earn revenue every time a customer makes a purchase from one of our retail partners via our platform. We are not the seller of record in these transactions. The commissions revenue earned from these arrangements is recognized on a net basis, which equates to the commission and processing fees earned on each successful transaction. We do not take title to inventory sold or assume risk of loss at any point in time during the transaction.

Advertising services: The Company provides advertising services to retail partners through digital tenancy on the application. Revenue is recognized as ads are delivered based on the number of clicks or impressions.

Payments are typically received within 30 to 90 days of the affiliates validating the sales and commissions. The Company can reasonably estimate the revenues and adjust for any cancelations/rejections in real time.

36

Contract Assets: A contract asset is an entity’s right to payment for goods and services already transferred to a customer if that right to payment is conditional on something other than the passage of time. Generally, an entity will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment.

Contract assets consist primarily of the accrued income based on completion of the sale or promotion of such sales, upon satisfaction of the contract obligations.

Intangible Assets

On November 17, 2021 Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited (“Asset Acquisition”). Intangible assets consist of the purchased technology that was acquired through the Asset Acquisition and are amortized on a straight-line basis over a useful life of ten years. In accordance with ASC 805, in an asset acquisition, measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Management determined that determining the fair value of the assets received would be a more reliable measure. The value of developed technology was determined using an income approach. Significant assumptions used in the third-party valuation were projected revenue growth rates, customer attrition rates, future Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) margins, future capital expenditures, synergies and appropriate discount rates.

The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the six months ended June 30, 2025 and 2024, and for the years ended December 31, 2024 and 2023.

Share-Based Compensation

As an incentive to key employees, non-employee directors and consultants, the Company periodically grants non-qualified share options.

Additionally, the Company participates in a Shareback Plan. The purpose of the Shareback Plan is to reward account owners for their transactional activity on the WeShop Platform by awarding the account owners, in the first instance, a contingent entitlement to a Class A ordinary share or such other class of share as the Company may designate from time to time based on the account owner’s performance and return window of product referral.

The Company recognizes share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all stock-based payments including share options, restricted share units and Contingent Shares.

The Company recognizes the fair value of share options granted to non-employees as a share-based compensation expense over the period in which the related services are received. The Company recognizes forfeitures as they occur. The Company believes that the estimated fair value of share options is more readily measurable than the fair value of the services rendered.

For Contingent Shares, expense is recognized immediately at the grant date of the award. As the shares automatically settle upon request of share certificate or withdrawal once the account owner has owned the Contingent Share for a period of 13 months from the date of issuance, this is considered a non-substantive service condition and the 13 months is deemed to be a delayed exercisability provision.

Share-Based Compensation Valuation Assumptions

The fair value of each share option and contingent shares are estimated on the date of grant using the Black- Scholes option pricing model that uses the assumptions noted in the following table. Share-based compensation expense related to share options are based on the fair value on the date of grant and is amortized over the vesting period, generally between one and four years. Share-based compensation expense related to Contingent Shares are based on the fair value on the date of grant immediately upon issuance (once the transaction is verified). Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share options granted is based on the contractual term given the exercise price as compared to the current estimated fair value of the shares. The risk-free rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

37

The following weighted-average assumptions were used for grants issued during 2023 under the ASC No. 718 requirements:

2023
Share price	£0.74-£5.81
Weighted average risk-free rate	3.90%
Weighted average volatility	55.0%
Remaining term	1.87

The fair value of the ordinary shares was determined using an income approach, specifically a discounted cash flow method. The assumptions used in the discounted cash flow approach are based on historical and forecasted revenue, operating costs, working capital requirements, future economic conditions, discount rates and other relevant factors. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the Company and market conditions. These assumptions require significant judgement. The majority of the inputs used in the discounted cash flow model are unobservable and thus are considered to be Level 3 inputs.

The Company estimates forfeitures, based on historical activity, at the time of grant and revises if necessary in subsequent periods if actual forfeiture rates differ from those estimates.

Share-Based Compensation Valuation Assumptions

The fair value of each share option and contingent shares are estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Share-based compensation expense related to share options and contingent shares are based on the fair value on the date of grant and is amortized over the vesting period, generally between one to four years. Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share options granted is based on the contractual term given the exercise price as compared to the current estimated fair value of the shares. The risk-free rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

There were no grants in 2024.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements applicable to WeShop is described in Note 3, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements contained elsewhere in this prospectus.

Emerging Growth Company Status

WeShop is an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. WeShop has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, WeShop’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, WeShop intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, WeShop intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

WeShop will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risks

Foreign Exchange Risk

Not applicable

Interest Rate and Debt Risk

Not applicable

JOBS Act and Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. The exemptions and reduced reporting requirements under the JOBS Act for emerging growth companies include presentation of only two years of audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation, and less extensive disclosure about our executive compensation arrangements. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Such provisions are only applicable under U.S. GAAP. As a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required or permitted by the IASB. We will remain classified as an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date on which we have issued more than $1 billion of non-convertible debt securities during the previous three years, or (iv) the date on which we are deemed a large accelerated filer under the rules of the SEC, which means the first day of the year following the first year in which, as of the last business day of our most recently completed second fiscal quarter, the market value of our common equity that is held by non-affiliates exceeds $700 million.

38

BUSINESS

OUR MISSION

Building an online social community, empowered by ownership.

WeShop is a shoppable social network. It's a community built for shoppers to inspire, guide & reward.

WeShop is a library of product recommendations from our community. Users can add their own content to any of the hundreds of millions of products available through WeShop and get rewarded for shopping & referring.

This is How... We make WeShop yours.

39

9:41
Search WeShop
Categories
Retailers
20% SHAREBACK
British Airways
The Original Sale. It's your chance to get away with the BA Summer sale.
Dunelm
Your favourites
See all favourites
Currys
10% Shareback
John Lewis
10% Shareback
Most popular
View A-Z retailers
Harvey Nichols
10% Shareback
Sainsbury's
10% Shareback
Shopping
1
Argos
Shop products online across tech, home, garden, appliances, toys, video games & more...
Read more
Shop & earn Shareback
10%
Shareback reward
Up to 24 hours to track
Argos mobile app
Important things to know
Frequently Asked Questions
Customer support
2
argos.co.uk
Shop
Account
Wishlist
Trolley
Search products or brands
Free delivery when you spend £100
Back to search results
Smart doorbells
Ring Battery Video Doorbell 2024 - Satin Nickel 403/0124
Read reviews (50)
Special offer
Shop similar
3
Dashboard
Overview
Transactions
Refer & Earn
Total balance
£4,582.83
+£96.35 (+2.15%) in the past 24h
740.36 shares at £6.19 share price
Raise a claim
Contact support
All-time purchases (48)
£3,652.65
All-time recommendations (15)
£16.98
All-time referrals (9)
£913.20
All-time withdrawals
Last updated at 09:40, 17 Jun 2024
Dashboard
New purchase spotted!
Argos
Direct purchase
Argos
09 Dec 2024
£96.35
1.56 WePoints (£9.64)
Verified in 11 months

Representative list of retail partners (not exhaustive) from the UK market. List of retailers above is accurate as of 11th December 2024. Screenshots and content in imagery is for illustrative purposes only and is subject to change.

40

9:41
Dashboard
Overview
Transactions
Refer & Earn
Total balance
£4,582.83
+£96.35 (+2.15%) in the past 24h
740.36 shares at £6.19 share price
Raise a claim
Contact support
Set-up broker
All-time purchases (48)
£3,652.65
All-time recommendations (15)
£16.98
All-time referrals (9)
All-time withdrawals
Last updated at 09:40, 17 Jun 2024
Dashboard
DASHBOARD
9:41
@nickwag
Edit profile
Nick Wagstaff
429 followers • 96 following
Perfume is my vice, I simply can't get enough of the stuff and I need someone to help supply me with more ideas to fuel my crippling a...
Read more
Posts (32)
Questions (8)
Wishlists (3)
The Happy Egg Co. Free Range Large Eggs x6
£2.80
Tom Ford Oud Wood Eau De Parfum
£280.00
(+2)
Miller & Carter 50 GBP Gift Card
£50.00
Sainsbury's Cook Pumpkin
£1.00
PROFILE

41

Verification.

We're ensuring our users are genuine.

Our users will be required to pass Anti-Money Laundering & Know Your Customer checks by a regulated stockbroker, in order to receive WeShop shares.

This is How... We build a community of real people.

42

MISSION AND INTRODUCTION

Mission

WeShop’s mission is to create a global, e-commerce social community, empowered by ownership. WeShop is a shoppable social network. It is a community built for shoppers to inspire, guide and earn rewards. In one platform we have blended User-Generated Content creation specific to products, online retail, and a dynamic rewards mechanism relevant to people interested in share ownership.

Introduction

To launch and test the platform, WeShop partnered with Influencers, sponsored an organization, Salford City, and developed an innovative Founder Program to spread awareness of the platform. For more information on the Founder Program, see “Business—Founder Program”. Salford City was given cash and an increased referral bonus of 2.5% for its referrals. Influencers were given the opportunity to attend promotional and educational events—certain, high-profile Influencers received share-based incentives and other Influencers were given small payments in cash as the Company experimented to find the best method for attracting new users. WeShop offered all users, including Influencers, a referral bonus of 1% of the amount spent by the referred users in their first five years as WeShop shares. For example, if a user referred a friend who spends £1,000 in their first five years and the share price during that time was £5, then that user would receive two shares, equal to £10 / £5. The share price was fixed by determination of the Board. To receive the bonus, a referring user had to share their unique Referral Code of an existing user and then transacted on the platform. The shares awarded to the referring user was calculated based on a fixed price of the WeShop shares determined by the Company, so the referrer received pound spent by the new user * .01 / fixed price of shares. During its Pilot, the platform achieved the following results:

●	Sales of £104.2m through our platform across 827k transactions

●	Average monthly spend of £125.95

●	Over 150,000 Social Interactions

●	Over 250,000 registrations across iOS and Android

●	69.65% of unique transacting users made 2 or more purchases

●	Average GMV per User is £1,434.49

●	First purchase conversion of 24.639% (Over 18x Shopify average) (What’s a Good Average Ecommerce Conversion Rate in 2024?, November 2024, Shopify.com)

During the Pilot, WeShop also pioneered community programs such as “The Founder Program” allowing users to lead, educate and encourage their personal peer groups about WeShop via existing communication platforms. Even in its infancy, we experienced the power of community and the desire for people to be part of something and feel valued through ownership. The WeShop platform offers hundreds of millions of products from over 500 retailers in the UK to the WeShop community.

The listing of WeShop is essential to the actual launch of the platform in the United States so its community can be protected through the securities regulations of the United States and can trade Class A ordinary shares on a globally recognized technology exchange. This creates transparency, accountability, stringent corporate processes, reality of concept and a venue allowing users to sell Class A ordinary shares.

Industry Background

Born from a combination of accessible social media content, knowledgeable product reviews and a unique reward proposition, WeShop is a library of shoppable product reviews from a digital online shopping mall on your phone where users can recommend and buy their favorite products to like-minded people.

According to PowerReviews.com (Survey: The Ever-Growing Power of Reviews (2023 Edition), 2023, PowerReviews.com), 77% of US shoppers in 2023 trusted User-Generated Content when making purchase decisions and 53% of US shoppers believe the content from previous customers impacts whether they purchase a product or not. Continued growth in credibility of the opinions from everyday consumers opens an opportunity for WeShop to offer a functional and safe space for people to recommend their favorite products. According to Edelman.com (The Collapse of the Purchase Funnel: 2023 Edelman Trust Barometer Special Report, May 2023, Edelman.com), 61% of consumers suggest that one of the most credible brand ambassadors would be ‘someone like myself’.

According to the Edelman Trust Barometer 2023, just 23% of people in Great Britain believe their family will be better off in five years, down seven points from 2022. This trend can be seen globally—the global average has dropped ten points since 2019 and, of the 28 countries surveyed, 24 of them are at an all-time low according to the 2023 Edelman Trust Barometer. WeShop’s unique reward program introduces a simple mechanism for people to continue living their everyday life and be rewarded with ownership of WeShop. Evidence from a survey conducted by the Financial Conduct Authority in 2022 uncovered that, in the 6 months leading up to January 2023, almost 6 in 10 (57%) UK adults had accessed savings and investments, including pension savings, or they had stopped saving altogether according to the Financial Lives 2022 survey from FCA.org.uk. This is a worrying picture for the future of financial security. WeShop’s believes it can have an impact on the creation of generational wealth in years to come.

The demand continues to grow for loyalty and rewards programs with 81% of consumers agreeing a loyalty program increases their likelihood of making a purchase from that brand according to a study from Ebbo.com titled “54 Loyalty Program Statistics You Need to Know in 2023”. According to the same study, loyalty programs are well adopted when implemented with 83% of consumers belonging to between one and six loyalty programs each. And the market is ready for change with 91% of consumers agreeing that many loyalty programs feel similar and are not differentiated enough from others.

The United States has an abundance of cashback/discounts/reward apps available for consumers, both as free and premium offerings, such as Fetch (10.28 million downloads in 2023), Capital One (8.36 million downloads in 2023), and Upside (7.39 million downloads in 2023) each according to Statista.com (Most popular free discount and offer apps in the United States in 2023 by number of downloads, April 2024, Statista.com). Services such as GasBuddy, Upside and Fetch are seeing growth in discounts/rewards on traditional bricks and mortar commerce. With the rising cost of living, it is no surprise that 48% of US consumers sign up to loyalty programs offered by businesses for the discounts on products and marketers are struggling to retain these price-savvy customers, with over 45% reporting finding it difficult to find the balance between offering deep enough discounts to entice consumers to repeat purchases and the margin available on items.

According to an article by the World Economic Forum, the interest in retail investment has continued to increase with retail investors accounting for 52% of global Assets Under Management (AUM) in 2021, a figure that is expected to grow to over 61% by 2030 (A fresh look at how to empower retail investors, October 2024, weforum.org). According to Boston Consulting Group, most of this growth was seen during the COVID-19 pandemic with assets growing by 11% in 2020 to end the year at $103 trillion, 41% of which held by retail portfolios. Retail investors were the main driver of net inflow, contributing 4.4% of new net capital in 2020, twice the size of the contribution made by institutional investors (The $100 Trillion Machine, July 2021, bcg.com).

43

Shareback Plan

Equity rewards programs have been successfully demonstrated in the public markets by Domino’s Pizza and T-Mobile. However, the point of difference here is that the WeShop Community Trust is transferring to WeShop shares to users in return for transactions on the platform, in the ambition of creating a new dynamic of consumer ownership leading to increased acquisition, retention and organic referral traffic without the traditional costs associated with digital acquisition, retention or referral.

WeShop’s Shareback Plan allows users to earn WePoints on the platform for their and their referred friends’ transactional behavior. Subject to various criteria, transactions on the platform convert to WePoints which convert into Class A ordinary shares in WeShop. WeShop users become WeShop owners. To effect this, Class B ordinary shares in an amount convertible into approximately 50% of Class A ordinary shares will be issued into the WeShop Community Trust which will then transfer the Class A ordinary shares to users based on the number of WePoints redeemed. At the time of transfer, the Class B ordinary shares will convert to Class A ordinary shares once received by the users.

There will be two ways to earn WePoints:

1.	Buying from someone else’s recommendation or clicking a retailer on the app to go through and shop as normal at retailers such as eBay, Booking.com and Boots. A user will receive WePoints equal to the value of the transaction times the Shareback rate divided by the spot price on the stock market of one WeShop share. For example, if a user spends $1,000 on a holiday via Booking.com and the Shareback rate on Booking.com is 10%, the user will receive WePoints equal to 100 divided by the VWAP. VWAP will be the volume-weighted average price from the close of the previous full trading day.

2.	Referring friends to the platform. The platform will issue WePoints for a referral equal 5% of the WePoints earned by the referred user in the first twelve (12) months. For example, if a user refers one friend who earns 1,000 WePoints during their first year, the user will receive 50 WePoints. A referral occurs when a user signs up using the Referral Code of another user.

What Going Public Means for WeShop

Going public completes the Circle of Trust for WeShop by allowing the Company to launch its product to users in the United States. It has always been the aim of the Company to be listed on one of the most prestigious stock markets in the world.

In addition to being able to launch the platform in the United States, there are other advantages of going public:

Total Transparency on business updates: Our listing of the Company will allow a constant stream of regulated news-flow at the highest levels of corporate compliance, keeping WeShop’s community and shareholders informed of certain business updates.

A trading venue for community to be able to sell their Class A ordinary shares: Our listing will allow users to sell their Class A ordinary shares in the US public markets. This allows them to take the funds out in cash or re-invest them.

Competition

The worldwide marketplace in which we compete is evolving rapidly and intensely competitive, and we face a broad array of competitors from many different industry sectors around the world. Our current and potential competitors include: (1) physical, e-commerce, and omnichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products we offer and sell to consumers and businesses; and (2) web search engines, comparison shopping websites, social networks, web portals, and other online and app-based means of discovering, using, or acquiring goods and services, either directly or in collaboration with other retailers. Many of our competitors have greater resources, longer histories, more customers, and greater brand recognition. They may secure better terms from retailers and devote more resources to technology, infrastructure, fulfillment, and marketing. The internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete against us. Our business is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors.

44

OVERVIEW

How WeShop Works

1

DAY ONE
User registers on the WeShop app for free.

Earn shares in the world's first shoppable social network, owned by you.
This is how... WeShop.

2

DAY ONE
User earns WePoints by shopping & referring, number of WePoints is calculated by the Trust.

SHOPPING
REFERRING

3

DAY TWO
Dashboard updated with WePoints allocation.

£4,582.83

4

AFTER 395 DAYS
Commencing 395 days after a WePoint is initially issued. Users may redeem their WePoints during a specified redemption period.

5

END OF 5TH QUARTER
The WeShop Community Trust will deliver Class A ordinary shares.

£3,672.32

45

Buying Journey

CUSTOMER JOURNEY: BUYING

500, 1,000 or 1,500 Nectar points
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Shark FlexStyle 5-in-1 Air Styler & Hair Dryer | Certified Refurbished
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You spent £249.00 at eBay and earned £24.90 in WePoints

Getting started

Install the WeShop mobile app on your Android or iOS device for free.

Create a free account with just your email address in under 3 minutes.

Browse the retailers on the Shopping tab or recommendations on the home feed & tap the Shop & Earn button to visit the retailer.

Shop like normal

You can enjoy browsing & shopping your favourite retailer websites or (if supported) the retailer's mobile app.

Simply browse & add the items to your basket and check-out as normal on the retailer's website or mobile app.

Check-out & earn

Once you've paid for your items, the retailer will alert us of any new transactions that have appeared.

Your dashboard will be updated to reflect the amount of WePoints you've earned.

46

Refer a Friend Journey

CUSTOMER JOURNEY: REFERRING

Referring a friend

Open your dashboard & tap the 'Refer & Earn' tab.

You'll see a selection of ways to share your unique referral link to people you want to share with, including a QR code for in-person referrals.

Tap the 'Share your link' button to copy the link to your clipboard.

Share the link anywhere

You can share your referral link on any 3rd party platform, from email to WhatsApp and Facebook to Reddit.

Whenever someone clicks on the link, the tracking technology will store the details of your account & attribute any registrations to you.

Earn from your referrals

You'll be notified if someone registers with your unique link.

Every time they make a purchase, your dashboard will be updated accordingly with WePoints.

47

REFERRAL USER JOURNEY - EARNING WEPOINTS TO CONVERT INTO SHARES IN WESHOP

PARTICIPANTS
USER "A"
USER "B"
RETAILER
AFFILIATE NETWORK
WESHOP COMMUNITY TRUST
WESHOP
USER'S SHARES
USER "A" (REFERRER)
User "A" shares their referral URL (containing a unique identifier) with their friends through any existing digital platform (SMS, social media, etc.).
USER "B" (REFEREE)
User "B" clicks on the unique referral URL, which redirects them to the iOS App Store/Google Play Store where they download the mobile app and register for a new WeShop account. During this process, the unique identifier automatically links User "A" and the new User "B" account in the WeShop system.
TRADITIONAL PURCHASE FLOW
USER "B" (REFEREE)
User "B" clicks out to any of the retailers available on WeShop.
RETAILER
User "B" lands on retailers website, and completes their purchase as normal. The retailer handles payment, delivery, returns as usual.
AFFILIATE NETWORK
Affiliate network records the transaction by User "B" on the retailer website. Data includes amount spent, and time of purchase.
WESHOP
WeShop receives the transaction data from the affiliate. Data includes amount spent, and time of purchase (within 1 minute window).
WESHOP
WeShop calculates the amount of WePoints to be awarded to User "B" for the purchase based on the Shareback rate for that retailer and the volume-weighted average price for the previous day.
The WeShop referral loyalty scheme awards 5% of the WePoints earned by a referred user during their first twelve months to the user that referred them.
USER "B" (REFEREE)
WePoints earned from the transaction are visible to User "B" on their personal dashboard.
USER "A" (REFERRER)
Referral WePoints earned when User "B" completes a transaction are displayed on User "A"'s personal dashboard.
WESHOP
The WePoints now await conversion after four quarters, subject to the retailer validating the transaction.
The retailer will validate the transaction once it has passed the returns/cancellation period. The retailer will inform the affiliate network of the validation of the transaction, and the affiliate network will inform the WeShop, which is reflected in the respective users' dashboard.
WePoints cannot be converted into shares in WeShop for at least 12 months from the time of transaction on the retailers website. In addition, for the WePoints to convert, the retailer must validate the transaction.
Transactions remain pending if validation exceeds 12 months, awaiting retailer confirmation. This may apply to cases such as hotel bookings made over a year in advance or electrical items with extended warranties.
12 months lapses and validation of transaction has occurred.
For example, if a user makes a purchase between 1st January 2025 and the 30th March 2025; the WePoints earned from this transaction will be converted into shares in WeShop and transferred to the user by the 1st April 2026.
WESHOP
On the users' dashboard, the WePoints earned from the transaction will be eligible for conversion into shares in WeShop.
WESHOP COMMUNITY TRUST
At the start of each quarter, the WeShop Community Trust compiles a ledger of the users eligible to receive shares in that quarter and the number of shares each user should receive.
If a transaction is not processed successfully by the retailer, the WeShop Community Trust will deduct WePoints from the applicable user's dashboard. A transaction may not process successfully due to a return, a cancellation of future services, or a product warranty being invoked
WESHOP COMMUNITY TRUST
The WeShop Community Trust converts the WePoints into shares in WeShop. The shares in WeShop are transferred from the WeShop Community Trust to the user in electronic or certificated form.
WePoints to WeShares conversion is on a 1:1 basis, fractional shares are not awarded. For example, 5.99 WePoints = 5 shares in WeShop.
USER'S SHARES
The shares in WeShop are unrestricted and can be sold by the user.
USER "B" (REFEREE)
The User "B" personal dashboard shows a debit of the WePoints which have been converted into shares in WeShop.
USER "A" (REFERRER)
The user "A" personal dashboard shows a debit of the WePoints which have been converted into shares in WeShop.

48

PURCHASING USER JOURNEY – EARNING WEPOINTS TO CONVERT INTO SHARES IN WESHOP

PARTICIPANTS: WESHOP USER | RETAILER | AFFILIATE NETWORK | WESHOP COMMUNITY TRUST | WESHOP | USER'S SHARES

USER
User clicks out to any of the retailers available on WeShop.

RETAILER
User lands on retailers website, and completes their purchase as normal. The retailer handles payment, delivery, returns as usual.

AFFILIATE NETWORK
Affiliate network records the transaction by the user on the retailer website. Data includes amount spent, and time of purchase.

WESHOP
WeShop receives the transaction data from the affiliate. Data includes amount spent, and time of purchase (within 1 minute window).

WESHOP
WeShop calculates the amount of WePoints to be awarded to the user for the purchase based on the Shareback rate for that retailer and the volume-weighted average price for the previous day.

USER
WePoints earned from the transaction are visible to the user on their personal dashboard within the app.

WESHOP
The WePoints now await to be converted after four quarters, subject to the retailer validating the transaction.

The retailer will validate the transaction once it has passed the returns/cancellation period. The retailer will inform the affiliate network of the validation of the transaction, and the affiliate network will inform WeShop, which is reflected in the respective users' dashboard.

12 months lapses and validation of transaction has occurred.

WESHOP
On the users' dashboard, the WePoints earned from the transaction will be eligible for conversion into shares in WeShop.

WESHOP COMMUNITY TRUST
At the start of each quarter, the WeShop Community Trust compiles a ledger of the users eligible to receive shares in that quarter and the number of shares each user should receive.

WESHOP COMMUNITY TRUST
The WeShop Community Trust converts the WePoints into shares in WeShop. The shares in WeShop are transferred from the WeShop Community Trust to the user in electronic or certificated form.

USER'S SHARES
The shares in WeShop are unrestricted and can be sold by the user.

USER
The user's personal dashboard shows a debit of the WePoints which have been converted into shares in WeShop issued via the WeShop Community Trust.

Happy payday! Discover amazing deals at your fingertips

WePoints Calculation

$$\frac{\textit{(Commission Earned from Transaction * 0.8)}}{\textit{Volume-Weighted Average Price for Previous Day}}$$

Worked Example

User buys item from Retailers Website for $350.00 at 10:05am.

The commission rate for the transaction is 7%. WeShop calculates the Shareback rate for each transaction by multiplying the commission received from the respective affiliate network for 0.80 (80%).

The Volume-Weighted Average Price (VWAP) yesterday was $5.00 a share.

$$\frac{\text{(\$350.00 x 7\% Shareback)}}{\text{\$5.00 VWAP Share Price}} = \text{4.90 WePoints}$$

User receives 4.90 WePoints in their personal dashboard.

WePoints cannot be converted into shares in WeShop for at least 12 months from the time of transaction on the retailers website. In addition, for the WePoints to convert, the retailer must validate the transaction.

Transactions remain pending if validation exceeds 12 months, awaiting retailer confirmation. This may apply to cases such as hotel bookings made over a year in advance or electrical items with extended warranties.

If a transaction exceeds the 12 month period, and is still not validated. The WeShop system will continue to check the status of the transaction in the affiliate portal, until the retailer validates.

Once validated, the shares in WeShop will automatically become eligible for conversion at the next conversion date by the WeShop Community Trust (the end of the current calendar quarter).

If a transaction is not processed successfully by the retailer, the WeShop Community Trust will deduct WePoints from the applicable user's dashboard. A transaction may not process successfully due to a return, a cancellation of future services, or a product warranty being invoked

For example, if a user makes a purchase between 1st January 2025 and the 30th March 2025; the WePoints earned from this transaction will be converted into shares in WeShop and transferred to the user by the 1st April 2026.

WePoints to shares in WeShop conversion is on a 1:1 basis, fractional shares are <u>not</u> awarded. For example, 5.99 WePoints = 5 shares in WeShop.

49

The WeShop platform incorporates a number of features to make it beneficial for users specifically for choice, rewards for loyalty and transactional behavior, relevance through data, option for a side hustle, and community engagement.

Choices Among Retailers

As of November 2024, our affiliate network partners have contracted directly with over 500 UK retailers to allow hundreds of millions of products to be available on the WeShop platform. The product range covers categories including fashion, beauty, toys, electronics and sporting goods. Over time, we have continued to partner with affiliate networks that expand WeShop’s offering into additional verticals such as hotels and accommodation, flights, trains, parking and experiences. We do not partner directly with retailers, only with affiliate networks.

WeShop captures a variety of data from its consumers across demographic, transactional and behavioral, such as date of birth, gender, purchase information, wishlist items added, Social Interactions as well as search terms that can help it build a detailed understanding of users and their shopping habits. WeShop also capture attitudinal data on its users, from preference on categories they are interested in, people they follow and their favorite retailers.

Rewards for Shopping

According to Researchandmarkets.com, the global loyalty market is projected to grow by 11.1% annually, reaching $150.97 billion in 2024. From 2024 to 2028, it is expected to maintain a Compound Annual Growth Rate (CAGR) of 9.2% (Global Loyalty Programs Market Intelligence and Future Growth Dynamics Databook - 50+KPIs on Loyalty Programs Trends by End-Use Sectors, Operational KPIs, Retail Product Dynamics, and Consumer Demographics - Q3 2024 Update, September 2024, Researchandmarkets.com). According to Antavo.com, companies continue to invest in loyalty programs with 67% planning to boost investment in customer retention, and loyalty programs are proving to be effective with nine out of ten companies reporting a positive ROI of average 4.8x (Loyalty Program Trends: Global Customer Loyalty Report 2024, January 2024, Antavo.com).

The WeShop rewards mechanism is transparent and unique. Users earn WePoints via certain activities on the platform. These WePoints convert into Class A ordinary shares at a later date and are then freely tradeable on the relevant exchange.

Relevance through Data

WeShop’s community-centric platform provides data that is instrumental in shaping WeShop’s business strategies, enhancing its user experience, and driving innovation.

●	Leveraging Data for Enhanced User Insights: At WeShop, every interaction within its community provides valuable data that offers insights into consumer behavior, preferences, and trends. By analyzing conversations, reviews, and Social Interactions, we can understand what drives users’ purchasing decisions, what products they are excited about, and what improvements they seek. This granular level of insight allows WeShop to tailor its offerings, optimize product recommendations, and create personalized shopping experiences that resonate with its users.

●	Driving Product Development and Innovation: The conversational data collected from the community is critical for product development. Feedback, suggestions, and discussions provide real-time, unfiltered perspectives on product performance and user expectations. This direct line of communication with WeShop’s users enables it to quickly identify gaps in the market, innovate new features, and improve existing services. WeShop will maintain a competitive edge and deliver value-driven solutions by aligning its product roadmap with its community’s evolving needs and desires.

●	Enhancing Marketing Strategies: WeShop’s access to conversational data empowers its marketing team to craft more effective and targeted campaigns. Understanding WeShop community’s language, sentiments, and trending topics allows it to create compelling content distributed both internally and externally of the platform that resonates with its audience. WeShop can identify key influencers, track the impact of marketing initiatives in real time, and quickly adjust its strategies to maximize engagement and conversion rates. This data-driven approach ensures that WeShop’s marketing efforts are both efficient and impactful.

●	Building Trust and Authenticity: The peer-driven nature of WeShop’s platform fosters a sense of trust and authenticity among users. Conversational data, such as user reviews and recommendations, are perceived as more credible and reliable than traditional advertising. This trust translates into higher engagement rates and stronger brand loyalty. By harnessing the collective knowledge of its community, we can highlight authentic user experiences and build a robust, trustworthy marketplace.

●	Fostering a Knowledge-Sharing Ecosystem: WeShop’s community is a vibrant ecosystem where users share knowledge, experiences, and insights freely. This continuous exchange of information enriches the shopping experience and cultivates a culture of collaboration and learning. Users benefit from the community’s collective wisdom, making informed purchasing decisions and discovering new products. For WeShop, this dynamic flow of information is invaluable for staying attuned to market trends and continuously evolving to meet user needs.

The data collected is key to WeShop’s success. By leveraging this information, we enhance user experience, drive product innovation, optimize marketing strategies, build trust, and foster a collaborative knowledge-sharing environment. This utilization of community-driven data consolidates WeShop’s commitment to creating a user-centric, responsive, and innovative platform that meets the needs of its growing user base.

The Side Hustle Economy

At the heart of WeShop’s platform lies the “Side Hustle” User Economy, a concept transforming everyday users into active participants and shareholders in its ecosystem with very little effort or change in existing online behaviors. By empowering users to monetize their activities and contributions, WeShop fosters a dynamic and mutually beneficial environment that drives engagement, loyalty, and growth.

●

Monetization Opportunities for Users: WeShop offers monetization opportunities that enable users to earn rewards through various activities. Central to this is its unique Shareback Plan, where users can ultimately earn Class A ordinary shares in WeShop by shopping and inviting others to join the platform. This model rewards users for their direct contributions and provides them with a vested interest in WeShop’s overall success, aligning their incentives with the company’s growth.

50

●	Empowering Creators and Influencers: Creators and influencers have the opportunity for growth and monetization on WeShop. WeShop’s extensive network of over 500 retailers ensures a diverse range of products that creators can easily integrate into their brand and content. The Shareback Plan facilitates their earning potential, offering rewards that scale with their influence of referrals and buying activity on the platform.

●	Facilitating Peer-to-Peer Commerce: WeShop’s platform facilitates a peer-to-peer commerce ecosystem. Any user can recommend, review, and share products with their network, earning digital rewards and recognition for their contributions. This social commerce model leverages the power of community, where trusted recommendations from friends drive purchasing decisions.

●	Encouraging Entrepreneurs: WeShop encourages entrepreneurs by providing a platform that enables them to build their micro-businesses, by eradicating traditional barriers to entry such as buying stock, dealing with logistics, accepting payments and having to incorporate a specific company. The social media integration of the platform allows them to promote their storefront at zero cost.

●	Creating a Sustainable Ecosystem: The Side Hustle economy is designed to create a sustainable and self-reinforcing ecosystem. As users engage with the platform and are transferred shares, they become more invested in WeShop’s long-term success. This investment translates into higher retention rates and increased platform loyalty. Moreover, the continuous flow of User-Generated Content and peer to peer recommendations enriches the shopping experience, attracting more users and advertisers therefore fueling further growth.

●	Enabling Economic Inclusion: WeShop’s model promotes economic inclusion by lowering the barriers to entry for users to participate in the digital economy. Regardless of their background or resources, users can earn financial rewards through everyday activities such as shopping and sharing. This inclusive approach democratizes access to wealth-creation opportunities and empowers individuals to benefit from the platform’s growth.

In summary, WeShop’s Side Hustle User Economy is a transformative concept that empowers users to participate actively in its ecosystem. By offering diverse monetization opportunities, facilitating peer-to-peer commerce, encouraging entrepreneurial activities, and promoting economic inclusion, WeShop creates a dynamic and sustainable platform that drives engagement, loyalty, and growth. This innovative model enhances the user experience and positions WeShop as a leader in the next generation of e-commerce platforms.

Community Engagement

WeShop is committed to fostering a dynamic community and creating meaningful connections among users, brands, and creators.

Interactive Social Platform: At the core of WeShop’s online community is its social platform, where users can share, recommend, seek advice on, and discuss products. This digital space encourages users to engage with one another, fostering a sense of connection and belonging.

Authentic Peer to Peer Recommendations: WeShop’s platform capitalizes on the power of authentic peer to peer recommendations. Users trust advice and reviews from friends, family, and trusted influencers, making these interactions a significant driver of purchasing decisions. By facilitating these exchanges, WeShop creates a trustworthy and reliable shopping environment.

Personalized Experiences: WeShop utilizes data analytics to deliver personalized shopping experiences. By understanding user preferences and behavior, we can tailor product recommendations, content, and offers to individual users. This personalization enhances user satisfaction and encourages continued engagement with the platform.

51

Key Components of WeShop Platform

Home Feed

Designed with familiarity in mind, any entry-level social media user can quickly adopt and understand the WeShop home feed. The WeShop mobile app has launched with the standard functionality you would expect from any social media site. Infinite scroll User-Generated Content to browse product recommendations from other users on the service and people you follow. Like and comment on recommendations and questions posted to interact with other users on the service.

We moderate our community with community-driven flagging/reporting/blocking can be done at mobile app level to hide content you do not like.

Product tagging gives the end-user a further down the funnel experience, with a simple one-tap access to the product page on the retailer website. The home feed also showcases internal content driven by its Marketing team to build community education, and discovery of new and popular retailers in its paid promotion space at the top of the feed.

WeShop are continually adding new triggers and activity prompts to the home feed, such as a reminder to recommend from your list of recent purchases. These elements of the feed are personalized to the individual based on their behavior.

9:41
Search WeShop
Categories
Retailers
20% SHAREBACK
10% SHARE
British Airways
The Original Sale. It's your chance to get away with the BA Summer sale.
Dunelm
Thousands
arrived.
Your favourites
See all favourites
Booking.com
20% Shareback
Currys
20% Shareback
Most popular
View A-Z retailers
Harvey Nichols
10% Shareback
Sainsbury's
10% Shareback
Boots
Shopping

SHOPPING

9:41
Argos
TRENDING
Argos
Shop products online across tech, home, garden, appliances, toys, video games & more...
Read more
Shop & earn Shareback
10%
Shareback reward
Up to 24 hours to track
Argos mobile app
Important things to know
Frequently Asked Questions
Customer support

RETAILER PAGES

9:41
Holidays, Flights & Travel
Book your next getaway & earn Shareback on flights, hotels, parking & experiences.
Booking.com
British Airways
Expedia
NCP Car Parks

TRAVEL PORTALS

Shopping

Browse the supported retailers in the Shopping and Travel directory, split by popular categories. Designed with a sense of discovery for retailers who need to build brand awareness.

Retailer Pages

Supported retailers on WeShop has a customizable space on the WeShop app, to showcase their brand and inform the user of any important terms.

52

Travel Portal

Using the custom retailer categorization functionality, we have been able to build dedicated real estate in the mobile app for all retailers associated to travel, making it easy for users to book their hotels and accommodations, airport parking, flights or trains and experiences in one place.

9:41
@nickwag
Edit profile
Nick Wagstaff
429 followers • 96 following
Perfume is my vice. I simply can't get enough of the stuff and I need someone to help supply me with more ideas to fuel my crippling a...
Read more
Posts (32)
Questions (8)
Wishlists (3)
The Happy Egg Co. Free Range Large Eggs x6
£2.80
Tom Ford Oud Wood Eau De Parfum
£280.00
(+2)
Miller & Carter 50 GBP Gift Card
£50.00
Sainsbury's Cooking Pumpkin
£1.00
(+1)
Profile

PROFILE

9:41
Dashboard
Overview
Transactions
Refer & Earn
Total balance
£4,582.83
+£96.35 (+2.15%) in the past 24h
740.36 shares at £6.19 share price
Raise a claim
Contact support
Set-up broker
All-time purchases (48)
£3,652.65
All-time recommendations (15)
£16.98
All-time referrals (9)
£913.20
All-time withdrawals
£---.--
Last updated at 09:40, 17 Jun 2024
Dashboard

DASHBOARD

9:41
Community
WeShop Guides: How to set-up a stock-broker account
Nick Wogstaff • Posted 17 Jul 2024
WeShop Guides: General tax advice for the WeShop Community
Nick Wogstaff • Posted 13 Jul 2024
WeShop announces partnership with British Airways for Summer holidays 2024
Nick Wogstaff • Posted 10 Jul 2024
Community

COMMUNITY EDUCATION

Profile

Every WeShop user has their own customizable profile, a showcase of their product recommendations, requests for recommendations, and product wishlists. Users can see who they are following and their followers from their profile. Users can track new transactions, new followers, and likes and comments on their recommendations in their profile inbox. Users can also manage their app settings from their profile, such as communication preferences, manage people they have blocked, and any transactions claims they have raised with customer support.

Dashboard

The WeShop dashboard gives the end user full visibility on all their transactional activity, the amount of WePoints that have been earned and the ability to refer friends. The dashboard will also include a knowledge portal with key corporate information and indicative value of what their WePoints could be on conversion into Class A ordinary shares.

Community

WeShop has a Community section in the mobile app that showcases important and relevant information published by the WeShop internal team.

53

THE WESHOP COMMUNITY TRUST

The WeShop Community Trust was formed on October 14, 2025. Before the listing, approximately 50% of the ordinary shares in WeShop will be allotted to the WeShop Community Trust in the form of Class B ordinary shares. The Class B ordinary shares will not have any voting rights or entitlement to any dividends. The Class B ordinary shares will automatically convert to Class A ordinary shares on a one-for-one basis upon the transfer of an ordinary share by the WeShop Community Trust to a user upon the redemption of WePoints. The sole purpose of the WeShop Community Trust will be to hold Class B ordinary shares and facilitate delivery of such shares to users. The trustee of the WeShop Community Trust is JTC Trust Company (Delaware) Limited, which is licensed by Bank Commissioner of the State of Delaware to conduct the business of a non-deposit trust company in the State of Delaware. JTC PLC is publicly-listed on the London Stock Exchange with a valuation of approximately £2.1 billion as of September 30, 2025. We or our founders will pay for the expenses of the WeShop Community Trust. Holders of WePoints do not have any rights under the WeShop Community Trust governing documents.

54

MARKET OPPORTUNITY

Introduction

It is a well-accepted belief that human evolution progressed successfully due to our ability to interact, communicate and help each other in prolonging the survival of our species, homo sapiens. The need for community and assistance is instinctual.

WeShop is a shoppable digital library of knowledge and opinion. The internet has an abundance of expert recommendations, reviews and opinions, across a variety of platforms such as internet forums, videos and social media sites, but it is sometimes daunting to navigate across these platforms. WeShop brings them into one space. We believe that we are able to collate experience and knowledge to provide inspiration to like-minded people when online shopping.

WeShop’s integrations with retailers in the United Kingdom, including many on the FTSE100, such as easyJet PLC, JD Fashion PLC, Kingfisher PLC (B&Q), Marks & Spencer Group PLC and Sainsbury’s PLC, gives large product choice to our users. Further, WeShop’s dynamic rewards system is designed to increase customer satisfaction and retention rates by rewarding users with ownership in the Company.

Online Retail

According to Statista.com, UK online spend reached approximately £217 billion in 2023 (Online retail spending in the United Kingdom (UK) from 2011 to 2023, February 2023, Statista), with a predicted value of $914.19 billion by 2030 according to MordorIntelligence.com (UK Ecommerce Market Size & Share Analysis - Growth Trends & Forecasts (2025 – 2030), 2024, MordorIntelligence.com). According to CapitalOneShopping.com, US consumers spent a record $1.24 trillion online in 2023 which accounted for 15% of all retail sales in the country. Projections continue to grow—by 2030, US online spend is expected to exceed $2.5 trillion (Online Shopping Statistics, December 2024). WeShop began by focusing on the online retail and travel verticals because they most closely align with engaging social content; it gave the Company an opportunity to educate consumers quickly about WeShop’s core values and gave it immediate access to creators already saturating the social media space.

As WeShop looks forward into new markets during its internationalization phase, it is evident that the opportunity for online retail is yet to reach a plateau. In emerging markets like Brazil, the Total Addressable Market (TAM) is $216 billion with a CAGR of 17% into 2026 according to AmericasMI.com (Latin America E-Commerce Market Projections, 2023-2026, July 2023, AmericasMI.com). These emerging markets are primed to embrace a new rewards platform and become a “fast follower” to their online retail growth. According to Shopify.com, the global Business-To-Consumer (B2C) ecommerce market reached an estimated value of $4.8 trillion in 2023 and is projected to continue growing significantly, expected to hit $9 trillion by 2032 (Global Ecommerce Statistics: Trends to Guide Your Store in 2025, September 2024, Shopify.com). According to GrandviewResearch.com, the Asia-Pacific (APAC) region contributed over 40% of the total market share for B2C ecommerce in 2023 and will continue to grow at 20.2% CAGR from 2024 to 2030 (E-commerce Market Size, Share & Trends Analysis Report By Product, By Model Type (Business-to-Business, Business-to-Consumer, Consumer-to-Consumer), By Region, And Segment Forecasts, 2024 – 2030, 2024, GrandViewResearch.com). Taking advantage of this opportunity, WeShop hopes to expand globally in countries like Japan and South Korea.

Online Travel

Looking back at data from 2021 through 2023, according to GMinsights.com (Online Travel Market Size - By Services (Transportation, Accommodation, Tour Packages), By Mode of Booking (Online Travel Agencies, Direct Travel Suppliers), By Platform (Mobile-based, Web-based), By Traveler, By Application & Forecast, 2024 – 2032, June 2024, GMInsights.com), the global online travel market was continuing to recover post COVID19. In 2023, the global online travel market was valued at approximately $600.5 billion. The market is expected to continue its upward trajectory, with projections estimating a value of $1.1 trillion by 2032, growing at a CAGR of over 7% from 2024 to 2032. In the United States alone, the online travel market is estimated at $235 billion, with a CAGR of 9.8% from 2025 to 2029 according to MordorIntelligence.com (North America Online Travel Market Size - Industry Report on Share, Growth Trends & Forecasts Analysis (2025 - 2030).

Loyalty programs in the travel sector were valued at $26.9 billion in 2023, with an estimated CAGR of 11.4% from 2024 to 2034 and are expected to reach $88.7 billion by the end of 2034 according to TransparencyMarketResearch.com (Travel Loyalty Program Market Outlook 2024, July 2024, TransparencyMarketResearch.com). This growth is driven in part by increased consumer engagement, advancements in digital technology, and consumer’s desire for personalized travel experiences.

The critical trends identified in the industry include a growing preference for mobile-based bookings, accounting for over 55% of the market in 2023 which is one of the last eCommerce verticals to start shifting to mobile device formats from desktop according to GMInsights.com. (Online Travel Market Size - By Services (Transportation, Accommodation, Tour Packages), By Mode of Booking (Online Travel Agencies, Direct Travel Suppliers), By Platform (Mobile-based, Web-based), By Traveler, By Application & Forecast, 2024 – 2032, June 2024, GMInsights.com). WeShop’s technology enables users to seamlessly transition from its platform into online travel providers such as Booking.com and Expedia.

In summary, it is WeShop’s view that the online travel industry is poised for continued growth which is driven by technological advancements with many of WeShop’s existing partnered retailers, increased demand for travel and favorable economic conditions.

55

Share Ownership

WeShop offers consumers a unique reward, enabling everyday shoppers and creators to start their journey into share ownership in a controlled and regulated format. According to AboutSchwab.com (The Rise of the Investor Generation, February 2021, AboutSchwab.com), around 15% of all retail investors today started in 2020. Retail investors continue to grow, accounting for 52% of the global Assets Under Management (“AUM”) as of 2021, expected to grow to over 61% by 2030, according to weforum.org (A fresh look at how to empower retail investors, October 2022, weforum.org). The largest brokerage firms by AUM in 2024 are quickly becoming household name. According to InvestingInTheWeb.com (The Largest Online Brokers by AUM (2025), 2025, InvestingInTheWeb.com), Fidelity has over 51 million users and over $14.1 trillion AUM globally, Charles Schwab has over 36 million users and $9.92 trillion AUM globally, and newer firms like Robinhood have over 25 million users and $143.6 billion AUM. Platforms like Reddit have successfully created communities of retail investors with varying levels of knowledge; for example, as of 2024, the sub-reddit r/wallstreetbets has over 16 million members globally making it in the top 1% of sub-reddits by size.

WeShop’s aim is to provide a platform that enables users to ultimately earn Class A ordinary shares for making their everyday purchases, and referring their friends and family to the platform.

Loyalty Programs

The global loyalty market is projected to grow by 11.1% annually, reaching $150.97 billion in 2024. According to Researchandmarkets.com (Global Loyalty Programs Market Intelligence and Future Growth Dynamics Databook - 50+ KPIs on Loyalty Programs Trends by End-Use Sectors, Operational KPIs, Retail Product Dynamics, and Consumer Demographics - Q3 2024 Update, September 2024, Researchandmarkets.com), from 2024 to 2028, the market is expected to maintain a Compound Annual Growth Rate (CAGR) of 9.5%. Companies continue to invest in loyalty programs, with 67% planning to boost investment in customer retention, and they are proving to be effective, with nine of ten companies reporting a positive ROI of average 4.8x according to Antavo.com (Loyalty Program Trends: Global Customer Loyalty Report 2024, January 2024, Antavo.com). According to Ebbo.com (54 Loyalty Program Statistics You Need to Know in 2023, 2023, Ebbo.com), 82% of consumers value discounts, coupons and cashback as the most important rewards, other desirable benefits include free or discounted shipping (57%), surprise rewards (28%), and members-only exclusive experiences (26%).

According to WeCanTrack.com (110 Cashback Website Statistics: Markets, Fraud & Impact, December 2023, WeCanTrack.com), total transactions processed by cashback websites exceeded $200 billion in 2023, with 7 out of 10 online shoppers in Europe using or have used a cashback site. As of 2024, the global average cashback rate sits around 6% of basket value.

Equity Loyalty Programs for Consumers

In recent years there have been several companies who have utilized their equity to incentivize consumers for transactional activity and referrals. There are examples of public and private companies giving shares in their own company as well as others using shares of other companies to drive user acquisition on their platforms. In tandem with such programs, the last ten years have seen an increase in crowdfunding, especially for consumer products as companies try to increase loyalty by allowing ownership and then granting additional shareholder perks to the users.

It is clear there are positive outcomes to such programs including:

●	Increased Customer Loyalty: Consumers with a financial stake in a company are more likely to remain loyal and advocate for the brand.

●	Enhanced Engagement: Shareholders are often more engaged with the company’s performance and decisions.

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●	Word-of-Mouth Marketing: Equity rewards can turn customers into passionate advocates who refer friends and family.

●	Brand Ambassadorship: Customers who feel like part-owners are more likely to promote the brand proactively.

Examples of such programs include:

T-Mobile – Sector: Telecommunications. Overview: T-Mobile launched the “Stock Up” program, where loyal customers received stock in the company. Customers could earn additional shares by referring new subscribers, turning them into brand advocates and shareholders. Factors contributing to their success include increased customer retention, organic growth through referrals, and enhanced customer loyalty.

Domino’s Pizza Inc – Sector: Food Delivery. Overview: As part of the “Domino’s Piece of the Pie Rewards” program, members were eligible to win shares of Dominos stock just for being part of the program. Factors contributing to their success include high customer engagement, increased brand loyalty, and alignment of consumer and company interests.

BrewDog – Sector: Craft Brewing. Overview: BrewDog, a Scottish craft brewery, launched its “Equity for Punks” program, allowing customers to buy shares in the company. This initiative has been highly successful, raising significant capital and creating a loyal customer base that feels personally invested in the brand’s growth. Factors contributing to their success include an engaged community, transparent communication, and attractive shareholder perks.

Robinhood – Sector: Financial Services. Overview: Robinhood, a commission-free trading platform, offers a referral program where new users and those who refer them can receive free stocks. This approach incentivizes users to promote the platform, turning them into stakeholders. Factors contributing to their success include viral growth, customer acquisition, and alignment of user interests with company success.

Peer to Peer Recommendations

Peer to peer recommendations have been around for a long time with services such as TripAdvisor, with over 460m travelers looking for help when booking accommodation, early internet forums, and even book clubs. The internet has enabled services like TripAdvisor, Reddit, Trustpilot and Google reviews to be able to hear ideas, opinions and feedback on products, places and experiences.

According to research by McKinsey (A new way to measure word-of-mouth marketing, April 2010, McKinsey.com), a recommendation from a trusted friend conveying a relevant message can be up to 50 times more likely to trigger a purchase. As of 2020, word-of-mouth (“WOM”) marketing contributes $6 trillion to global consumer sales and represents circa 13% of all consumer sales alone.

With 64% of marketing executives indicating they believe WOM marketing is the most effective form of marketing according to InvespCro.com (The Importance of Word Of Mouth Marketing – Statistics and Trends, February 2024, InvespCro.com), it is WeShop’s belief that brands are already taking peer to peer recommendations as a serious tool in their marketing channel mix. WeShop’s library of shoppable recommendations is a digital WOM platform, providing all the necessary functionality to deliver an experience where friends can share genuinely positive feedback and knowledge with each other.

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WHY WESHOP: FOR USERS, SHOPPERS, ADVERTISERS, COMMUNITES, AND CREATORS

Why Users Come to WeShop

WeShop is a blend of trusted recommendations from friends, loyalty, and rewards for shopping and building a community through co-operative ownership. We believe that a product recommended by a friend is the one of the most effective forms of marketing. According to a report by Nielsen (Global Trust in Advertising and Brand Messages, April 2012, Nielsen.com), 92% of consumers trust WOM or recommendations from friends and family above all other forms of advertising.

Rewards and loyalty program usage continues to rise, according to Ebbo.com (54 Loyalty Program Statistics You Need to Know in 2023, 2023, Ebbo.com). Whether it be via cashback, points that convert into discounts or other unique rewards programs, these programs drive acquisition of users and retention. Over 80% of consumers belong to between one and six loyalty programs. Referral programs from people such as American Express continually drive new user registrations. Everyone loves a reward or a perk which they have not had to pay for.

The third element of WeShop’s expected success is community through co-operative ownership. As one of the oldest business models in the world according to NCBACLUSA.coop, the co-operative has proven its merit through the test of time (“What we can learn from the Rochdale Pioneers”, April 2019, NCBLUSA.coop). Interpretation and implementation of the co-operative in the WeShop eco-system distinguishes the Company to its community and from its competitors. WeShop users are receiving ownership of the platform they use in return for buying the items from retailers, recommending products and services that lead to a transaction and referring friends who then actively and transactionally join the community.

It is the ambition for the Company to have users and shareholders and for these users to drive the value of their own platform. WeShop believes this will demonstrate that consumerism through ownership within a regulated framework is a dynamic that other businesses can use.

How to Earn WePoints

●

Shopping: Earn WePoints by completing transactions on the WeShop platform. If you spend $1,000 on a holiday via Booking.com and the Shareback rate on Booking.com is 10%, you will receive WePoints equal to 100 divided by the VWAP. VWAP will be the volume-weighted average price from the close of the previous full trading day. The WeShop Community Trust awards Class A ordinary shares to users who properly redeem their WePoints.

●	Referring: Earn WePoints when you invite your friends to WeShop and they earn WePoints. If you invite a friend to WeShop and they earn 1,000 WePoints during their first twelve (12) months, you will earn 50 WePoints.

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Why Shoppers Come to WeShop

Unique Shareback Plan

WeShop’s Shareback Plan rewards users for transacting or referring friends who transact on the platform. Upon listing in the U.S., WeShop will begin awarding WePoints instead of Contingent Shares. Each WePoint will be worth one Class A ordinary share in WeShop. Fractional shares will not be awarded. The WeShop Community Trust will award Class A ordinary shares to users who properly redeem their WePoints.

Comprehensive Product and Retailer Range

WeShop offers hundreds of millions of products from over 1,000 retailers so that shoppers can use a single platform for many of their shopping needs, from fashion and electronics to home goods and beauty products.

Authentic Recommendations and Reviews

WeShop leverages the power of social networking to provide shoppers with genuine product recommendations and reviews from trusted friends, influencers, and verified users. This peer-to-peer driven approach helps shoppers make informed decisions and increases their confidence in purchasing.

Engaging Shopping Experience

WeShop combines e-commerce with social media, creating an interactive and engaging platform. Features such as video content, and influencer collaborations make the shopping experience more dynamic and enjoyable.

●	Community and Social Interaction

WeShop fosters community by allowing shoppers to connect with others who share their interests. Users can participate in discussions, and share their favorite products, enhancing the social aspect of shopping.

●	Transparency and Trust

WeShop prioritizes transparency, offering clear information about products, prices, and the Shareback Plan. This openness builds trust among shoppers, who feel confident in the platform’s integrity.

●	Shared Interests Driving Commerce

According to “Brand Advocacy and Social Media - 2009 GMA Conference” from Deloitte, customers referred by friends and family have a 37% higher retention rate than those acquired through other marketing methods. WeShop’s platform brings people together who share interests, building a self-perpetuating environment for shoppers to continuously inspire each other.

●	Product-led Content

All content on the WeShop platform is driven by products and services. Users cannot post recommendations without tagging a product from one of WeShop’s partner retailers, ensuring every post to be relevant to a particular product. WeShop had over 150,000 Social Interactions during its Pilot and has had approximately 2,500 Social Interactions since the Pilot. This is lower on average than the Pilot because the Company’s focus has shifted towards expanding into the U.S.

●	Authenticity and Integrity

Authenticity and integrity are issues for social media services. Facebook removed 7 million posts containing false information about COVID-19 in just one quarter of 2020 according to Reuters (Facebook removes seven million posts for sharing false information on coronavirus, April 2020, Reuters); despite these efforts, a survey by Statista.com in April 2018 found that 69% of Americans believe social media platforms are not doing enough to prevent the spread of misinformation (Are social media sites like Facebook and YouTube currently doing enough or not doing enough to stop the spread of fake news on their sites?, April 2018, Statista).

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Why Advertisers Come to WeShop

A number of WeShop’s top performing retailers pay repeatedly to advertise on the platform including John Lewis, Boots, eBay, Dunelm, Booking.com, and TEMU for the following reasons:

Proven Return on Investment (ROI) and Conversion Rates

WeShop consistently delivers ROI and conversion rates that lead to repeat campaigns. This ensures advertisers maximize their marketing spend and achieve their sales objectives. For example, eBay maintained an average conversion rate of 97% during its advertising campaigns with WeShop in 2024. eBay’s 2023 advertising campaign with WeShop saw an 73% average conversion rate. TUI, a major airline retailer, has also invested in advertising on WeShop and seen average conversion rates of around 11%. During the first three months of their advertising campaign with WeShop, TUI’s revenue increased 56% versus the prior three-month period, from less than £800,000 to over £1.2M.

Extensive User Base and Rapid Growth

With an expanding user base, WeShop provides advertisers access to a growing audience. This growth translates to increased exposure and potential sales for advertisers.

Robust Affiliate Network Partnerships

WeShop has established partnerships with major affiliate networks that allow the platform’s ability to offer a wide range of products and services, making it a go-to destination for consumers and an attractive venue for advertisers.

Integrated Social Shopping Experience

WeShop combines the power of social media with e-commerce, creating a genuinely shoppable social network primarily incentivizing User-Generated Content. Advertisers benefit from the platform’s unique rewards model, where users can become shareholders by simply shopping, fostering a loyal and invested community that is more likely to engage with advertised products.

Alternative Reward Offering

WeShop offers a new loyalty and rewards space that breeds a new type of customer with an alternative purchasing ethos.

Leveraging WeShop’s Social Commerce Ecosystem

Peer Influence and Recommendations: Ads benefit from the credibility of peer recommendations and User-Generated Content within WeShop’s social commerce environment.

Ability to Connect with High-Level Audiences Seeking Recommendations on Path to Purchase

WeShop’s platform connects with high-level audiences seeking informed recommendations throughout their purchasing journey. This capability is pivotal for advertisers aiming to reach discerning consumers who value peer insights, genuine User-Generated Content and expert opinions.

Tenancy Exposure Bookings

●	Premium placement opportunities

WeShop allows advertisers to secure premium placements on the platform. These include prominent spots such as homepage banners, category highlights, and featured product sections, ensuring maximum visibility to its highly engaged user base.

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●	Exclusive tenancy deals

WeShop offers exclusive deals tailored to specific brands or product categories. These deals offer advertisers dedicated exposure for set periods, driving significant traffic and sales during promotional windows.

●	Seasonal and event-based tenancies

Leveraging critical shopping periods and events, WeShop provides seasonal and event-based tenancy packages. These targeted opportunities allow brands to capitalize on peak shopping times, such as holidays and major sales events, ensuring high visibility when user activity is at its peak.

Integrated Affiliate Marketing

●	Seamless integration with affiliate networks

As an Affiliate Marketing publisher, WeShop offers seamless integration with major affiliate networks. This allows advertisers to maximize their ROI through effective Affiliate Marketing campaigns.

●	Extensive product range

WeShop’s network includes over 500 retailers, offering various products for users to discover and purchase. This vast selection supports continuous engagement and conversions, driving revenue from the affiliate networks.

Community Engagement and Support

●	User-Generated Content

WeShop’s platform encourages User-Generated Content, such as reviews and recommendations. Buyers trust this peer-driven content, which significantly influences purchasing decisions, enhancing the effectiveness of advertising campaigns.

In conclusion, WeShop’s advertising solutions offer advertisers a platform to achieve impactful growth. Through advertising capabilities, premium tenancy exposure, data insights, integrated Affiliate Marketing, and robust community engagement, WeShop delivers a unique channel for advertisers. WeShop’s commitment to user privacy and data security ensures advertisers can leverage valuable insights while maintaining high standards of data usage. WeShop continues to innovate and expand its offering in hopes to remain a leading platform for advertisers seeking to connect with an engaged and authentic audience.

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Advertiser Success Story: eBay

Testimonial and Performance Overview

The partnership between eBay Partner Network and WeShop has exemplified the impactful and sustainable growth that its platform can drive for advertisers. Matt Cochrane, Senior Account Manager at eBay, highlights the unique advantages of WeShop in the following testimonial:

“eBay Partner Network’s partnership with WeShop has resulted in impactful and sustainable growth throughout 2023. Their unique in-app experience brings together the world of loyalty and user influence, allowing us to pinpoint enthusiast buyers through engaged and passionate community recommendations, in tandem with maximizing sales through ‘customer first’ incentives.”

Progressive Year-Over-Year Performance

The collaboration with eBay Partner Network has yielded outstanding year-over-year performance metrics, showcasing the significant return on investment (ROI) achievable through WeShop’s platform:

●	Total YoY Clicks: Increased by 492%

●	Total YoY Sales: Increased by 804%

●	Total YoY Revenue: Increased by 645%

These figures emphasize the effectiveness of WeShop’s unique approach to integrating loyalty programs with User-Generated Content and community-driven recommendations.

Key Factors Driving Success of Campaigns

There are a number of reasons for the platform driving success for eBay including:

Engaged and Passionate Community: WeShop’s platform harnesses the power of a highly engaged community where users actively share recommendations. This peer-to-peer content is trusted by buyers, leading to higher conversion rates and increased sales for advertisers like eBay.

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Customer-First Incentives: WeShop’s Shareback Plan rewards users for their shopping and engagement activities by ultimately offering Class A ordinary shares in the Company. This innovative approach boosts user loyalty and drives consistent traffic and purchases, benefiting advertisers with sustained growth.

Targeted Advertising: By leveraging detailed user insights and behavioral data, WeShop enables advertisers to target specific enthusiast buyers effectively. This precision targeting ensures that ads reach the most relevant audience, enhancing engagement and driving sales.

Seamless Integration: The seamless integration of WeShop’s capabilities with eBay’s extensive product range ensures a smooth and effective marketing process. This integration allows for efficient tracking and optimization of affiliate campaigns, maximizing ROI.

In conclusion, the partnership between eBay Partner Network and WeShop is a compelling example of how its platform drives ROI and sustainable growth for advertisers. The year-on-year increases in clicks, sales, and revenue highlight WeShop’s ability to deliver impactful results through its unique blend of community engagement, targeted advertising, and innovative incentive program. As it continues to enhance its platform and expand partnerships, WeShop is well-positioned to offer advertisers opportunities for growth and success.

Why Communities Come to WeShop

Communities are drawn to WeShop for various compelling reasons, making the platform an attractive and engaging destination for social shopping and interaction. Here are the key reasons:

Collaborative Shopping Experience

●	Interactive and Social

WeShop offers a unique social shopping experience where users can share, recommend, and discuss products. This collaborative approach transforms shopping into an interactive activity, fostering a sense of connection and engagement among users.

●	Peer to Peer Recommendations

Users benefit from authentic recommendations and reviews from fellow users and trusted influencers. This peer-driven approach helps users make informed purchasing decisions, enhancing trust and satisfaction.

Innovative Shareback Plan

The Shareback Plan allows users to ultimately receive Class A ordinary shares in WeShop by transacting and referring friends who transact on the platform. This innovative incentive rewards users and gives them ownership in the platform, encouraging loyalty and continued participation.

Wide Range of Products

●	Diverse selection

WeShop offers a broad range of products from over 500 retailers via its partnered affiliate networks. This extensive selection ensures that users can find products that suit their interests and needs, making WeShop a one-stop shop.

●	Exclusive deals and offers

Users frequently benefit from exclusive deals and special offers. These perks add value to the shopping experience, encouraging users to engage more regularly with the platform.

Trustworthy and Transparent Environment

●	Verified users

For users to receive Class A ordinary shares via the Shareback Plan, they must provide information required by “know your customer” regulations such as proof of address and identity. This ensures that users participating in the Shareback Plan are genuine individuals. This verification process builds trust and credibility, making interactions and recommendations more reliable.

●	Transparency

WeShop prioritizes transparency in its operations by offering clear information about products, prices, and the Shareback Plan.

Community Building and Social Interaction

●	Connection and networking

WeShop fosters a strong sense of community by enabling users to connect with others who share similar interests. Users can participate in discussions, and share their favorite products, enhancing the social aspect of shopping.

●	User-Generated Content

The platform encourages users to create and share recommendations. This User-Generated Content enriches the community and provides valuable insights and recommendations for other users.

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Community Success Story: Salford City FC

SCFC

UNITED
WeShop
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WeShop

WeShop

WeShop

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During the Pilot, we commenced a program with Salford City FC. The aim of the program was threefold:

●	Increase future revenue for the club.

●	Reward their loyal fan base.

●	Increase Salford City FC’s exposure outside of their fan base.

Salford City FC is a professional football club in the English second division. They are led by David Beckham and Gary Neville, Chairman of Consello Sports in the UK. Additional owners include Dream Sports Group (India’s leading sports technology company), Colin Ryan (Founder, Clipper Street Capital), Frank Ryan (Global Co-Chair, Global Co-CEO, and Americas Chair, DLA Piper), Nick Woodhouse (Executive Vice Chairman, Authentic Brands Group), and Shravin Mittal (Founder of Unbound).

WeShop partnered with Salford City to enable the organization to monetize on the shopping habits of its fans. Salford communicated to their fan base to use the WeShop platform and in exchange received a referral bonus of 2.5% of their fan base’s spend for five years. For example, if a Salford fan signed up for WeShop using Salford City’s Referral Code and spent £1,000 per annum in transactions on WeShop during their first five years, Salford would receive twenty-five shares assuming the average share price at the times of those respective transactions was £5. This is calculated as £5,000 * .025 / £5. Salford City was the only user relationship that resulted in a variation of the Shareback Plan. WeShop may partner with other, non-social media influencing organizations or users like Salford City as part of its business going forward, though it does not currently partner with any other such users or organizations.

The extrapolation of this is large and ultimately benefits the fans by earning WePoints for their everyday shopping and financially helping the clubs with whom the fans have a relationship. We believe the opportunities to replicate this for any collective community cause or initiative are endless. When a community collectively supports a cause in this way, several benefits can arise, including:

Amplified Impact: Pooling resources from many individuals can lead to significant financial support, making it possible to achieve larger goals and undertake bigger projects than would be feasible otherwise.

Shared Ownership and Engagement: When people contribute financially, they often feel a sense of ownership and responsibility towards the cause, increasing overall engagement and participation in related activities.

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Enhanced Community Bonds: Working together towards a common goal fosters a sense of solidarity and strengthens relationships within the community, promoting social cohesion.

Sustainability and Stability: Regular contributions from a broad base of supporters can provide a more stable and predictable funding stream, helping to ensure the long-term sustainability of the cause.

Empowerment and Agency: Communities that successfully support a cause financially can feel empowered, as they see tangible results from their collective efforts, reinforcing their capacity to drive change.

These benefits illustrate how collective support can be a powerful mechanism for advancing community goals and fostering a strong, unified, and active community.

Why Creators Come to WeShop

Creators are drawn to WeShop for several reasons, making it an ideal platform for promoting their content, growing their audience, and leveraging a supportive community. Drawing insights from the success of platforms like TikTok Shop, Like to Know It, Amazon Marketplace, and Meta, WeShop offers unique advantages tailored to creators’ needs.

Monetization Opportunities

Extensive Product Choice: WeShop’s extensive network of over 500 retail partners ensures a wide variety of products for creators to promote. This enables them to align their content with their brand and audience interests, maximizing 3their rewards.

Comparable Successes: Platforms like TikTok Shop and Like to Know It have demonstrated the potential of creator-driven e-commerce. TikTok Shop integrates shopping with short-form video content, enabling creators to drive sales directly through engaging videos. Like to Know It provides a space where influencers can link products featured in their posts, earning commissions on sales. These successful models reinforce the effectiveness of WeShop’s monetization strategies, further attracting creators seeking similar opportunities with the added benefit that the audiences of the creators will receive WePoints for their shopping.

Strong Community and Support

Collaborative Environment: WeShop fosters a supportive community where creators can connect, share insights, and collaborate. This sense of community helps creators feel supported and inspired, promoting creativity and innovation.

Educational Resources: The platform provides workshops and seminars, helping creators improve their content creation, and overall performance. These resources empower creators to maximize their potential on the platform.

Authentic Content

User-Generated Content: WeShop encourages User-Generated Content and allows creators to share authentic product recommendations. This approach builds trust with their audience and enhances the credibility of their recommendations.

Comparable Successes: TikTok’s focus on short-form, engaging content has shown the power of innovative content formats in driving user engagement and sales. Like to Know It leverages high-quality imagery and influencer credibility to boost product visibility and conversions. These successful strategies are mirrored in WeShop’s approach, emphasizing the importance of creative content in e-commerce.

Integration with Social Media

Simple Sharing: WeShop enables creators to easily share their content and promotions across social media platforms, including Meta’s Facebook and Instagram. This capability expands their reach and drives traffic back to WeShop.

Comparable Successes: Amazon Marketplace has integrated with various social media platforms, allowing influencers to promote products directly to their followers. Meta’s social media ecosystem enables seamless sharing and advertising that drives traffic and sales.

In conclusion, creators come to WeShop for extensive product and retailer range, allowing them to tag products in their User-Generated Content. By providing a platform that caters to creators’ needs and leveraging successful elements from leading platforms such as TikTok Shop, and Amazon Marketplace WeShop enables creators to promote to their audiences with the buyer receiving WePoints for making the purchases.

Founder Program

The WeShop Founder Program was an innovative referral program for incentivizing and rewarding early adopters and active users. The program drove user engagement by offering unique benefits and opportunities which contributed to the platform’s growth. In a world where the word “influencer” has been defined as people with large followings on social media, WeShop believes that everyone is an influencer and as such it removes all barriers to entry to allow people to create product recommendations and refer friends. The Founder Program was inclusive no matter the size of the following of the individual on social media.

Community and Networking Opportunities: The program fostered a strong sense of community by connecting early adopters with like-minded individuals. Founders could network, share insights, and collaborate, which built a vibrant community of engaged users.

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Enhanced Support and Resources: WeShop offered enhanced support to participants in the Founder Program, including dedicated customer service and access to resources designed to help them maximize their potential on the platform.

In conclusion, the WeShop Founder Program’s success in driving user acquisition cemented its status as an impactful initiative.

Why Investors Come to WeShop

WeShop has created a low-cost operating model utilizing the fulfilment, payment mechanisms and regulation of third parties while simultaneously being enabled to use the gift of equity from the founders for user acquisition, retention and organic referral. The biggest cash expense for online retail, social media and general “internet of things” businesses is the Customer Acquisition Cost (CAC) and then mapping this against Lifetime Value to ascertain whether it is a sustainable and profitable business model. The cost of user acquisition is borne by existing shareholders via the WeShop Community Trust where approximately 50% of the Company will have been placed. There is no cash cost to WeShop to reward the community for their various transactional behaviors. We currently contemplate that the WeShop Community Trust will transfer Class A ordinary shares that will be outstanding prior the commencement of this offering. However, we may in the future issue Class A ordinary shares to our users or issue such additional Class B ordinary shares to the WeShop Community Trust for transfer to our users. Any subsequent transfer of additional Class A ordinary shares, including by way of fundraising or issuing Class A ordinary shares to employees as compensation, will dilute any existing shareholders. For more information, see “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Ordinary Shares—You may be diluted by future issuances of preferred shares or additional Class A ordinary shares in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our share price.”

From an operational standpoint, WeShop is not involved in the ordering, fulfilment, returns policy or taking payment for the retail items. The retailer of these goods or services agrees to pay WeShop a fee for driving traffic to their platforms via the affiliate networks that leads to a successful transaction. Any costs of the movement of the ordinary shares from the WeShop Community Trust to the users are covered by the WeShop Community Trust. A brokerage firm that deals with users bears its own regulatory and infrastructure costs for onboarding and dealing with the user on an ongoing basis.

In summary, WeShop has created a business model utilizing existing infrastructure and regulation for the safety of its community which is scalable by jurisdiction and product offering.

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CONTENT MODERATION

Layers of Moderation as Standard

WeShop are committed to building a digital environment that is not only safe for consumers, but safe for brands and all other stakeholders of the platform. The platform is built on knowledge, expertise and opinion, specifically retail and travel recommendations. WeShop’s layered approach to moderation is treated at user-level and platform-level control. This approach gives users full flexibility on what they want to see and what they do not want to see.

At an individual level, the platform shares many of the standard functions expected in a social network, including, but not limited to, flagging social posts for manual review, reporting other users and blocking other users to prevent any further interaction. WeShop is aware that opinion drives decisions when moderating content, especially in today’s culture with such polarizing views on what is suitable for the public eye. This ever-changing culture means WeShop’s individual-level moderation approach is scalable and gives its internal team an ability to manage negative content by exception.

WeShop’s content review team continuously review content as it is submitted. At a platform level, it can review content in the context of the post and make immediate decisions to whether that content breaches its detailed Community Guidelines. The Community Guidelines were collaboratively developed with content creators, commercial team, content review team and product team to ensure they are protective, rather than restrictive. They do not limit creativity, but still align to WeShop’s core beliefs and remain brand safe for its retail partners.

While WeShop’s user-level moderation has continued to protect the platform from content that breaches its Community Guidelines, it is aware of cases that require manual intervention. WeShop’s Community Guidelines govern all content posted on WeShop; any disputes related to content submitted on WeShop will be managed according to these Community Guidelines.

The Community Guidelines detail a variety of topics and prohibit negative content such as violence, criminal behavior, objectionable content and making sure every post is authentic. WeShop appreciates there is a level of tolerance that it has to come to expect when building a social platform with such a wide variety of products available.

WeShop’s Community Guidelines has tried to be exhaustive of every potential situation that can occur on its social platform, however it may still not be able to adequately prevent and cover every situation. Occasionally, WeShop users and its Content Review Team may be forced to make difficult moderation decisions that might not directly violate our Community Guidelines and whereby WeShop users may disagree, related to content that is publicized or controversial, including those that result in the departure, disengagement or ‘boycotting’ of the WeShop platform.

Summary of Community Guidelines

WeShop’s Community Guidelines have been designed to help its users and other parties understand what’s allowed, and what’s not allowed on WeShop. WeShop will constantly review and refresh its Community Guidelines to improve the service for everyone, making sure the content is relevant to WeShop and appropriate for everyone to enjoy.

WeShop is aware as a recommendation site, with a variety of products and services available to purchase, that it is subject to the context of that review. WeShop addresses this in its Community Guidelines, with references to more complicated topics such as violence in video games, drug paraphernalia, information and research into criminal activity or hate groups, medicinal products in a graphic setting, explicit, suggestive and demonstrative adult content, dangerous activities and eating disorders.

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REVENUE GROWTH

The Future of the WeShop Platform and Monetization

WeShop’s future monetization strategy is built on two key pillars: Affiliate Revenue and Advertising. Each of these areas leverages WeShop’s unique position as a publisher in Affiliate Marketing and maximizes the opportunities presented by its platform’s capabilities.

Summary of WeShop’s Existing Revenue Streams

WeShop has two existing revenue streams.

1. Affiliate Sales Revenue

Every time a user purchases an item through WeShop, the retailer pays a commission to the respective affiliate networks who pays a percentage to WeShop. WeShop does not partner with any retailers. The commission WeShop receives for a given transaction depends on the percentage paid by the retailer to the affiliate network and the percentage paid by the affiliate network to WeShop. Both rates can vary based on the amount of the transaction, the timing of the transaction, the retailer or affiliate network, and, in some cases, the product category; for example, an online department store may pay a different commission rate to an affiliate network for clothing as opposed to electronics even though it is a single retailer. Timing is a factor because retailers occasionally offer increased commission rates to drive sales, and affiliate networks offer higher rates for publishers that transact in higher volumes—thus, WeShop could receive better rates from affiliate networks as its GMV increases. In addition to paying WeShop a percentage of the commission received from retailers, the affiliate networks also provide data to allow the WeShop Community Trust to administer the Shareback Plan. Once a transaction has been verified, the affiliate networks inform WeShop, who informs the WeShop Community Trust, of each user’s earned WePoints. WeShop is integrated with major affiliate networks including Awin, Commission Junction, Affiliate Window, Rakuten and Impact Radius.

Relationship Between Retailers, Affiliate Networks, and WeShop

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Data Flow Between Retailers, Affiliate Network, and WeShop

Boots

Example file structure for product data from retailer.

DATA SENT FROM BOOTS TO AFFILIATE NETWORK

DESCRIPTION OF DATA:

Product Inventory information

- Name of Product
- Price of Product
- Picture of Product
- Product Description
- SKU
- Various categorisation information

AFFILIATE NETWORK

Screenshot of product search results on WeShop app.

Products displayed from Boots.

DATA IMPORTED FROM AFFILIATE NETWORK TO WESHOP

DESCRIPTION OF DATA:

- Product Inventory information
  - Name of Product
  - Price of Product
  - Picture of Product
  - Product Description
  - SKU
  - Various categorisation information

WESHOP PORTAL

All logos and trademarks displayed in this presentation are the property of their respective owners. Their inclusion is for informational and illustrative purposes only and does not imply endorsement or ownership. Copyright remains with the original trademark holders.

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Funds Flow Between Retailer, Affiliate Network, and WeShop

WESHOP PORTAL

Screenshot of retailer page on WeShop app.

Boots
10%

WeShop user clicks on retailer logo and makes a purchase on the retailer website.

Screenshot of retailer website in mobile browser.

Happy payday! Discover amazing deals at your fingertips
Beauty
Fragrance
SHOP NOW
SHOP NOW
Feedback

Affiliate network deduct their fee, and pays WeShop the net commission.

AFFILIATE NETWORK

Retailer pays commission on validated sales to affiliate network.

Boots

All logos and trademarks displayed in this presentation are the property of their respective owners. Their inclusion is for informational and illustrative purposes only and does not imply endorsement or ownership. Copyright remains with the original trademark holders.

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2. Affiliate Advertising Revenue

WeShop offers the opportunity for retailers to position their brands and live click through links to their sites in prominent positions on the platform for which they charge a digital tenancy via the affiliate network. Prominent positions include homepage banners, category highlights, and featured product sections. The affiliate networks pay a percent of the digital tenancy fees to WeShop on a monthly or bi-monthly basis. During the Pilot, major retailers paid for tenancy including eBay, TEMU, Ali Express, TUI, Very, JustEat, Look Fantastic, Superdrug, Lastminute.com, Nike, Harvey Nichols and First Choice.

Expansion of Tenancy Exposure Bookings: WeShop can expand tenancy exposure bookings to offer premium placement opportunities. Brands can secure prominent spots on the platform, such as homepage banners, category highlights, and featured product sections, ensuring maximum visibility to its engaged user base.

Exclusive Tenancy Deals: WeShop will introduce deals tailored to specific brands or product categories. These deals offer brands dedicated exposure for set periods, driving significant traffic and sales during the promotional window.

Seasonal and Event-Based Tenancies: WeShop will continue to offer seasonal and event-based tenancy packages, leveraging critical shopping periods and events. These targeted opportunities allow brands to capitalize on peak shopping times, ensuring high visibility when user activity is at its peak.

In conclusion, the future of the WeShop platform and its monetization strategy is robust and multifaceted, focusing on Advertising and Affiliate Revenue. Enhanced advertising capabilities expanded tenancy exposure bookings, and dynamic ad placements will drive increasing ROI for advertisers.

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USER GROWTH

WeShop’s Strategy for Growing Users

Expanding WeShop’s presence internationally is a critical component of its growth strategy. By entering new markets, WeShop aims to increase its user base, enhance brand recognition, and drive revenue growth. WeShop’s approach to international expansion involves several strategic initiatives:

Market Research and Localization

●	In-Depth Market Research: Before entering a new market, WeShop will conduct thorough market research to understand local consumer behaviors, retailer preferences, and cultural differences. This research will help WeShop tailor its offerings to meet users’ specific needs and expectations in each market.

●	Localization of Content and Services: WeShop will prioritize localizing content and services to ensure a regionally specific user experience. This includes translating the platform into local languages, adapting marketing materials, and offering region-specific products and deals.

Strategic Partnerships and Collaborations

●	Building Local Partnerships: WeShop seeks to establish strategic partnerships with local brands, influencers, and affiliate networks to help it build credibility and trust in new markets while expanding its product range and user base. Partnering with local influencers and creators allows WeShop to leverage their established audiences for faster market penetration.

●	Collaborating with Global Brands: WeShop collaborates with global brands such as Booking.com, Macy’s, Samsung, Estee Lauder, Viator, Lego and Microsoft. These collaborations enable it to offer a diverse selection of popular products, attracting users who are familiar with and trust these brands.

●	Affiliate Network Partnerships: WeShop has partnered with top affiliate networks, ensuring a broad and diverse range of products and services.

These partnerships include:

●	Commission Junction
●	Rakuten
●	Impact Tech, Inc. (“Impact”)
●	Awin AG (“Awin”)
●	FlexOffers

These affiliate networks help WeShop expand its reach and offer various products, enhancing the user experience and driving significant revenue growth. Two of our affiliate network agreements accounted for more than 70% of our revenue in 2024. These agreements are described below and filed as exhibits to the registration statement of which this prospectus forms a part.

We are party to a publisher service agreement with Awin. This agreement allows retailers that partner with Awin to offer their products and services, as well as purchase advertising space, on the WeShop platform. In return, Awin pays WeShop a percentage of the commissions it receives from its retail partners for the sales of products and services, as well as their purchase of advertising space, by retailers on the WeShop platform. The percentage of the commissions paid is dependent on the retailer or advertiser and can fluctuate. Awin also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Awin’s retail partners’ sites. This agreement does not create any contract between WeShop and Awin’s retail partners. Awin is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Awin can modify this agreement by providing fourteen (14) days’ notice to WeShop. Awin can terminate this agreement by thirty (30) days’ written notice or immediately if we materially breach the agreement or do not generate any commissions for six (6) months. The Awin publisher service agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event occurs that continues for six months.

We are a party to a partner user agreement with Impact. This agreement allows retailers that partner with Impact to offer their products and services, as well as purchase advertising space, on the WeShop platform. In return, Impact pays WeShop a percentage of the commissions it receives from its retail partners for the sales of products and services, as well as their purchase of advertising space, by retailers on the WeShop platform. The percentage of the commissions paid is dependent on the retailer or advertiser and can fluctuate. Impact also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Impact’s retail partners’ sites. This agreement does not create any contract between WeShop and Impact’s retail partners. Impact is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Impact may terminate the agreement by providing us with ten (10) days’ written notice of our uncured breach of the agreement, for any reason with thirty (30) days’ written notice, or immediately if we do not generate any commissions for one hundred and eighty (180) days. The Impact partner user agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event that prevents Impact from performing its obligations under the agreement.

Tailored Marketing Campaigns

●	Localized Marketing Strategies: WeShop plans to develop tailored marketing campaigns that resonate with local audiences. By understanding cultural differences and preferences, it will create content and promotional offers that appeal to users in each market. These localized campaigns help build brand awareness.

●	Influencer Marketing: Leveraging influencer marketing is crucial to WeShop’s international growth strategy. By partnering with influential local personalities, it can reach new audiences effectively. Influencers help WeShop build credibility and generate buzz around WeShop, driving user engagement and adoption.

Technological Infrastructure and Support

●	Scalable Technological Infrastructure: WeShop continues to invest in scalable technological infrastructure to support rapid international growth. The platform is designed to handle increased traffic and transactions as it expands into new markets.

●	Customer Support and Community Management: Customer support and community management are vital for user retention. WeShop will establishes local customer support teams to address user inquiries and issues.

In conclusion, WeShop’s strategy for growing its international user base includes in-depth market research, localized content and services, strategic partnerships, tailored marketing campaigns, and robust technological infrastructure. WeShop’s focus on regulatory compliance, phased market entry, community building, and expanding the Shareback Plan further supports its growth objectives. Through these efforts, WeShop aims to create a global community of engaged users, driving its platform’s success and solidifying its position as a leader in the social commerce space.

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COMPANY STRUCTURE, INTELLECTUAL PROPERTY, AND OPERATIONS

Organization Structure

Intellectual Property

We have successfully registered the trademarks “WeShop”, “Shareback”, “This is How” and “WeShare” across multiple global jurisdictions.

Property and Equipment

Our principal executive offices are located in Jersey, Channel Islands which we lease. We also lease office spaces in Manchester, United Kingdom and London, United Kingdom.

Employees

As of October 7, 2025, we had 19 full-time employees and five full-time, direct contractors. We also had 13 full-time contractors whom we hired through a third-party agency.

Corporate Information

Boanerges Limited (“Boanerges”) was a British Virgin Islands registered company which listed as a special purpose acquisition company on the London junior market called Aquis on April 23, 2021. On November 17, 2021 Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited (“Asset Acquisition”). WeShop Limited was incorporated as a UK company on September 21, 2012. It had developed a software platform and various IP surrounding a social commerce platform.

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MANAGEMENT

The following sets forth the names and functions of the current members of our Board and our senior management.

Name	Age	Position
John Foley	69	Chairman
Paul Ellerbeck	49	Chief Executive Officer and Director
Johnny Hickling	33	Chief Financial Officer and Director
Paul Teasdale	58	Director
Andrew Fearon	55	Director
Oliver Egerton-Vernon	42	Director
Oana Crisan	41	Director

The business address of the members of our Board and members of our senior management is the same as our business address: Hawk House, 22 The Esplanade, Jersey, JE1 1HH, Channel Islands.

The following is a brief summary of the business experience of the members of our Board:

John Foley has served as Chairman of the Board since December 2024. Mr. Foley is a qualified Barrister and Chartered Accountant and is an experienced investor and public and private company director having served on a continuous basis on a number of UK listed public company Boards for a period of over 30 years. He was Chief Executive of two UK listed public companies between 1992 and 2006 and Chairman of three UK listed public companies between 2007 and 2022. He has considerable experience of developing businesses into larger, successful operations which are then attractive to institutional owners. He was a co-founder and Chairman of Premier Technical Services Group Ltd which is a multinational, multi-disciplinary building compliance services provider and which has since 2021 been majority owned by Warburg Pincus and Macquarie Capital. He was Chairman of SEC Newgate Group which is a global strategic communications and advocacy services provider until 2023 when Investcorp became its majority owner. He is currently an investor in a number of private companies which are in the early stages of development.

Paul Ellerbeck has served as a director on the Board since November 2021 as well serving the business in executive capacities for numerous years as both CTO and CEO with a primary focus on the build of WeShop’s first-class innovative technology platform. Mr. Ellerbeck is a technologist with a career spanning three decades and has participated in the development of some genuine “world firsts” namely with Sir Stelios Haji-Ioannou’s easyGroup incubator, the group responsible for developing the famous easyJet product amongst delivery of other easyGroup technology businesses. Mr. Ellerbeck was CTO at DMGT’s (Daily Mail and General Trust) where he was the CTO within the leadership of which aided, oversaw and delivered the DMGT acquisition of Zoopla which ultimately led to the successful float of the newly enlarged ZPG, (Zoopla Property Group) on the LSE for £919m. Mr. Ellerbeck’s technology career has spanned large enterprises in the PE space as well as SME and startup’s, building technology products in the Fintech, Proptech, automotive, e-Learning and digital publishing verticals. Mr. Ellerbeck was the CTO of the fastest growing UK website Fish4Jobs in 2007.

Johnny Hickling has served as a director on our Board since July 2025 and as our Chief Financial Officer since August 2025. From January 2024 until May 2025, Mr. Hickling was Group Head of Treasury at Sancus Lending where he managed multi-jurisdictional funding lines (£200m AUM) across the UK, Ireland, and the Channel Islands, optimized funding allocations, and supported strategic decision-making. From April 2019 until January 2024, he served as Management Accountant at Carlton Management Services/Somerston Family Office, overseeing treasury and financial analysis for a large US real estate development and leading IT system improvements. Earlier in his career, Mr. Hickling worked at KPMG Channel Islands as an Assistant Manager in Advisory & Audit and at Deutsche Bank as a Business Manager & Financial Analyst. Mr. Hickling is also a Fellow of the Association of Chartered Certified Accountants.

Paul Teasdale has served as a director on our Board since May 2025. Mr. Teasdale is the co-founder, former CEO, and current executive chairman of Premier Technical Service Group Limited (“PTSG”). PTSG is a provider of multiple specialist services to the construction and facilities management sectors that now employs more than 3,000 people across the UK and Europe. Mr. Teasdale served as the CEO of PTSG for more than 16 years until April 2023 when he began his current role as executive chairman. Mr. Teasdale led PTSG during its two major ownership changes in 2018 and 2021 which valued PTSG at an enterprise value of approximately £1bn.

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Andrew Fearon has served as a director on our Board since October 2020. Mr. Fearon is the joint CEO and founder of Titan Wealth group which he launched in July 2021. The business, which is backed by US private equity Parthenon Capital and Ares Management, offers clients all aspects of wealth management and currently manages more than £38bn of assets both in the UK and internationally. Mr. Fearon also runs a family office with his business partner called Hyperion Equity Partners that specializes in buy and build strategies in fragmented sectors in the UK. Mr. Fearon started his career as a corporate lawyer in London and since 2000 has been involved in several business start-ups and growth capital ventures.

Oliver Egerton-Vernon has served as a director on our Board since October 2020. Since February 2017, Mr. Egerton-Vernon has also served as a director on the Board of Garfield-Bennett Trust Company (a regulated corporate services provider based in Jersey) where he has practiced since 2013. Mr. Egerton-Vernon is a qualified English Solicitor and between 2009 and 2013 practiced with Mourant Ozannes in Jersey. Prior to this, Mr. Egerton-Vernon qualified and practiced in the City of London with Taylor Wessing. Mr. Egerton-Vernon has been involved in several significant legal cases in Jersey (including attendance at all levels up to the Privy Council) as well as in England and Wales.

Oana Crisan has served as a director on our Board since October 2020. Since March 2018, Mrs. Crisan has also served as a director on the Board of Garfield-Bennett Trust Company (a regulated corporate services provider based in Jersey). Prior to joining Garfield-Bennett Trust Company in 2016, Mrs. Crisan worked at Coutts & Co Trustees which she joined in 2010. Mrs. Crisan started her career in Brasov, Romania working for both Raiffeisen Bank and Millennium Bank before joining a public authority.

The following is a brief summary of the business experience of the members of our senior management not included above:

Philip Radden has served as WeShop’s Chief Technology Officer since March 2022. From March 2014 to January 2022, he was Solutions Architect and then Chief Technology Officer at Epropservices, a technology media and branding provider to UK and international real estate businesses. From October 2012 until February 2014, he was Software Development Director at Learndirect Limited, the UK’s largest provider of skills, training and employment services. Previously to that, he was Group Chief Architect at The Digital Property Group, responsible for the UK’s third and fourth most visited property websites, from January 2011 to September 2012.

Francis McNeill has served as WeShop’s Head of Operations since July 2023. Previously, he served as WeShop’s Head of Customer Services from June 2021 to June 2023. From Oct 2018 to May 2021, Mr. McNeill ran his own management consultancy company. From January 2010 to May 2018, Mr. McNeill served as Head of Operations at Claims Advisory Group, a UK financial mis-selling claims company. Prior to 2010, Mr. McNeill worked at Halifax PLC and subsequently Lloyds Banking Group, where he held various operational management roles across the retail banking, motor finance and e-commerce divisions between July 1990 and December 2009.

John Garner is a founder of WeShop and has served as Head of Strategy and Vision since inception. Mr. Garner served as a director on the Board of WeShop from March 2022 until February 2024. Mr. Garner has been involved in the marketing and commercial development of the business over the last three years researching and presenting internationalization plans for the company with a focus on the United States. Mr. Garner worked in the city of London between 2005-2009 for a Swiss-based private equity company called Corvus Capital which completed over 15 SPAC transactions on the Alternative Investment Market (AIM) in London. In 2011, Mr. Garner founded The Social Superstore Limited which became WeShop Limited. In 2021, he took up the role as Founder, Head of Strategy and Vision at WeShop Holdings Limited.

Nick Wagstaff has served as WeShop’s Head of Product since August 2022, initially joining as a Business Analyst in May 2021. From June 2020 to May 2021, Mr. Wagstaff was Senior Product Manager at Maple Syrup Media (trading as Quidco), the second largest consumer cashback provider in the UK with over ten million members. Mr. Wagstaff previously worked at PetrolPrices.com, from July 2016 to June 2020, a B2C UK fuel price comparison service with over 2.5 million members as Head of Product Design. Prior to PetrolPrices, Mr. Wagstaff served as Business Analyst at MCI Systems from January 2014 to July 2016, an ERP software house with over 3,000 installations worldwide.

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James Fox has served as WeShop’s Head of Commercial since July 2022. Before his tenure at WeShop, Mr. Fox was the Livestream Operations & Commercial Manager at TikTok from August 2021 to July 2022. His role was pivotal in developing studio operations and managing brand commercial activities across the UK. He worked closely with account managers and creator managers to enhance the in-app shopping experience and produce impactful short-form video and live-stream strategies. Prior to his role at TikTok, Mr. Fox served as a Digital Commercial Producer at Sotheby’s from July 2018 to June 2021.

Matthew Behan has served as Head of Finance since July 2025. Mr. Behan has over 10 years of experience in offshore finance, fund accounting, and operational management, specializing in financial statement preparation, NAV processes, client relationship management, and system improvements within regulated fund environments and multi-jurisdictional reporting. Previously, Mr. Behan was an Accountant at Apeiron Investment Group in Malta, where he led outsourced accounting teams, managed tight reporting deadlines, and developed reporting templates to improve efficiency. Prior to that, he served as an Account Manager at Apex Group, overseeing client portfolios, managing teams across Malta and the Netherlands, and coordinating audits and regulatory reporting. From 2016 to 2019, Mr. Behan held Senior Fund Accountant roles at Alter Domus in Malta and Aztec Financial Services in Jersey, where he produced complex financial statements, contributed to automation projects, and trained junior staff. Earlier in his career, he held fund accounting roles at Lloyds Banking Group in Jersey and gained audit experience at Deloitte LLP. Mr. Behan is also a Fellow of the Association of Chartered Certified Accountants.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors currently consists of seven directors. Our Memorandum and Articles of Association provides that, subject to the rights of holders of any series of our preferred shares to elect directors, the number of directors on our board of directors shall be fixed from time to time solely by resolution of the majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Each of our directors serves a term ending on the next annual meeting of our shareholders following such director’s election or appointment, subject to such director’s earlier death, disqualification, resignation or removal.

Pursuant to our Memorandum and Articles of Association, subject to the preferential rights of holders of any series of our preferred shares, any newly created directorship that results from an increase in the number of directors or any vacancy on our board of directors can only be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and cannot be filled by the shareholders. Further, any member of our board of directors or our entire board of directors may only be removed (i) for cause, by the affirmative vote of the holders of at least 66 and 2/3% in voting power of our Class A ordinary shares (ii) with or without cause by resolution by our board of directors. “For cause” means conduct of a director which may amount to fraud or dishonesty.

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When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

Our board of directors has determined that John Foley, Paul Teasdale, and Andrew Fearon are independent directors for purposes of the rules of Nasdaq and the SEC. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant, including the beneficial ownership of our Class A ordinary shares by each non-employee director. We plan to rely on the exemption to the Nasdaq rule requiring a majority independent directors applicable to “foreign private issuers” as defined by the SEC.

Staggered Board

In accordance with the terms of our Memorandum and Articles of Association, which will become effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three staggered classes of directors and each will be assigned to one of the three classes. At each annual meeting of our shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire at the annual meeting of shareholders to be held during the years 2025 for Class I directors, 2026 for Class II directors and 2027 for Class III directors.

●	Our Class I directors will be Oana Crisan, Andrew Fearon, and Oliver Egerton-Vernon;

●	Our Class II directors will be Johnny Hickling and Paul Ellerbeck; and

●	Our Class III directors will be John Foley and Paul Teasdale.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of our management or a change in our control.

Board Leadership Structure

Our board of directors is currently chaired by John Foley. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Committees of our Board of Directors

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors. Our board of directors may also establish other committees from time to time to assist the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Upon our listing on Nasdaq, each committee’s charter will be available on our website at https://we.shop.

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Audit Committee

The members of our audit committee are John Foley, Paul Teasdale, and Andrew Fearon. John Foley serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our board of directors has determined that John Foley is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

The members of our compensation committee are John Foley, Paul Teasdale, and Andrew Fearon. Paul Teasdale serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in Nasdaq rules. In addition, our board of directors has determined that each member of the compensation committee meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation committee’s responsibilities include:

●	reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

●	making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

●	reviewing and assessing the independence of compensation advisors;

●	overseeing and administering our equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation; and

●	preparing any compensation committee reports or other compensation disclosures required by the SEC.

Code of Ethics

We have adopted a Code of Ethics which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as insider trading and equal opportunity and non-discrimination standards. The Code of Ethics applies to all of our Board members, Board members, directors of our subsidiaries and our affiliates and employees. The full text of the Code of Ethics is available on our website at https://we.shop. The information and other content appearing on our website are not part of this prospectus and our website address is included in this prospectus as an inactive textual reference only. Any amendments or waivers from the provisions of the Code of Ethics for members of our Board will be made only after approval by our Board and will be disclosed on our website promptly following the date of such amendment or waiver.

Our Code of Ethics also includes our policy on conflicts of interest and sets forth guidelines for employee conduct which are intended to prevent actual or perceived conflicts of interest. Under our conflicts of interest policy, employees are directed to avoid situations in which they are directly or indirectly involved in, linked to or draw personal gain from external business activities if those activities are in any way linked to the activities of Evotec. Additionally, employees may not make use of, disclose or share any company information that is not in the public domain. These prohibitions also apply to the family members and close friends of employees.

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In addition, we have implemented compliance policies that describe the compliance management systems that have been implemented for us and our subsidiaries. Our compliance policies are designed to ensure compliance with applicable legal requirements, while at the same time implementing high ethical standards that are mandatory for both management and each employee. For example, the company requires that all board members and other employees attend electronic or face-to-face trainings tailored to specific compliance issues and risks at the company. Our compliance program is overseen by the company’s compliance officer who functions as an independent and objective body that reviews and evaluates compliance issues and concerns within our organization. The overall responsibility for the compliance management system lies with the Board. The Audit Committee will receive regular reports on the operation of the compliance management system.

Corporate Governance Practices

As a “foreign private issuer,” as defined by the SEC, although we are permitted to follow certain corporate governance practices of the British Virgin Islands, instead of those otherwise required under the rules of Nasdaq for domestic issuers, we intend to voluntarily follow some Nasdaq corporate governance rules. However, we intend to take advantage of the following limited exemptions:

●	exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the Code of Ethics. Although we will require Board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption;

●	exemption from the Nasdaq rules applicable to domestic issuers pertaining to proxy solicitation;

●	exemption from the Nasdaq rules application to domestic issuers permitting foreign private issuers to follow home-country corporate governance practices in connection with director independence, the selection of director nominees, the holding of independent director meetings, and quorum requirements; and

●	exemption from the Nasdaq rules applicable to domestic issuers relating to compensation matters, including shareholders’ vote regarding equity compensation plans, disclosure of individual compensation for the company’s directors and management and obtaining shareholder approval in connection with the establishment of or amendment to certain equity-based compensation plans.

We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Management and Director Compensation

Under British Virgin Islands law, we are not required to disclose compensation paid to our management body on an individual basis and this information has not otherwise been publicly disclosed. In 2024, an aggregate of £625,441 in cash compensation was accrued or paid to WeShop’s management body and £125,000 to its independent directors.

Equity Incentive Plan

Following the commencement of this offering, we intend to continue issuing grants under our existing equity incentive plan, the 2022 Employee Share Option Plan. The 2022 Employee Share Option Plan is filed as an exhibit to the registration statement of which this prospectus forms a part. The maximum number of Class A ordinary shares available for future grants under the 2022 Employee Share Option Plan equals 10% of the total outstanding Class A ordinary shares on October 7, 2025, or 1,078,525 Class A ordinary shares.

Performance Incentive Grants

Our Board of Directors intends to approve a grant to John Garner, John Foley, and Paul Teasdale with respect to 5,250,001 Class A ordinary shares in the aggregate, or, collectively, the “Performance Incentive Grants”, of which 3,250,001 shares will be granted to Mr. Garner, one of our founders and our Head of Strategy and Vision; 1,000,000 shares will be granted to Mr. Teasdale, one of our Directors; and 1,000,000 will be granted to Mr. Foley, the Chairman of our Board. The Performance Incentive Grants would vest upon the satisfaction of the service condition and achievement of certain share price goals, as described below. These Performance Incentive Grants would have certain shareholder rights, such as the right to vote the shares immediately upon grant and prior to their vesting.

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In determining the terms and conditions of these Performance Incentive Grants, the Board of Directors will consider that a meaningful incentive may be necessary to ensure Mr. Garner, Mr. Foley and Mr. Teasdale continue to drive the growth of the business following the completion of this offering. The Board of Directors intend to structure the Performance Incentive Grants to not simply vest based on the passage of time while Mr. Garner, Mr. Foley and Mr. Teasdale provide service to us, but instead to vest only if we achieve certain share price goals, which if achieved, would allow our other shareholders to benefit tremendously.

The Performance Incentive Grants are intended to be eligible to vest over the ten-year period following the closing of this offering. The Performance Incentive Grants will vest based on the achievement of company value targets as follows:

John Garner

●	1,125,000 options exercisable at $9.64 which vest when company value reaches $500m
●	1,125,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	375,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	375,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	250,000 options exercisable at $9.64 which vest when company value reaches $10bn
●	One (1) option exercisable at $9.64 which vests when company value reaches $1tr

John Foley

●	350,000 options exercisable at $9.64 which vest when company value reaches $500m
●	350,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	50,000 options exercisable at $9.64 which vest when company value reaches $10bn

Paul Teasdale

●	350,000 options exercisable at $9.64 which vest when company value reaches $500m
●	350,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	50,000 options exercisable at $9.64 which vest when company value reaches $10bn

The Board of Directors believes that the Performance Incentive Grants would provide Mr. Garner, Mr. Foley and Mr. Teasdale with meaningful incentives as described above, and thus be in our and our shareholders’ best interests because they would align Mr. Garner’s, Mr. Foley’s and Mr. Teasdale’s interests with those of our other shareholders.

In the event of an acquisition of the Company following the closing of this offering, but before the end of the performance period, the Performance Incentive Grants may be eligible to vest if the value of the company in the acquisition causes a company value target that has not previously been achieved to be satisfied, in which case the tranche(s) of shares corresponding to that company value target will vest. Additionally, if the acquisition price falls between a company value target that has been achieved and one that has not, then a portion of that tranche of shares will vest based on a linear interpolation between each of these company value target.

For purposes of the performance incentive grants, “company value” for each individual’s grants is calculated by multiplying the closing trading price per share of our Class A ordinary shares by the number of shares outstanding on a fully diluted basis, taking into account all issued and outstanding securities and all rights, options, warrants, convertible instruments or other securities or agreements giving rights to acquire WeShop ordinary shares (excluding ordinary shares underlying WePoints and such individual’s performance incentive grants). “Company value” shall be deemed achieved if it is reached or exceeded at any time and need not be maintained for any period of time. There are no employment requirements with respect to the individuals in order to exercise these performance incentive grants.

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REGISTERED SHAREHOLDERS

The following table sets forth the number of our Class A ordinary shares held by the Registered Shareholders and registered as Class A ordinary shares for resale by means of this prospectus.

This prospectus registers for resale our Class A ordinary shares that are held by certain Registered Shareholders that include certain shareholders with “restricted” securities under the applicable securities laws and regulations who, because of their status as our affiliates pursuant to Rule 144 or because they acquired their share capital from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus.

Information concerning the Registered Shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the Class A ordinary shares covered by this prospectus, we cannot determine the number of such our Class A ordinary shares that will be sold by the Registered Shareholders, or the amount or percentage of our Class A ordinary shares that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our shares of Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Related Party Transactions” for further information regarding the Registered Shareholders.

We currently intend to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of our Class A ordinary shares by the Registered Shareholders (see “Plan of Distribution” section below).

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based percentage ownership of our Class A ordinary shares based on 10,785,257 Class A ordinary shares issued and outstanding as of October 7, 2025. These amounts are based upon information available to the Company as of the date of this filing.

	Number of Shares of Class A Ordinary Shares Beneficially Owned+	Total Number of Shares of Class A Ordinary Shares Being Registered Pursuant to this Prospectus	Percentage Ownership of Class A Ordinary Shares+
FFIH Limited[1]	1,003,938	1,003,938	9.31%
Hawk Investment Holdings Limited[2]	968,459	968,459	8.98%
Max Capital Limited[3]	751,072	751,072	6.96%
Mr. Robert W Morton	500,000	500,000	4.64%
Hallco 1766 Limited[4]	527,914	527,914	4.89%
Mr. Dennis Lavin	168,745	168,745	1.56%
All Other Registered Shareholders	60,000	60,000	*

Total	3,980,128	3,980,128	36.90%

*	Indicates beneficial ownership of less than 1% of the outstanding our Class A ordinary shares.
+	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to shares of Class A ordinary shares. Shares of Class A ordinary shares subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding.
1	FFIH Limited is a United Kingdom corporation for which John Foley and June Foley exercise dispositive voting control. FFIH Limited’s address is C/O Dains Accountants Limited, 3rd Floor, Chamberlain Square, Birmingham, B3 3AX, United Kingdom.
2	Hawk Investment Holdings Limited is controlled by Albany Directors Limited. Albany Directors Limited is Anthony Holt. Hawk Investment Holdings Limited’s address is Newport House, 15 The Grange, St Peter Port, Guernsey, GY1 4LA, Channel Isles.
3	Max Capital Limited is a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale. Its address is 22 the Esplanade, St Helier, Jersey, JE11HH.
4	Hallco 1766 Limited is a Jersey corporation for which sole dispositive power is exercised by Paul Teasdale. Its address is Mill Estate, Church Lane, Hotham, York, YO43 4UG, United Kingdom.

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RELATED PARTY TRANSACTIONS

The following is a description of related party transactions we have entered into since January 1, 2022 with any of our officers, members of the Board, or holders of more than 5% of our Class A ordinary shares.

Convertible Notes Payable

In June and July 2024, the Company issued to certain accredited investors unsecured convertible notes in an aggregate principal amount of £2,100,000 accruing interest rates at 1% per month or 12% per annum. Of these convertible notes, £40,930 is with a related party, Andrew Fearon, a member of our Board. As of December 31, 2024, £40,930 was outstanding under Andrew Fearon’s notes.

On November 16, 2021, the Company entered into a convertible note agreement with WeCap Plc, a holder of approximately 10% of our voting power, for an aggregate principal amount of all the notes limited to £4,500,000. The notes expire on May 18, 2026 and have interest payable being set at 5% per annum. The notes convert at a value of £3.00 per Class A ordinary share. As of December 31, 2024, these notes were converted into Class A ordinary shares.

On July 5, 2022, the Company entered into a convertible note agreement with WeCap Plc for an aggregate principal amount of all the notes limited to £3,750,000. The notes expire on May 18, 2026 and originally converted at a value of £1.00 per Class A ordinary share, pre-stock split (or £4.00 per Class A ordinary share post-stock-split). In November 2022, the Company modified the convertible note agreement to adjust the conversion price to £2.00 per Class A ordinary share. In accordance with ASC 470, the Company accounted for this change in conversion price as a debt modification prospectively. As of December 31, 2024, these notes have been fully converted to 3,208,331 Class A ordinary shares for a total value of £7,750,000. Interest accrued on these loans was forgiven at the time of conversion.

On June 29, 2023, the Company entered into a secured loan note agreement bearing interest at a fixed rate of 12% per annum, with an aggregate principal amount of up to £2,500,000. On January 15, 2025, the Company entered into an additional agreement for a further £2,500,000 on the same terms. The notes are convertible into Class A ordinary shares at a price determined by dividing a pre-money valuation of the Company of £58,000,000 by the number of shares outstanding at the conversion date.

In December 2024, John Foley was appointed to the Company’s Board of Directors, and FFIH Limited, an entity controlled by John Foley, was considered a related party from that date. FFIH’s holding in the loan notes was £999,937 as of December 31, 2024, and had increased to £1,499,937 as of June 30, 2025. In March 2025, Paul Teasdale was appointed to the Board of Directors, and HallCo, an entity controlled by Paul Teasdale, was considered a related party from that date. Hallco’s holding in the loan notes was £750,000 as of June 30, 2025.

In total, related party holdings under this agreement amounted to £2,249,937 as of June 30, 2025.

The following is a roll forward of the convertible notes payable, net - related party:

Balance at January 1, 2024	£7,536,400
Proceeds received	400,000
Reclassification to related party (previous debt holder, John Foley, was appointed as a board member)	775,399
Interest expense accrued	858,137
Debt issuance cost amortization	63,600
Conversion of convertible notes payable	(7,750,000)
Forgiveness of interest on conversion	(883,599)
Balance at December 31, 2024	999,937
Proceeds received	1,000,000
Reclassification to related party (previous debt holder, Paul Teasdale, was appointed as a board member)	250,000
Balance at June 30, 2025	£2,249,937

As of December 31, 2024 and June 30, 2025 there was £126,827 and £259,526 of interest accrued respectively

On September 29, 2025, £5,724,045 of Company’s outstanding convertible loan notes, including both principal and accrued interest outstanding under such notes, were converted into 11,199,161 Class A ordinary shares in accordance with the terms of the loan agreements that cleared the related party balance.

Consulting Agreement

In January 2022, the Company entered into a strategic consulting agreement with Max Capital. Max Capital was then controlled by John Garner, Head of Vision and Strategy at WeShop. Max Capital is now controlled by a majority vote of John Garner, Paul Teasdale, and John Foley. See “Principal Shareholders”. Max Capital was engaged by the Company to provide strategic advice and assistance to the Company in connection with capital markets strategy, acquisition strategy, investor relations strategy, and other strategic matters. The agreement lasted until May 9, 2024 and is now terminated. For the year ended December 31, 2022, the Company paid £450,000, of which £200,000 was capitalized as a debt issuance cost and £250,000 was expensed as sales and marketing expense in the consolidated statements of operations. Debt issuance costs are netted on the Company’s consolidated balance sheets within the Convertible Notes Payable – related party account (see above Convertible Notes Payable, net - related party), totaled nil and £63,600 for the years ended December 31, 2024 and 2023, respectively. Amortization of debt issuance costs totaled £63,600 and £71,658 for the years ended December 31, 2024 and 2023, respectively.

In August 2023, the Company issued 1,662,146 Class A ordinary shares to Max Capital, valued at £28,515,776, and recorded as share-based compensation recorded in sales and marketing expense in the statement of operations. Additionally, the Company owes Max Capital an additional 22,750 shares as outlined in the agreement for an additional share-based compensation expense of £390,298, shown as share-based liability on the Company’s balance sheet as of December 31, 2023. The Company took into consideration ASC 718 in determining the accounting and fair value for this grant. As of December 31, 2024, the balance remains unchanged.

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PRINCIPAL SHAREHOLDERS

The following table presents information, as of October 7, 2025, regarding the beneficial ownership of our Class A ordinary shares prior to the consummation of this offering for:

●	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding Class A ordinary shares;

●	each member of our Board; and

●	all members of our Board as a group.

The number of Class A ordinary shares beneficially owned by each entity, person, and member of our Board and our Board is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Class A ordinary shares over which the individual has sole or shared voting power or investment power as well as any Class A ordinary shares that the individual has the right to acquire within 60 days of August 31, 2025 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares held by that person.

The percentage of outstanding Class A ordinary shares before this offering is computed on the basis of 10,785,257 Class A ordinary shares outstanding as of October 7, 2025.

Name of Beneficial Owner	Number of Shares	Percentage of Class
Sidney PTC Limited[1]	2,453,125	22.75
Community Social Investment Limited[2]	2,083,333	19.32
FFIH Limited[3]	1,003,938	9.31
Hawk Investment Holdings Limited[4]	968,459	8.98
Max Capital Limited[6]	751,072	6.96
WeCap Plc[7]	806,022	7.47
John Edward Story	484,375	4.49
Alistair Cade	407,264	3.78
Paul Ellerbeck[5]	2,154,076	19.97
John Foley[8]	1,755,010	16.27
Paul Teasdale[9]	1,278,986	11.86
Johnny Hickling
Andrew Fearon	46,875	*
Oana Crisan
Oliver Egerton-Vernon
John Garner[10]	751,072	6.96

*	Less than one percent.
1	Sidney PTC Limited is a corporation formed in the Isle of Jersey that serves as trustee for the Original Trust, a trust formed in the Isle of Jersey. Sidney PTC Limited exercises sole dispositive voting control over the Original Trust which is exercised by majority vote of Marcus Stone, Richard Griffiths, G.B. Directors Limited, and G.B. Directors 2 Limited. The directors of G.B. Directors Limited and G.B. Directors 2 Limited are Oliver Egerton-Vernon, Oana Crisan, and William Garfield Bennett. Sidney PTC Limited’s address is First Floor, Durell House, 28 New Street, St Helier, Jersey, JE2 3RA.
2	Community Social Investment Limited, a United Kingdom corporation for which Paul Ellerbeck has sole dispositive power. Its address is 10 Queen Street Place, London, United Kingdom, EC4R1AG.
3	FFIH Limited is a United Kingdom corporation for which John Foley and June Foley exercise dispositive voting control. FFIH Limited’s address is C/O Dains Accountants Limited, 3rd Floor, Chamberlain Square, Birmingham, B3 3AX, United Kingdom.
4	Hawk Investment Holdings Limited is controlled by Albany Directors Limited. Albany Directors Limited is Anthony Holt. Hawk Investment Holdings Limited’s address is Newport House, 15 The Grange, St Peter Port, Guernsey, GY1 4LA, Channel Isles.
5	Includes 2,083,333 Class A ordinary shares held by Community Social Investment Limited, a United Kingdom corporation for which Paul Ellerbeck has sole dispositive power. Its address is 10 Queen Street Place, London, United Kingdom, EC4R1AG.
6	Max Capital Limited is a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale. Its address is 22 the Esplanade, St Helier, Jersey, JE11HH.
7	WeCap Plc is a publicly-traded corporation incorporated in the United Kingdom. Its address is 25 Eccleston, London, United Kingdom, SW1W 9NF.
8	Includes (i) 1,003,938 Class A ordinary shares held by FFIH Limited, a United Kingdom corporation for which John Foley and June Foley exercise dispositive voting control and (ii) 751,072 Class A ordinary shares held by Max Capital Limited, a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale. The address of FFIH Limited is C/O Dains Accountants Limited, 3rd Floor, Chamberlain Square, Birmingham, B3 3AX, United Kingdom. The address of Max Capital Limited is 22 the Esplanade, St Helier, Jersey, JE11HH.
9	Includes (i) 751,072 Class A ordinary shares held by Max Capital Limited, a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale and (ii) 527,914 Class A ordinary shares held by Hallco 1766 Limited is a Jersey corporation for which sole dispositive power is exercised by Paul Teasdale. The address of Max Capital Limited is 22 the Esplanade, St Helier, Jersey, JE11HH. The address of Hallco 1766 Limited is Mill Estate, Church Lane, Hotham, York, YO43 4UG, United Kingdom.
10	Includes 751,072 Class A ordinary shares held by Max Capital Limited, a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale. The address of Max Capital Limited is 22 the Esplanade, St Helier, Jersey, JE11HH.

Holdings by U.S. Shareholders

As of October 7, 2025, none of our outstanding Class A ordinary shares were held by U.S. record holders.

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DESCRIPTION OF SHARES AND MEMORANDUM AND ARTICLES OF ASSOCIATION

General

We are a British Virgin Islands Business Company limited by shares (company number 2046056) and our affairs are governed by our Memorandum and articles of association (“Articles”), the BVI Act and common law of the British Virgin Islands. Based upon the Articles, we are authorized to issue an unlimited number of ordinary shares.

As of the date of this prospectus, 10,785,257 Class A ordinary shares are issued and outstanding and 12,500,000 Class B ordinary shares are issued and outstanding. Our Class B shares do not have any rights to vote in the election of directors or to receive any dividends paid to the Class A shareholders. No shareholder holding ordinary shares prior to the Listing Date may charge, pledge, encumber or otherwise dispose of any of their ordinary shares during a period of 365 days from the Listing Date, except with the prior written consent of our board of directors or as otherwise permitted under our amended and restated memorandum and articles of association.

No preferred shares are issued or outstanding. The following description summarizes the material terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you. You may obtain copies of our Articles as described under “Where You Can Find More Information” in this prospectus.

Share Rights

Each Class A ordinary share confers upon the shareholder:

(a) the right to attend any meeting of shareholders;

(b) the right to one vote per Class A ordinary share on any resolution of shareholders as against each other Class A ordinary share;

(c) the right to an equal share in any dividend paid by the Company against each other Class A ordinary share, which shall be one fifth of any amount paid by the Company against each Class A ordinary share but which shall not rank in preference to any other share;

(d) the right to an equal share in the distribution of the surplus assets of the Company against each other ordinary share, which shall be one fifth of any amount paid by the Company against each Class A ordinary share but which shall not rank in preference to any other share; and

(e) such other rights and entitlements as may be specified in the Articles.

Each Class B ordinary share confers upon the shareholder:

(a) no right to attend any meeting of shareholders;

(b) no right to vote on any resolution of shareholders;

(c) no right to an equal share in any dividend paid by the Company;

(d) no right to an equal share in the distribution of the surplus assets of the Company.

The Class B ordinary shares will automatically convert to Class A ordinary shares on a one-for-one basis upon transfer. Our holders of ordinary shares have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares. The WeShop Community Trust will be the sole holder of the Class B ordinary shares outstanding on the date of this prospectus.

Registration Rights

The registration rights agreement which we intend to enter into are provides that Paul Teasdale, John Foley and John Garner have certain registration rights as set forth below. The registration of our ordinary shares of by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form F-3 or S-3 registrations described below.

At any time beginning one year after the effective date of the registration statement of which this prospectus forms a part, Paul Teasdale, John Foley and John Garner may request that we register all or a portion of the registrable shares. We are obligated to effect only two such registrations. After the effectiveness of the registration statement of which this prospectus forms a part, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain shareholders will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration relating to (i) the issuance of securities by us or by a subsidiary pursuant to a stock option, stock purchase, or similar plan, (iii) an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a piggyback registration, or (iv) a registration in which the only shares being registered are shares issuable (A) upon redemption of WePoints and (B) upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering, and (v) any registration statement where we have elected to register shares for issuance by us or any shares issued after the date we have been approved for listing on Nasdaq. At any time beginning one year after the effectiveness of the registration statement of which this prospectus forms a part, the holders of these shares can make a request that we register their shares on Form F-3 or Form S-3 if we are qualified to file a registration statement on Form F-3 or S-3 and if the anticipated aggregate price of the shares offered, net of any underwriters’ discounts or commissions, would equal or exceed $15.0 million. We will not be required to effect more than two registrations on Form F-3 or S-3 within any 12-month period.

Register of Members

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained in electronic form by our transfer agent, Computershare.

Board of Directors

In accordance with British Virgin Islands law and our memorandum and articles of association, the management of WeShop is vested in a board of directors. Our Memorandum and articles of association provide that the board must comprise at least one member. Currently our board has seven members (see “Management”). The board meets as often as required by our interests.

Subject to any rights of the holders of any class of preferred shares, to elect additional directors under specified circumstances, the directors are appointed for a period of three years; provided however the directors shall be elected on a staggered basis, with one-third of the directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual meeting held following the third anniversary of the appointment. Directors are not required to own ordinary shares of WeShop.

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Exclusive Forum

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BVI Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the British Virgin Islands over all such claims or disputes. Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the British Virgin Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the British Virgin Islands as exclusive forum. The forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. Our amended and restated memorandum and articles of association provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Ordinary Shares—Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A ordinary shares and could entrench management.”

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated under the Delaware General Corporation Law in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies (the “surviving company”) and a consolidation means the uniting of two or more constituent companies into a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a British Virgin Islands company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders voting at a quorate meeting of shareholders or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge. While a director may vote on the plan of merger or consolidation, or any other matter, even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands. The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

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As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar of Corporate Affairs shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation. If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act.

A shareholder may dissent from (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 percent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the BVI Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court (each, an Action). A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

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A shareholder dissenting from an Action must object in writing to the Action before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. Such objection shall include a statement that the members propose to demand payment for his or her shares if the Action is taken. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the Action, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company shall make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company is not obligated, if there are multiple dissenting members, to offer each dissenting member the same price. The company and the shareholder then have 30 days to agree upon the price, to be paid by the company in cash. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands Law. These are summarized below:

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our amended and restated memorandum and articles of association be set aside.

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the cost of the proceedings; and

●	whether an alternative remedy is available.

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Just and Equitable Winding Up

In addition to the statutory remedies outlined above, shareholders can also petition the British Virgin Islands Court for the winding up of a company under the BVI Insolvency Act, 2003 (as amended) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable for the court to so order. This remedy is typically exercised where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down or where there has been a breach of any express or implied agreement between the shareholders. This is considered a remedy of last resort by the British Virgin Islands courts and only available where no other remedy is appropriate.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our amended and restated memorandum and articles of association provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or (ii) is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. The Company will enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the amended and restated memorandum and articles of association.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Amended and Restated Memorandum and Articles

Some provisions of our amended and restated articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable. Under the BVI Act there are no provisions, which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Our amended and restated memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of any of our ordinary shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, under British Virgin Islands law, our directors in the exercise of their powers granted to them under our amended and restated memorandum and articles of association and performance of their duties, are required to act honestly and in good faith in what the director believes to be in the best interests of our Company.

The BVI Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of the British Virgin Islands and “interested shareholders.” However, we will include these provisions in our  amended and restated memorandum and articles of association to be in effect upon the effectiveness of the registration statement of this prospectus forms a part. Specifically, our amended and restated memorandum and articles of association will contain provisions which prohibit us, subject to certain exceptions, from engaging in business combinations and other specified transactions with persons for a period of three years after the time of the transaction in which the person acquired 15% of more of our issued voting shares.

Delaware General Corporation Law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

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The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute including, among others, a statutory duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. Directors must exercise their powers for a proper purpose, and our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our amended and restated memorandum and articles of association.

Pursuant to the BVI Act and our amended and restated memorandum and articles, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may: (a) vote on a matter relating to the transaction; (b) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and (c) sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction. This does not preclude a director from voluntarily excluding himself from a meeting or a vote where a conflict arises.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by members of the company at a meeting may also be taken by a resolution of members consented to in writing. Under our amended and restated memorandum and articles, following our listing on Nasdaq members may not act by written consent.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our amended and restated memorandum and articles of association allow our shareholders holding 30% or more of the votes of the issued and outstanding voting shares to requisition a shareholders’ meeting. There is no requirement under British Virgin Islands law to hold shareholders’ annual general meetings, but our amended and restated memorandum and articles of association require the directors to hold such a meeting at least once in each calendar year. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

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Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the British Virgin Islands law, our amended and restated memorandum and articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors can be removed from office, only for cause, by a resolution of shareholders of not less than 75% of the Class A ordinary shares. Directors can also be removed with or without cause by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions With Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute and our amended and restated memorandum and articles of association fails to expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our amended and restated memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or directors, provided that the directors have made a declaration of solvency that the company is able to discharge its debts as they fall due and that the value of the company’s assets exceed its liabilities.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. For these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our amended and restated memorandum and articles of association be effected by resolution of directors without shareholder approval.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our amended and restated memorandum and articles of association may be amended by a majority resolution of shareholders and, subject to certain exceptions, by a majority resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of our Class A ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the public price of our Class A ordinary shares and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when the Registered Shareholder may, or may not, elect to sell their Class A ordinary shares or the prices at which any such sales may occur.

As of October 7, 2025, a total of 23,285,257 ordinary shares were outstanding. All of the Class A ordinary shares being registered for resale under the registration statement of which this prospectus forms a part will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Any shares not registered hereunder or pursuant to another registration statement will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the Class A ordinary shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such ordinary shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Class A ordinary shares on behalf of our affiliates are entitled to sell ordinary shares. Within any three-month period, such shareholders may sell a number of ordinary shares that does not exceed the greater of:

●	1% of the number of Class A ordinary shares then outstanding, which equals 107,852 shares on October 7, 2025, or

●	the average weekly trading volume of our Class A ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling Class A ordinary shares on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 ordinary shares under Rule 144 without complying with the holding period requirements of Rule 144.

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Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of any Class A ordinary shares issued or reserved for issuance under our long-term incentive plan. We expect to file the registration statement covering these Class A ordinary shares after the date of this prospectus, which will permit the resale of such shares by persons who are non-affiliates of ours in the public market without restriction under the Securities Act. The registration statement on Form S-8 will become effective automatically upon filing.

Registration Statement on Form F-1

We intend to file a registration statement for the registration of up to 12,500,000 WePoints that have the potential of being redeemed for Class A ordinary shares that will be transferred to users on our platform by the WeShop Community Trust pursuant to the Shareback Plan.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold outside the United States without registration in the United States being required.

Lock-in Period

No shareholder holding ordinary shares prior to the Listing Date may charge, pledge, encumber or otherwise dispose of any of their ordinary shares during a period of 365 days from the Listing Date, except with the prior written consent of our board of directors or as otherwise permitted under our amended and restated memorandum and articles of association.

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MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material British Virgin Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A ordinary shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A ordinary shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the British Virgin Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the British Virgin Islands and the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective purchasers of our Class A ordinary shares are urged to consult their tax advisors about the particular British Virgin Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A ordinary shares.

Material British Virgin Islands Income Tax Considerations

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon us or our security holders who are not tax resident in the British Virgin Islands.

We are not liable to pay any form of taxation in the British Virgin Islands and all dividends, interest, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the British Virgin Islands are exempt from all forms of taxation in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations, or other securities of ours by persons who are not persons resident in the British Virgin Islands are exempt from all forms of taxation in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligation or other securities of ours.

Subject to the payment of stamp duty on the acquisition of property in the British Virgin Islands by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of British Virgin Islands incorporated companies owning land in the British Virgin Islands), all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to us or our shareholders.

Material U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of our Class A ordinary shares. This discussion deals only with Class A ordinary shares that are held as capital assets by a U.S. Holder (as defined below).

As used herein, the term “U.S. Holder” means a beneficial owner of our Class A ordinary shares that is, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

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This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a dealer or broker in securities;

●	a financial institution;

●	a regulated investment company;

●	a real estate investment trust;

●	an insurance company;

●	a tax-exempt organization;

●	a person holding our Class A ordinary shares as part of an integrated or conversion transaction, a constructive sale or a straddle;

●	a trader in securities that has elected the mark-to-market method of accounting for your securities;

●	a person liable for alternative minimum tax;

●	a person who owns or is deemed to own 10% or more of all of our outstanding shares (by vote or value);

●	a partnership or other pass-through entity for U.S. federal income tax purposes;

●	a person required to accelerate the recognition of any item of gross income with respect to our Class A ordinary shares as a result of such income being recognized on an applicable financial statement; or

●	a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner of a partnership holding our Class A ordinary shares, you are urged to consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. If you are considering the purchase of our Class A ordinary shares, are urged to consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our Class A ordinary shares, as well as the consequences to you arising under other U.S. federal tax laws (such as estate and gift tax laws) and the laws of any other taxing jurisdiction.

Except as specifically noted below under “—Passive Foreign Investment Company,” the following discussion assumes we are not, and will not be, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

Taxation of Dividends

The gross amount of distributions on our Class A ordinary shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis in the Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Sales or Exchanges”). We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend for U.S. federal income tax purposes. If distributions are paid in foreign currency, the amount of such distribution will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into US Dollars at that time.

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Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income from foreign sources on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Subject to applicable limitations (including a minimum holding period requirement), dividends received by non-corporate U.S. Holders from a qualified foreign corporation may be treated as “qualified dividend income” that is subject to reduced rates of taxation. For these purposes, a foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as the Class A ordinary shares are expected to be. However, non-corporate U.S. Holders will not be eligible for reduced tax rates on any dividends received from us if we are a PFIC (as discussed below under “—Passive Foreign Investment Company”) in the taxable year in which such dividends are paid or in the preceding taxable year. You are urged to consult your tax advisors regarding the application of these rules to your particular circumstances.

Taxation of Sales or Exchanges

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Class A ordinary shares in an amount equal to the difference between the amount realized for the Class A ordinary shares) and your tax basis in the Class A ordinary shares. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year. In general, long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company

In general, we will be a PFIC for any taxable year in which, after applying certain look-through rules, (i) at least 75% of our gross income is passive income, or (ii) at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In addition, cash and other assets readily convertible into cash are generally considered passive assets.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

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If we are a PFIC for any taxable year that a U.S. Holder holds the Class A ordinary shares, unless the U.S. Holder makes certain elections, any gain recognized by the U.S. Holder on a sale or other disposition of the Class A ordinary shares would be allocated pro-rata over the U.S. Holder’s holding period for the Class A ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a U.S. Holder on the Class A ordinary shares exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of the Class A ordinary shares if we were a PFIC, as described above. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own equity in any of the entities in which we hold equity that also are PFICs. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class A ordinary shares. In addition, a timely election to treat us as a qualified electing fund under the Internal Revenue Code would result in an alternative treatment. However, we do not intend to prepare or provide the information that would enable U.S. Holders to make a qualified electing fund election. If we are considered a PFIC, a U.S. Holder also will be subject to annual information reporting requirements. U.S. Holders are urged to consult their tax advisors about the potential application of the PFIC rules to an investment in the Class A ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our Class A ordinary shares and the proceeds from the sale, exchange or other disposition of Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you establish that you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number and a certification that you are not subject to backup withholding or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. The Class A ordinary shares are expected to constitute foreign financial assets subject to these requirements unless the Class A ordinary shares are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of these reporting requirements.

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PLAN OF DISTRIBUTION

The Registered Shareholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their Class A ordinary shares covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the Class A ordinary shares are listed for trading. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of Class A ordinary shares by the Registered Shareholder, except we have engaged a financial advisor with respect to certain other matters relating to the registration of our Class A ordinary shares and listing of our Class A ordinary shares, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Shareholder may, or may not, elect to sell their ordinary shares or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of their Class A ordinary shares covered by this prospectus.

We will not receive any proceeds from the sale of Class A ordinary shares by the Registered Shareholders. We will recognize costs related to this direct listing and our transition to a publicly traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

We will use commercially reasonable efforts to keep the Registration Statement effective to give Registered Shareholders the right to sell for the earlier of (i) 90 days from the date hereof and (ii) the date on which the identified shareholders shall have sold all the shares covered thereby.

On the day that our Class A ordinary shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our Class A ordinary shares are ready to trade, Nasdaq will confirm the Current Reference Price for our Class A ordinary shares, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will then be executed at such price and regular trading of our Class A ordinary shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules.

Under Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Class A ordinary shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy Class A ordinary shares at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of Class A ordinary shares at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 Class A ordinary shares at an entered bid price of $10.01 per share and a limit order to sell 200 Class A ordinary shares at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:

● Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

98

● Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

● Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for Class A ordinary shares at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500-share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor will determine when our Class A ordinary shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Under Nasdaq rules, in the event of such delay, prior to terminating such delay, there will be a 10-minute “Display Only” period during which market participants may enter quotes and orders in our Class A ordinary shares in Nasdaq systems. In addition, beginning at 4:00 a.m., market participants may enter orders in our Class A ordinary shares on Nasdaq. Such orders will be accepted and entered into the system. After the conclusion of the 10-minute “Display Only” period, our Class A ordinary shares will enter a “Pre-Launch” period of indeterminate duration. The “Pre-Launch” period will end and our Class A ordinary shares will be released for trading by Nasdaq when certain conditions are met, including Nasdaq’s receipt of notice from the Advisor that our Class A ordinary shares are ready to trade, after which the Nasdaq system will calculate the Current Reference Price at that time and display it to the Advisor. If the Advisor then approves proceeding, the Nasdaq system will conduct certain validation checks. The Advisor, with concurrence of Nasdaq, may determine at any point during the delay process up through the conclusion of the “Pre-Launch” period to postpone and reschedule the Direct Listing. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism and will not coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our Class A ordinary shares, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator, or the Net Order Imbalance Indicator, a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of Class A ordinary shares of that can be paired off the Current Reference Price, the number of Class A ordinary shares that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process (that is, an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level – the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold Class A ordinary shares to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our Class A ordinary shares may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly.

99

In addition to listing on Nasdaq, we are also required to have at least four registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers.

In addition to sales made pursuant to this prospectus, the Class A ordinary shares covered by this prospectus may be sold by the Registered Shareholders in private transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, Class A ordinary shares may be sold in such states only through registered or licensed brokers or dealers.

A Registered Shareholder may from time to time transfer, distribute (including distributions in kind by Registered Shareholders that are investment funds), pledge, assign, or grant a security interest in some or all the Class A ordinary shares owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the Class A ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act amending the list of the Registered Shareholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Shareholders under this prospectus. The Registered Shareholders also may transfer the shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

If any of the Registered Shareholders utilize a broker-dealer in the sale of Class A ordinary shares being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Shareholder or commissions from purchasers of Class A ordinary shares for whom they may act as agent or to whom they may sell as principal.

We have engaged ThinkEquity LLC, as our financial advisor to advise and assist us with respect to certain matters relating to the Direct Listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the Direct Listing and developing and assisting with our investor communication strategy in relation to the Direct Listing. In connection with its engagement as our financial advisor, the Advisor received a fee of $100,000 upon the return of all the required Due Diligence by WeShop requested from Advisor; will receive an additional fee of $100,000 due upon the filing of the Company’s registration statement with the SEC; and will be entitled to a fee of $800,000 upon the successful consummation of the Direct Listing. The Advisor will also be entitled to an expense reimbursement for all expenses pre-approved by the Company for all reasonable travel and other out-of-pocket expenses incurred in connection with the Advisor’s engagement including the preapproved and reasonable fees and expenses of the Advisor’s counsel and due diligence analysis not to exceed $25,000.

The Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or the solicitation and/or sales of Class A ordinary shares in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by the Advisor to us in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us.

100

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the sale of our Class A ordinary shares in the offering. With the exception of the registration fee payable to the SEC and the filing fee payable to Nasdaq, all amounts are estimates. We will pay all of the expenses of this offering.

Amount To Be Paid
SEC registration fee	$22,550
Nasdaq listing fee	75,000
Printing and engraving expenses	12,000
Auditor’s fees	1,083,885
Legal fees and expenses	2,450,000
Transfer Agent and registrar fees	10,125
Other advisors’ fees	1,000,000
Miscellaneous fees and expenses	100,000
Total	$4,753,560

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LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with this offering are being passed upon for us by Harney Westwood & Riegels (BVI) LP.

EXPERTS

The consolidated financial statements of WeShop Holdings Limited as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 appearing in the registration statement of which this prospectus is a part have been audited by Withum Smith+Brown, PC, an independent registered public accounting firm, located at as stated in their report appearing herein (which contains an explanatory paragraph relating to the restatement of the previously issued consolidated financial statements). Such audited financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a British Virgin Islands business company limited by shares and our registered office is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and our executive office is located outside of the United States in Hawk House, 22 The Esplanade, Jersey, JE1 1HH, Channel Islands.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the British Virgin Islands would (1) recognize or enforce against us, or our directors or our officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the British Virgin Islands, based on these laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the Class A ordinary shares offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Certain information with respect to us and our Class A ordinary shares is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of WeShop Holdings Limited such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, together.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and members of our Board and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://we.shop. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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WeShop Holdings Limited and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

WeShop Holdings Limited and Subsidiaries

Consolidated Financial Statements

December 31, 2024 and 2023

F-1

WeShop Holdings Limited and Subsidiaries

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2025 and 2024

F-2

WeShop Holdings Limited and Subsidiaries

Unaudited Interim Consolidated Financial Statements

June 30, 2025 and 2024

F-3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

WeShop Holdings Limited and Subsidiaries:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WeShop Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the Previously Issued Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the 2023 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

June 27, 2025 except for Note 14, dated October      , 2025

The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 14 to the consolidated financial statements.

/s/ WithumSmith+Brown, PC

New York, New York

October 17, 2025

F-4

WeShop Holdings Limited and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2024 and 2023

	December 31,
	2024	2023
		(As Restated)
Assets
Current assets
Cash	£28,066	£139,411
Accrued income, net of returns reserve	86,036	666,461
Other current assets	63,559	60,558
Total current assets	177,661	866,430
Intangible assets, net	13,758,907	15,764,385
Property and equipment, net	35,853	40,322
Total assets	£13,972,421	£16,671,137

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	£1,627,450	£1,064,293
Convertible notes payable	1,771,593	1,650,000
Convertible notes payable, at fair value	1,213,564	-
Convertible notes payable, at fair value – related party	40,930	-
Convertible notes payable, net - related party	999,937	7,536,400
Accrued interest - related party	126,827	534,517
Notes payable	231,631	215,499
Accrued interest	144,585	69,663
Total current liabilities	6,156,517	11,070,372
Share-based compensation liability	390,298	390,298
Total liabilities	6,546,815	11,460,670

Commitments and contingencies (Note 11)

Ordinary shares, no par value unlimited authorized shares, 7,985,717 and 7,180,510 shares, issued and outstanding as of December 31, 2024 and 2023, respectively	91,487,039	77,196,909
Accumulated deficit	(84,061,433)	71,986,442)
Total shareholders’ equity	7,425,606	5,210,467
Total liabilities and shareholders’ equity	£13,972,421	£16,671,137

The accompanying notes are an integral part to these consolidated financial statements

F-5

WeShop Holdings Limited and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2024 and 2023

	For the years ended December 31,
	2024	2023
		(As Restated)
Net revenues	£1,294,770	£1,452,669
Costs and expenses:
Cost of sales	5,593,851	26,946,774
General and administrative	4,073,211	3,059,581
Sales and marketing	319,887	30,196,901
Research and development	229,426	514,433
Depreciation and amortization expense	2,015,877	2,008,568
Total costs and expenses	12,232,252	62,726,257
Operating loss	(10,937,482)	(61,273,588)
Other income (loss):
Other income, net	32,438	383,260
Change in fair value of convertible notes payable	(479,024)	-
Interest expense	(690,923)	(480,971)
Net loss	£(12,074,991)	£(61,371,299)

Basic and diluted net loss per Ordinary Share	£(1.62)	£(9.96)
Weighted average ordinary shares outstanding, basic and diluted	7,228,113	6,164,423

The accompanying notes are an integral part to these consolidated financial statements

F-6

WeShop Holdings Limited and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the years ended December 31, 2024 and 2023

	Ordinary Shares		Accumulated
	Shares	Amount	Deficit	Total
Balance at December 31, 2022, recasted and as restated	5,505,208	£21,476,816	£(10,615,143)	£10,861,673
Issuance of ordinary shares in exchange for cash	13,155	255,000	-	255,000
Issuance of ordinary shares to a related party in exchange for marketing services	1,662,146	28,515,776	-	28,515,776
Share-based compensation	-	26,949,317	-	26,949,317
Net loss	-	-	(61,371,299)	(61,371,299)
Balance at December 31, 2023, recasted and as restated	7,180,510	77,196,909	(71,986,442)	5,210,467
Issuance of ordinary shares in exchange for cash	3,125	60,750	-	60,750
Conversion of promissory notes inclusive of accrued interest, related party	802,083	8,633,599	-	8,633,599
Share-based compensation	-	5,595,781	-	5,595,781
Net loss	-	-	(12,074,991)	(12,074,991)
Balance at December 31, 2024, recasted	7,985,717	£91,487,039	£(84,061,433)	£7,425,606

The accompanying notes are an integral part to these consolidated financial statements

F-7

WeShop Holdings Limited and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2024 and 2023

	For the year ended December 31,
	2024	2023
		(As Restated)
Cash Flows from Operating Activities
Net loss	£(12,074,991)	£(61,371,299)
Adjustment to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	2,015,877	2,008,568
(Recoveries) provisions for returns reserve	(31,731)	108,018
Share-based compensation	5,595,781	55,855,391
Change in fair value of convertible notes payable	479,494	-
Amortization of debt issuance costs	63,600	71,658
Changes in operating assets and liabilities:
Accrued income	612,156	(647,202)
Tax receivable	-	226,681
Other current assets	(3,001)	8,448
Accounts payable and accrued expenses	563,157	(159,145)
Accrued interest - related party	475,909	339,449
Accrued interest	144,584	69,663
Net cash used in operating activities	(2,159,165)	(3,489,770)

Cash flows from Investing Activities
Purchases of property and equipment	(5,930)	(30,743)
Net cash used in investing activities	(5,390)	(30,743)

Cash flows from Financing Activities
Issuance of ordinary shares in exchange for cash	60,750	255,000
Proceeds from the issuance of notes payable	-	215,499
Proceeds from the issuance of convertible notes payable	1,568,000	1,650,000
Proceeds from the issuance of convertible notes payable -related party	425,000	1,100,000
Net cash provided by financing activities	2,053,750	3,220,499
Net decrease in cash and cash equivalents	(111,345)	(300,014)
Cash, beginning of year	139,411	439,425
Cash, end of the year	£28,066	£139,411

Supplemental non-cash disclosures:
Conversion of convertible notes payable – related party to equity	£7,750,000	£-
Forgiveness of interest on convertible notes payable – related party	£883,599	£-
Reclassification of convertible notes payable - related party	£775,399	£-

The accompanying notes are an integral part to these consolidated financial statements

F-8

WeShop Holdings Limited and Subsidiaries

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

Note 1 - ORGANIZATION AND BUSINESS OPERATIONS

WeShop Holdings Limited (referred to as “WeShop”, “the Company”) is a BVI Business Company limited by shares and incorporated in the British Virgin Islands, registration number 2046056, and is domiciled in the British Virgin Islands. WeShop is a community owned social commerce platform offering shoppers shares in the Company every time they make a purchase, recommend a product or refer a new member. WeShop earns revenues from advertising on their platform and commissions on the sales through the platform.

Boanerges Limited (“Boanerges”) was a British Virgin Islands registered company which listed as a special purpose acquisition company on the London junior market called Aquis on April 23, 2021. On November 17, 2021 Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited (“Asset Acquisition”). WeShop Limited was incorporated as a UK company on September 21, 2012. It had developed a software platform and various IP surrounding a social commerce platform.

Pursuant to that agreement, the Company acquired the technology in exchange for 8,333,333 shares of its own shares.

At December 31, 2024, the Company has two wholly owned subsidiaries, This is How Limited, incorporated in Jersey, Channel Islands on November 30, 2021 which holds the intellectual property of the consolidated group as well as WeShop Management UK Ltd. which is primarily incurring personnel expenses at this time.

On September 15, 2025, the Board of Directors approved a 1-for-4 reverse stock split of the Company’s issued share capital (the “Consolidation”) in preparation for the Company’s proposed listing on Nasdaq. Pursuant to the Consolidation on October 22, 2025, every four ordinary shares in issue will be consolidated into one ordinary share, with any fractional entitlements rounded down to the nearest whole share. As of the date of these financial statements, the reverse stock split has been applied by the Company and reflected throughout. As a result of the Consolidation, pre-consolidation issued shares of 31,942,869 will be consolidated to 7,985,717 post-consolidation shares (See Note 11).

Note 2 - Correction of Previously Issued Financial Statements

On May 9, 2025, the Company received an SEC Comment letter and based on the Company’s subsequent review of the guidance under ASC 718, it was determined that the account owners do not have a service condition as defined by ASC 718. ASC 718-10-55-6 states that a share-based award becomes vested when the award is no longer contingent on satisfaction of a service condition.

The following circumstances would require a Contingent Share to be forfeited during that period including where an Account Owner/Account:

a)	is suspended by the Company under Clause 7 (breach of code of conduct);
b)	is associated with any fraudulent activity or any breach of the Company’s terms;
c)	is used to make purchases on behalf of, or for the benefit of, any other person;
d)	is inactive for more than 13 months (an Account Owner is inactive where the Account Owner does not log into the Services);
e)	publishes (or causes to be published) defamatory or otherwise abusive Content directed towards WeShop or any subsidiary or member of its group of companies, its directors and/or officers or employees either on the WeShop platform or elsewhere;
f)	is in dispute with WeShop for any reason including any disputes not relating to Qualifying Transactions; or
g)	is abusive verbally or by electronic communication to any member of the WeShop team.

Since the shares automatically settle upon request of share certificate or withdrawal once the account owner has owned the Contingent Share for a period of 13 months from the date of issuance, this is considered a non-substantive service condition and the 13 months is deemed to be a delayed exercisability provision, which does not give rise to over time recognition being that there is no service condition. Based on the Company’s policy, forfeitures would be accounted for as they occur. For the year ended December 31, 2023, there were no forfeitures.

Based on this, the Company has restated their financial statements to expense the account owner shares immediately (once the transaction is verified) as opposed to over a 12-month service period.

Quantitative Impact of the Restatement

Impact to the consolidated balance sheet as of December 31, 2023

The impact of the restatements on the line items within the previously reported Audited Consolidated Statement of Operations for the year ended December 31, 2022 previously filed is as follows:

	As reported	Adjustment	As restated
Ordinary shares	£55,097,580	£22,099,329	£77,196,909
Accumulated deficit	£(49,887,114)	£(22,099,329)	£(71,986,442)

Impact to the consolidated statement of operations for the year ended December 31, 2023

	As reported	Adjustment	As restated
Cost of sales	£5,547,118	£21,399,656	£26,946,774
Total costs and expenses	£41,326,601	£21,399,656	£62,726,257
Operating loss	£(39,873,932)	£(21,399,656)	£(61,273,588)
Net loss	£(39,971,643)	£(21,399,656)	£(61,371,299)
Basic and diluted net loss per Ordinary Share	£(1.62)	£(0.87)	£(2.49)

Impact to the consolidated statement of changes in shareholders’ equity for the year ended December 31, 2023

	As reported	Adjustment	As restated
Ordinary Shares
Balance, December 31, 2022	£20,777,144	£699,672	£21,476,816
Share-based compensation	£5,549,661	£21,399,656	£26,949,317
Balance, December 31, 2023	£55,097,580	£22,099,329	£77,196,909
Accumulated deficit
Balance, December 31, 2022	£(9,915,471)	£(699,672)	£(10,615,143)
Net loss	£(39,971,643)	£(21,399,656)	£(61,371,299)
Balance, December 31, 2023	£(49,887,114)	£(22,099,328)	£(71,986,442)

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Impact to the consolidated statement of cash flows for the year ended December 31, 2023

	As reported	Adjustment	As restated
Cash Flows from Operating Activities
Net Loss	£(39,971,643)	£(21,399,656)	£(61,371,299)
Adjustment to reconcile net loss to cash used in operating activities:
Share-based compensation expense	£34,455,735	£21,399,656	£55,855,391

Note 3 - LIQUIDITY

During the years ended December 31, 2024 and 2023, the Company has incurred net losses of approximately £12 million and £61 million, respectively, and had an accumulated deficit of approximately £84 million (of which approximately £62 million relates to inception to date noncash share-based compensation expense) as of December 31, 2024. The Company expects to continue to incur net losses as it continues to grow and scale its business. Historically, the Company’s activities have been financed through private placements of equity securities and convertible debt issued.

The Company’s future capital requirements will depend on many factors including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company may need to raise additional financing. While there can be no assurances, the Company may need to pursue issuances of additional equity raises and debt rounds of financing. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

The Company has obtained a support letter from its current debt investor and affiliates, which provides that if the Company fails to (i) raise sufficient capital through rounds of financings, or (ii) secure sufficient operating cash to fund its operating expenses, the debt investor and affiliates, subject to such further conditions, and in a form to be mutually determined, would provide the Company funding and financial support necessary to pay for its operating expenses through the proposed public offering or for the twelve months from issuance of these consolidated financial statements.

The Company believes that as a result of resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support, the Company will be able to fund operations and capital needs for at least the next year from the date these consolidated financial statements were available to be issued.

Note 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

The functional currency for each subsidiary as well as the reporting currency is British Pounds.

Basis of Accounting

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Such estimates include, but are not limited to, revenue recognition, intangible assets, fair value of convertible notes and estimation of share-based compensation. Actual results may differ from our estimates.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share (“EPS”) by dividing income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding for the reporting period. All securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential ordinary share securities, shall be included in the computation of basic EPS using the two-class method. However, when the different classes of shares have identical rights and privileges except voting rights, whereby they share equally in dividends and residual net assets on a per unit basis, the classes can be combined and presented as one class for EPS purposes.

Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding. During the periods when they are anti-dilutive, ordinary share equivalents, if any, are not considered in the computation. As of December 31, 2024 and 2023, there were no anti-dilutive shares or ordinary share equivalents outstanding.

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Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:

Level 1 - Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

Level 2 - Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 - Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements

The Company’s fair value measurements in each reporting period includes debt instruments and share-based awards. The Company’s financial instruments of accounts receivable, accounts payable, accrued expenses, convertible notes payable and other current liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Cash

Cash includes cash deposits in banks. There were no cash equivalents as of December 31, 2024 and 2023.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers, is a single standard for revenue recognition that applies to all of revenue arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue is recognized upon the application of the following steps:

●	Identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, the contractual performance obligations are satisfied.

Substantially all of the Company’s performance obligations are satisfied at a point in time rather than over time.

Affiliate Revenue: The Company is not the seller of record in the transactions performed by users on the retailer’s platforms. The Company earns commissions based on sales generated through affiliate links. This performance-based model aligns its incentives with its partners, ensuring a focus on driving high-quality traffic and conversions. The commissions revenue earned from these arrangements is recognized on a net basis, which equates to the commission and processing fees earned in exchange for the seller services. The commission and processing fees are recognized net of estimated refunds when the buyer and seller confirm the corresponding transaction. The Company does not take title to inventory sold or assume risk of loss at any point in time during the transaction. The Company receives its net consideration from the affiliate networks (the Company’s customer) based on confirmed transactions. The Company currently records processing fees from its merchant service providers as a component of cost of sales on the consolidated statement of operations.

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Advertising services: The Company provides advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising. Revenue is recognized on a gross basis as ads are delivered based on the number of clicks or impressions.

Payments are typically received within 30 to 90 days of the affiliates validating the sales and commissions. The Company can reasonably estimate the revenues and adjust for any cancelations/rejections in real time.

The table below shows the disaggregation of revenue between affiliate revenues and advertising for the years ended December 31, 2024 and 2023:

	2024	2023
Affiliate revenues, net	£907,388	£1,317,023
Advertising revenues	387,382	135,646
Total revenues, net	£1,294,770	£1,452,669

Customer Concentration

For the year ended December 31, 2024, there were a total of three customers who accounted for approximately 81% of revenues. The Company also had one customer who accounted for approximately 52% of the total receivables as of December 31, 2024.

For the year ended December 31, 2023, there were a total of two customers who accounted for approximately 80% of revenues. The Company also had a total of two customers who accounted for approximately 76% of the total receivables as of December 31, 2023.

Accrued Income

Accrued income primarily represents the net cash due from affiliates and performance marketing networks for commissions earned on consumer purchases. The carrying amount of accrued income is reduced by a returns reserve that reflects management’s best estimate of amounts that will not be collected. The reserve represents the current estimate refunds and cancellations expected over the remaining duration of existing accrued income balances.

The following represents a roll forward of the returns reserve for the years ended December 31, 2024 and 2023:

	Year ended December 31,
	2024	2023
Balance, beginning of year	£118,678	£10,660
(Recoveries) provisions for expected losses	(31,731)	108,018
Balance, end of year	£86,947	£118,678

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Contract Assets

A contract asset is an entity’s right to payment for goods and services already transferred to a customer if that right to payment is conditional on something other than the passage of time. Generally, an entity will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment.

Contract assets consist primarily of the accrued income based on completion of the sale or promotion of such sales, upon satisfaction of the contract obligations. As of December 31, 2024 and 2023, contract assets, net of returns reserve, were recorded in the amounts of £86,036 and £666,461, respectively, on the Company’s consolidated balance sheets.

The following represents a roll forward of the contract assets for the years ended December 31, 2024 and 2023:

Balance, January 1, 2023	£127,277
Contract asset recorded	647,202
Less: returns reserve	(108,018)
Balance, December 31, 2023	£666,461
Contract assets collected	(666,461)
Contract asset recorded	54,305
Add: recoveries	31,731
Balance, December 31, 2024	£86,036

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line basis over the estimated useful lives of the respective asset. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Assets	Estimated useful life
Computer and equipment	5 years

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Intangible Assets

Intangible assets consist of the acquired brand name and relationships that were acquired through an asset acquisition in 2021. This transaction did not meet the definition of a business combination as substantially all of the fair value of the gross assets acquired was concentrated in the finite-lived developed technology intangible asset. As a result, this transaction was accounted for as an asset acquisition and the total purchase consideration was allocated to intangible assets, amortized over an estimated useful life of ten years.

The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the years ended December 31, 2024 and 2023.

Convertible Notes Payable

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and if it does not meet this classification under ASC 480 whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of a “derivative” in ASC 815, Derivatives and Hedging. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the consolidated statements of operations. As of December 31, 2024 and 2023 the Company management determined there are no bifurcated derivatives on the convertible debt under ASC 815.

Leases

The Company determines if an arrangement is a lease at inception. For leases where the Company is the lessee, right-of-use (“ROU”) assets represent the Company’s right to use the underlying asset for the term of the lease and the lease liabilities represent an obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term. The interest rate the Company uses to determine the present value of future lease payments is the Company’s incremental borrowing rate because the rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is a hypothetical rate for collateralized borrowings in economic environments where the leased asset is located based on credit rating factors. The ROU asset is determined based on the lease liability initially established and adjusted for any prepaid lease payments and any lease incentives received. The lease term to calculate the ROU asset and related lease liability includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. Certain leases contain variable costs, such as common area maintenance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the statements of operations.

The Company currently has no long-term operating leases or finance leases. All leases 12 months or less are expensed as incurred.

Cost of Sales

Cost of sales primarily consists of the share-based compensation for the Company’s Contingent Shares (See Note 9).

General and Administrative

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses, facilities and equipment expenses, such as rent and professional fees.

F-14

Sales and Marketing

Sales and marketing costs include advertising and payroll and related expenses for personnel engaged in marketing and selling activities, including share-based compensation for shares issued in connection with marketing services. Advertising expenses are expensed as incurred and totaled approximately £0.3 million and £1.3 million for the years ended December 31, 2024 and 2023, respectively.

Share-Based Compensation

As an incentive to key employees, non-employee directors and consultants, the Company periodically grants non-qualified share options.

Additionally, the Company participates in a Shareback incentive program. The purpose of the Shareback incentive program is to reward account owners for their social and transactional activity on the WeShop platform by awarding the account owners, in the first instance, a contingent entitlement to an ordinary share or such other class of share as the Company may designate from time to time based on the account owner’s performance and return window of product referral (“Contingent Shares”).

The Company recognizes share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including share options, restricted share units and Contingent Shares.

The Company recognizes the fair value of share options granted to non-employees as a share-based compensation expense over the period in which the related services are received. The Company recognizes forfeitures as they occur. The Company believes that the estimated fair value of share options is more readily measurable than the fair value of the services rendered.

For Contingent Shares, expense is recognized immediately at the grant date of the award. As the shares automatically settle upon request of share certificate or withdrawal once the account owner has owned the Contingent Share for a period of 13 months from the date of issuance, this is considered a non-substantive service condition and the 13 months is deemed to be a delayed exercisability provision.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of software development costs, including employee compensation and external contractors, associated with the ongoing development of the Company’s technology.

Income Taxes

According to British Virgin Islands (“BVI”) corporate taxation, there is a zero-rated income tax regime for all BVI-domiciled corporate entities, and there is no concept of residence applicable to BVI corporate taxation. The Company was incorporated in the BVI and is governed by the laws of the BVI.

F-15

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU is effective for all entities for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. We adopted this ASU for annual reporting and applied the amendments retrospectively for all periods presented in the financial statements (Note 13).

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income- Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires expanded, disaggregated expense disclosures. This ASU is effective for all entities for fiscal years beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027 as updated for in ASU 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date which clarified the interim reporting effective date of ASU 2024-03. Early adoption is permitted. The amendments will be applied prospectively with the option of retrospective application. We are currently evaluating this ASU to determine its impact on the Company’s disclosures.

There are no other recent accounting pronouncements pending adoption that we expect will have a material impact on our consolidated financial condition, results of operations, or cash flows.

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Note 5 - PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment:

	As of December 31,
	2024	2023
Computer and equipment	£56,949	£51,019
Less: accumulated depreciation	(21,096)	(10,697)
Property and equipment, net	£35,853	£40,322

Depreciation expense was £10,397 and £8,568 for the years ended December 31, 2024 and 2023, respectively.

Note 6 - INTANGIBLE ASSETS

The following table summarizes intangible assets:

	As of December 31,
	2024	2023
Developed technology	£20,000,000	£20,000,000
Less: accumulated amortization	(6,241,095)	(4,235,615)
Intangible assets, net	£13,758,907	£15,764,385

Amortization expense was £2,005,480 and £2,000,000 for the years ended December 31, 2024 and 2023, respectively.

2025	£2,000,000
2026	2,000,000
2027	2,000,000
2028	2,000,000
2029	2,000,000
Thereafter	3,758,907
£13,758,907

The below table represents the future amortization expense:

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Note 7 - CONVERTIBLE NOTES PAYABLE

On June 29, 2023, the Company entered into a 12% fixed rate secured loan notes agreement for an aggregate principal amount of all the notes limited to £2,5000,000. The notes convert at a price of the shares calculated to a pre-money valuation of the Company of £58,000,000 divided by the number of shares in issue at the conversion date. Each noteholder shall have the right to serve a conversion notice on the Company (not less than 20 business days prior to the repayment date) to convert all or some of the notes and accrued interest. The conversion shares arising on conversion of the Notes shall be credited as fully paid and rank pari passu with shares of the same class in issue on the repayment date and shall carry the right to receive any dividends and other distributions declared after the repayment date.

In June and July 2024, pursuant to an Unsecured Convertible Loan Note 2024 (the “2024 Convertible Loans”), the Company issued to certain accredited investors (the “Noteholders”) unsecured convertible notes in an aggregate principal amount of £2,100,000 accruing interest rates at 1% per month or 12% per annum, which are convertible into Ordinary Shares of the Company upon the Conversion Event. The Conversion Event is defined as 10 days before the Company is to list on a recognized stock exchange having been approved for listing by the relevant regulator and exchange, for example, the London Stock Exchange and the FCA or a further example being the SEC and NASDAQ. The opening pricing of the shares will be determined by the rules and regulations of the exchange the Company is being admitted to and this will be the price to which a 50% discount will be applied (the Conversion Price). If the initial pricing comprises of a bid and offer price, then the conversion discount will be applied at the mid price. The Conversion Event, which is considered a conditional obligation requiring variable-share settlement, was determined to be within the control of the issuer; therefore, does not meet the criteria for liability classification under ASC 480. Accordingly, per guidance within ASC 825, the Company measured the applicable 2024 convertible loans at fair value as of the acquisition date and have revalued at each subsequent reporting period, with changes in fair value reported in earnings. See below for roll forward of the fair value of the convertible debt:

January 1, 2024- December 31, 2024
Beginning Balance, January 1, 2024	£-
Fair value balance of convertible notes, at issuance	775,000
Change in fair value of convertible notes	479,024
Ending fair value of convertible notes, December 31, 2024*	£1,254,024

 *Includes related party balance of $40,930 as of December 31, 2024

As of December 31, 2024, convertible notes payable that are not required to be recorded at fair value (i.e., those notes that accrue at a 12% interest rate) amounted to £1,771,593 of principal and £61,553 of accrued interest.

Note 8 - NOTES PAYABLE

On February 10, 2023, the Company entered into a note agreement with a third party investor for an aggregate principal amount of £200,000, followed by an add-on investment of £15,499. Upon the one year anniversary of these notes, any accrued interest would become paid in kind (“PIK”) and be capitalized within the principal balance. The notes have an interest rate set at 1.5% and 2.0%, respectively, per annum and are currently due on demand.

As of December 31, 2024, notes payable amounted to £275,426, consisting of £231,631 of principal, including PIK interest, and £83,032 of accrued interest.

Note 9 - RELATED PARTIES

Convertible Notes Payable, at fair value - related party

Of the Unsecured Convertible Loan Note 2024 discussed in Note 7, £40,930 is with a related party.

Convertible Notes Payable, net - related party

On November 16, 2021, the Company entered into a convertible note agreement with WeCap Plc, a publicly traded corporation with several shareholders that serve in management on the Board of the Company, for an aggregate principal amount of all the notes limited to £4,500,000. The notes expire on May 18, 2026 and have interest payable being set at 5% per annum. The notes convert at a value of £3.00 per ordinary share (“Conversion Price”). As of December 31, 2024, these notes were converted into ordinary shares (see Note 7). As of December 31, 2023, £4,000,000 was outstanding under these notes.

On July 5, 2022, the Company entered into a convertible note agreement with WeCap Plc for an aggregate principal amount of all the notes limited to £3,750,000. The notes expire on May 18, 2026 and originally converted at a value of £1.00 per ordinary share, pre-stock split (or £4.00 per ordinary share post stock- split). In November 2022, the Company modified the convertible note agreement to adjust the conversion price to £2.00 per ordinary share. In accordance with ASC 470, the Company accounted for this change in conversion price as a debt modification prospectively. As of December 31, 2024, these notes were converted into ordinary shares (see Note 7). As of December 31, 2023, £3,600,000 was outstanding under these notes.

On the conversion date, the noteholders must provide a request in writing to the Company either that:

1. all of the notes held be converted into ordinary shares at the Conversion Price; or,

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2. all of the notes held be treated as debt.

If the noteholders choose to convert the notes on the conversion date into ordinary shares at the conversion price, then the ordinary shares arising on conversion will be subject to the lock-in period. If the noteholders choose not to convert the notes to ordinary shares on the conversion date, the notes will be treated as a debt which will be paid to the noteholder in full in addition to any accrued interest as outlined in the agreement.

As of December 31, 2024, these notes have been fully converted to 3,208,331 ordinary shares for a total value of £7,750,000. Interest accrued on these loans was forgiven at the time of conversion.

The following is a roll forward of the convertible notes payable, net – related party:

Balance at January 1, 2023	£6,342,742
Proceeds received	1,122,000
Interest expense accrued	71,658
Balance at December 31, 2023	7,536,400
Proceeds received	400,000
Reclassification to related party (previous debt holder was appointed as a board member)	775,399
Interest expense accrued	858,137
Debt issuance cost amortization	63,600
Conversion of convertible notes payable	(7,750,000)
Forgiveness of interest on conversion	(883,599)
Balance at December 31, 2024	£999,937

As of December 31, 2024 and 2023, there was £126,827 and £534,517 of interest accrued, respectively.

Consulting agreement

In August 2023, the Company issued 6,648,584 ordinary shares to Max Capital Limited, valued at £28,515,776, and recorded as share-based compensation recorded in sales and marketing expense in the statement of operations. Additionally, the Company owes Max Capital Limited an additional 91,000 shares as outlined in the agreement for an additional share-based compensation expense of £390,298, shown as share-based liability on the Company’s balance sheet as of December 31, 2023. The Company took into consideration ASC 718 in determining the accounting and fair value for this grant (See Note 10). As of December 31, 2024 the balance remains unchanged.

Note 10 - SHARE BASED COMPENSATION (AS RESTATED)

Shareback Incentive Program

Since inception, the Company has had a Shareback incentive program. The purpose of the Shareback incentive program is to reward account owners (i.e. shoppers who use the platform) for their social and transactional activity on the WeShop platform with a contingent entitlement to an ordinary share or such other class of share as the Company may designate from time to time (“Contingent Shares”). Contingent Shares are awarded when the transaction is confirmed by the retailer but may be revoked later if the transaction is revoked due to a return, cancellation, or other action that results in WeShop not retaining the commission from the transaction. These Contingent Shares will later settle to become settled shares (“Settled Shares”) which contain certain rights. The account owners are not charged by the Company, nor may the account owners be required to pay any amount to the Company for being awarded any Contingent Shares.

F-19

The mechanism by which the Company awards Contingent Shares is as follows:

a)	For various completed transactional activity, members (i.e. account owners) will be awarded Contingent Shares as a percentage of the gross merchant value net of any sales tax resulting from the transaction (a “Qualifying Transaction”). The status of a transaction remains at the discretion of the Retailer.
b)	For various content which is created which leads to transactional activity from other users, a member will be awarded Contingent Shares as a percentage of the gross merchant value net of any sales tax resulting from the transaction which has been generated by the content which the member has posted (a “Qualifying Recommendation”).
c)	For referring other users who register on the platform with your username, a member will receive Contingent Shares as a percentage of their successful purchasing gross merchant value net of any sales tax resulting from their transaction. The duration of this referral scheme may vary from time to time (a “Qualifying Referral”).

The reward system used by the Company to calculate potential shares accumulated when earning Shareback. These are a function of how much the user spends, the Shareback rate and the price in the market is within a 15-minute window during trading hours. The calculation for receiving Contingent Shares on purchases by users is “amount spent at retailer” x “Shareback rate” / the current share price (as determined by management and disclosed on the website). For example, if a user spends $1,000 at a retailer which has a 20% Shareback rate and the current share price of WeShop is £5 per share, the user would receive 40 Contingent Shares.

For a user earning Contingent Shares through referrals, the calculation is 10% of the amount spent by the referred user / the current share price (as determined by management and disclosed on the website). For example, if User A who was referred by User B spends $1,000 and the current share price of WeShop is $5 per share, User B would receive 20 Contingent Shares.

Once the account owners have owned the Contingent Shares for a period of 13 months from the date of issuance, they will automatically become settled shares upon request of share certificate or withdrawal. For the years ended December 31, 2024 and 2023, the Company issued 1,055,360 and 5,677,132 Contingent Shares, respectively, to various account holders at a weighted average grant date value of £5.75 and £4.75, respectively. In accordance with ASC 718, as there is a non-substantive service condition (i.e. account owner can be inactive for twelve months and still be issued the shares), the Company records expense based on the fair value of the contingent shares immediately upon issuance (once the transaction is verified). The Contingent Shares are treated similar to options and remain vested, unissued shares until settled with account holders.

As of December 31, 2024, there were a total of 7,896,831 Contingent Shares outstanding.

During the years ended December 31, 2024 and 2023, the Company recorded £5,593,851 and £26,946,774, respectively, of share-based compensation expense, related to the Contingent Shares. As of December 31, 2024, there was no unrecognized compensation cost related to the grant of Contingent Shares and no forfeitures were recognized.

Share Option Plan

In 2022, the Company adopted its Employee Share Option Plan (“the Plan”). The purpose of the Plan is to encourage and enable the officers, employees and non- employee directors and consultants, advisers and representatives of the Company and its subsidiaries and associated companies, upon whose judgement, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire proprietary interest in the Company in order to assist in: (i) attracting and retaining the best available personnel for positions of substantial responsibility; (ii) providing additional incentive to those persons; and (iii) promoting the success of the business of the Company. Optionees (as defined below) under the Plan will be full or part-time officers, employees and non-employee directors and consultants, advisers and representatives of the Group (as defined below) as are selected from time to time by the Administrator (as defined below) in its sole discretion.

F-20

Share Option Activity

A summary of the activity with respect to, and status of, share options during the years ended December 31, 2024 and 2023 is presented below:

	Outstanding Options	Weighted Average Exercise Price per Share
Outstanding December 31, 2022	378,144	£3.09
Granted	9,999	5.95
Outstanding December 31, 2023	388,143	3.16
Granted	-	-
Outstanding December 31, 2024	388,143	£3.16

Weighted average remaining life	0.10
Options vested and exercisable at December 31, 2024	364,574	£3.16

The per-share weighted average grant-date fair value of share options granted during the year ended December 31, 2023 was £ 0.14. No shares were granted in 2024.

Share-Based Compensation Valuation Assumptions

The fair value of each share option and contingent shares are estimated on the date of grant using the Black- Scholes option pricing model that uses the assumptions noted in the following table. Share-based compensation expense related to share options are based on the fair value on the date of grant and is amortized over the vesting period, generally between one and four years. Share-based compensation expense related to Contingent Shares are based on the fair value on the date of grant immediately upon issuance (once the transaction is verified). Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share options granted is based on the contractual term given the exercise price as compared to the current estimated fair value of the share. The risk-free rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following weighted-average assumptions were used for grants issued during 2023 under the ASC No. 718 requirements:

2023
Share price	£0.74-£5.81
Weighted average risk-free rate	3.90%
Weighted average volatility	55.0%
Remaining term	1.87

The fair value of the ordinary shares was determined using an income approach, specifically a discounted cash flow method. The assumptions used in the discounted cash flow approach are based on historical and forecasted revenue, operating costs, working capital requirements, future economic conditions, discount rates and other relevant factors. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the Company and market conditions. These assumptions require significant judgement. The majority of the inputs used in the discounted cash flow model are unobservable and thus are considered to be Level 3 inputs.

The Company estimates forfeitures, based on historical activity, at the time of grant and revises if necessary in subsequent periods if actual forfeiture rates differ from those estimates.

For the years ended December 31, 2024 and 2023, the Company recorded the following share-based compensation expense relating to share options, contingent shares and shares issued in exchange for marketing services:

	Year ended December 31,
	2024	2023
		(As Restated)
Cost of sales	£5,593,851	£26,946,776
General and administrative expenses	1,930	2,543
Sales and marketing	-	28,906,073
Total share-based compensation expense	£5,595,781	£55,855,391

As of December 31, 2024 the Company has approximately £3,000 in unrecognized share compensation.

F-21

Note 11 - SHAREHOLDERS’ EQUITY

Ordinary Shares

As of December 31, 2024 and 2023, the Company had 7,985,717 and 7,180,510 no par value ordinary shares issued, and outstanding, respectively. During the year ended December 31, 2024, the Company issued 3,125 ordinary shares for £60,750. Additionally, the Company had convertible debt convert into equity, see Note 9 above.

During the year ended December 31, 2023, the Company issued 13,155 ordinary shares for cash proceeds of £255,000 and 1,662,146 ordinary shares to a consulting firm controlled by an officer of the Company, valued at £28,515,776 as share-based compensation recorded in sales and marketing expense in the statement of operations. The Company took into consideration ASC 718 in determining the accounting and fair value for this grant (See Note 10).

Note 12 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is a party to claims and actions for matters arising out of its business operations. The Company regularly evaluates the status of the legal proceedings and other claims in which it is involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, the Company further evaluates each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, the Company believes that it has adequate provisions for any probable and estimable losses. It is possible, nevertheless, that its consolidated financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings and advice of outside legal counsel are expensed as incurred.

Note 13 – SEGMENTATION

The Company operates as one operating segment. The Company’s primary revenue streams include advertising and commission-based revenues.

The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer (“CEO”), who evaluates financial performance and allocates resources based on information presented on a consolidated basis. The CODM uses consolidated net income as the primary measure of financial performance and assesses results by comparing actual performance to historical trends and internal forecasts.

The following table presents selected financial information with respect to the Company’s single operating segment for the years ended December 31, 2024, and 2023:

	2024	2023
		(As restated)
Net revenues	£1,294,770	£1,452,669
Cost of sales	5,593,851	26,946,774
General and administrative	4,073,211	3,059,581
Sales and marketing	319,887	30,196,901
Research and development	229,426	514,433
Depreciation and amortization expense	2,015,877	2,008,568
Total costs and expenses	12,232,252	62,726,257
Operating loss	(10,937,482)	(61,273,588)
Other income (loss):
Other income, net	32,438	383,260
Change in fair value of convertible notes	(479,024)	-
Interest expense	(690,923)	(480,971)
Net loss	£(12,074,991)	£(61,371,299)

Note 14 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to June 27, 2025, the date these consolidated financial statements were available to be issued. Based upon this review, beside the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in these consolidated financial statements.

From January 2025 through May 2025, the Company issued approximately £2,300,000 in convertible notes, at 12% fixed interest of which £2,250,000 is with a related party.

On September 15, 2025, the Board of Directors approved a 1-for-4 reverse stock split of the Company’s issued share capital (the “Consolidation”) in preparation for the Company’s proposed listing on NASDAQ. Pursuant to the Consolidation on October 22, 2025, every four Class A ordinary shares in issue will be consolidated into one Class A ordinary share, with any fractional entitlements rounded down to the nearest whole share. As a result of the Consolidation, pre-consolidation issued shares of 31,942,869 will be consolidated to 7,985,717 post-consolidation issued shares.

F-22

WeShop Holdings Limited and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2025 (Unaudited) and December 31, 2024

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash	£102,600	£28,066
Accrued income, net of returns reserve	31,855	86,036
Other current assets	32,089	63,559
Total current assets	166,544	177,661
Intangible assets, net	12,758,906	13,758,907
Property and equipment, net	30,585	35,853
Total assets	£12,956,035	£13,972,421

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	£1,808,473	£1,627,450
Convertible notes payable	2,571,593	1,771,593
Convertible notes payable, at fair value	1,329,231	1,213,564
Convertible notes payable, at fair value - related party	43,018	40,930
Convertible notes payable, net - related party	2,249,937	999,937
Accrued interest - related party	259,526	126,827
Notes payable	275,426	231,631
Accrued interest	305,589	144,585
Total current liabilities	8,842,793	6,156,517
Share-based compensation liability	390,298	390,298
Total liabilities	9,233,091	6,546,815

Commitments and contingencies (Note 9)
Ordinary shares, no par value unlimited authorized shares, 7,985,717 shares, issued and outstanding as of June 30, 2025 and December 31, 2024	91,756,709	91,487,039
Accumulated deficit	(88,033,765)	(84,061,433)
Total shareholders’ equity	3,722,944	7,425,606
Total liabilities and shareholders’ equity	£12,956,035	£13,972,421

The accompanying notes are an integral part to these condensed consolidated financial statements

F-23

WeShop Holdings Limited and Subsidiaries

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2025 and 2024 (Unaudited)

	For the six months ended June 30,
	2025	2024

Net revenues	£281,590	£766,137
Costs and expenses:
Cost of sales	269,181	2,206,839
General and administrative	2,202,138	1,678,331
Sales and marketing	2,750	166,301
Research and development	274,484	116,153
Depreciation and amortization expense	1,005,726	1,007,842
Total costs and expenses	3,754,279	5,175,466
Operating loss	(3,472,689)	(4,409,329)
Other income (loss):
Other (expense) income, net	(25,779)	31,590
Change in fair value of convertible notes	(117,755)	(94,238)
Interest expense	(356,109)	(502,923)
Change in fair value of convertible notes - bifurcated derivative		-
Net loss	£(3,972,332)	£(4,974,900)

Basic and diluted net loss per ordinary share	£(0.50)	£(0.69)
Weighted average ordinary shares outstanding, basic and diluted	7,985,717	7,180,603

The accompanying notes are an integral part to these condensed consolidated financial statements

F-24

WeShop Holdings Limited and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity

For the six months ended June 30, 2025 and 2024 (Unaudited)

	Ordinary Shares		Accumulated
	Shares	Amount	Deficit	Total

Balance at December 31, 2023	7,180,510	£77,196,909	£(71,986,442)	£5,210,467
Issuance of ordinary shares	1,900	38,000	-	38,000
Share-based compensation	-	2,302,356	-	2,302,356
Conversion of promissory notes inclusive of accrued interest, related party			-	-
Net loss	-	-	(4,974,900)	(4,974,900)
Balance at June 30, 2024	7,182,410	£79,537,265	£(76,961,342)	£2,575,923

	Ordinary Shares		Accumulated
	Shares	Amount	Deficit	Total

Balance at December 31, 2024	7,985,717	£91,487,039	£(84,061,433)	£7,425,606
Share-based compensation	-	269,670	-	269,670
Conversion of promissory notes inclusive of accrued interest, related party	-	-	-	-
Net loss	-	-	(3,972,332)	(3,972,332)
Balance at June 30, 2025	7,985,717	£91,756,709	£(88,033,765)	£3,722,944

The accompanying notes are an integral part to these condensed consolidated financial statements

F-25

WeShop Holdings Limited and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2025 and 2024 (Unaudited)

	For the six months ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	£(3,972,332)	£(4,974,900)
Adjustment to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	1,005,726	1,007,842
(Recoveries) provisions for returns reserve	(460)	65,083
Share-based compensation	269,670	2,302,356
Change in fair value of convertible notes payable	117,755	94,238
Amortization of debt discount	-	35,825
Changes in operating assets and liabilities:
Accrued income	54,641	335,690
Tax receivable	-	-
Other current assets	31,470	(25,583)
Accounts payable and accrued expenses	181,023	203,424
Accrued interest - related party	132,699	47,572
Accrued interest	204,799	244,525
Net cash used in operating activities	(1,975,009)	(663,928)

Cash flows from Investing Activities
Purchases of property and equipment	(457)	-
Net cash used in investing activities	(457)	-

Cash flows from Financing Activities
Issuance of ordinary shares in exchange for cash	-	38,000
Proceeds from the issuance of notes payable	-	-
Proceeds from the issuance of convertible notes payable	800,000	375,000
Payment of debt issuance costs	-	-
Proceeds from the issuance of notes payable - related party	1,250,000	150,000
Net cash provided by financing activities	2,050,000	563,000
Net increase (decrease) in cash	74,534	(100,928)
Cash, beginning of period	28,066	139,411
Cash, end of period	£102,600	£38,483

The accompanying notes are an integral part to these condensed consolidated financial statements

F-26

WeShop Holdings Limited and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1 - ORGANIZATION AND BUSINESS OPERATIONS

WeShop Holdings Limited (referred to as “WeShop”, “the Company”) is a BVI Business Company limited by shares and incorporated in the British Virgin Islands, registration number 2046056, and is domiciled in the British Virgin Islands. WeShop is a community owned social commerce platform offering shoppers shares in the Company every time they make a purchase, recommend a product or refer a new member. WeShop earns revenues from advertising on their platform and commissions on the sales through the platform.

Boanerges Limited (“Boanerges”) was a British Virgin Islands registered company which listed as a special purpose acquisition company on the London junior market called Aquis on April 23, 2021. On November 17, 2021 Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited (“Asset Acquisition”). WeShop Limited was incorporated as a UK company on September 21, 2012. It had developed a software platform and various IP surrounding a social commerce platform.

Pursuant to that agreement, the Company acquired the technology in exchange for 8,333,333 shares of its own shares.

As of June 30, 2025, the Company has two wholly owned subsidiaries, This is How Limited, incorporated in Jersey, Channel Islands on November 30, 2021, which holds the intellectual property of the consolidated group as well as WeShop Management UK Ltd. which is primarily incurring personnel expenses at this time.

On September 15, 2025, the Board of Directors approved a 1-for-4 reverse stock split of the Company’s issued share capital (the “Consolidation”) in preparation for the Company’s proposed listing on NASDAQ. Pursuant to the Consolidation, every four ordinary shares in issue will be consolidated into one ordinary share, with any fractional entitlements rounded down to the nearest whole share. As of the date of these financial statements, the reverse stock split has been applied by the Company and reflected throughout. As a result of the Consolidation pre-consolidation issued shares of 31,942,869 will be consolidated to 7,985,717 post-consolidation shares.

Note 2 - LIQUIDITY

During the six months ended June 30, 2025 and 2024, the Company has incurred net losses of approximately £4.0 million and £5.0 million, respectively, and had an accumulated deficit of approximately £88 million (of which approximately £62 million relates to inception to date noncash share-based compensation expense) as of June 30, 2025. The Company expects to continue to incur net losses as it continues to grow and scale its business. Historically, the Company’s activities have been financed through private placements of equity securities and convertible debt issued.

The Company’s future capital requirements will depend on many factors including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company may need to raise additional financing. While there can be no assurances, the Company may need to pursue issuances of additional equity raises and debt rounds of financing. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

F-27

The Company has obtained a support letter from its current debt investor and affiliates, which provides that if the Company fails to (i) raise sufficient capital through rounds of financings, or (ii) secure sufficient operating cash to fund its operating expenses, the debt investor and affiliates, subject to such further conditions, and in a form to be mutually determined, would provide the Company funding and financial support necessary to pay for its operating expenses through the proposed public offering or for the twelve months from issuance of these consolidated financial statements.

The Company believes that as a result of resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support, the Company will be able to fund operations and capital needs for at least the next year from the date these consolidated financial statements were available to be issued.

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements in accordance with GAAP have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. Therefore, these interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023.

All significant intercompany balances and transactions have been eliminated in consolidation.

The functional currency for each subsidiary as well as the reporting currency is British Pounds.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Such estimates include, but are not limited to, revenue recognition, intangible assets, fair value of convertible notes and estimation of share-based compensation. Actual results may differ from our estimates.

F-28

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share (“EPS”) by dividing income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding for the reporting period. All securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential ordinary share securities, shall be included in the computation of basic EPS using the two-class method. However, when the different classes of shares have identical rights and privileges except voting rights, whereby they share equally in dividends and residual net assets on a per unit basis, the classes can be combined and presented as one class for EPS purposes.

Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding. During the periods when they are anti-dilutive, ordinary share equivalents, if any, are not considered in the computation. As of June 30, 2025 and 2024, there are dilutive shares in the form of options, warrants and convertible loan notes outstanding.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:

Level 1 - Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

Level 2 - Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 - Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements

The Company’s recurring fair value measurements in each reporting period primarily relate to debt instruments. Share-based compensation is recognized in each reporting period; however, equity-classified awards are measured at fair value on the grant date in accordance with ASC 718 and are not subsequently remeasured. The Company’s financial instruments of accrued income, accounts payable, accrued expenses, convertible notes payable and other current liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Cash

Cash includes cash deposits in banks. There were no cash equivalents as of June 30, 2025 and December 31, 2024.

F-29

Revenue Recognition

ASC 606, Revenue from Contracts with Customers, is a single standard for revenue recognition that applies to all of revenue arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue is recognized upon the application of the following steps:

●	Identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, the contractual performance obligations are satisfied.

Substantially all of the Company’s performance obligations are satisfied at a point in time rather than over time.

Affiliate Revenue: The Company is not the seller of record in the transactions performed by users on the retailer’s platforms. The Company earns commissions based on sales generated through affiliate links. This performance-based model aligns its incentives with its partners, ensuring a focus on driving high-quality traffic and conversions. The commissions revenue earned from these arrangements is recognized on a net basis, which equates to the commission and processing fees earned in exchange for the seller services. The commission and processing fees are recognized net of estimated refunds when the buyer and seller confirm the corresponding transaction. The Company does not take title to inventory sold or assume risk of loss at any point in time during the transaction. The Company receives its net consideration from the affiliate networks (the Company’s customer) based on confirmed transactions. The Company currently records processing fees from its merchant service providers as a component of cost of sales on the condensed consolidated statement of operations. Affiliate revenues, net amounted to £224,690 and £577,578 for the six months ended June 30, 2025 and 2024, respectively.

Advertising services: The Company provides advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising. Revenue is recognized on a gross basis as ads are delivered. Advertising services revenue amounted to £56,900 and £188,559 for the six months ended June 30, 2025 and 2024, respectively.

Payments are typically received within 30 to 90 days of the affiliates validating the sales and commissions. The Company can reasonably estimate the revenues and adjust for any cancelations/rejections in real time.

Customer Concentration

For the six months ended June 30, 2025, there were a total of three customers who accounted for approximately 87% of revenues. The Company also had two customers who accounted for approximately 85% of the total receivables as of June 30, 2025.

For the six months ended June 30, 2024, there were a total of three customers who accounted for approximately 86% of revenues. The Company also had a total of four customers who accounted for approximately 99% of the total receivables as of June 30, 2024.

F-30

Contract Assets

A contract asset is an entity’s right to payment for goods and services already transferred to a customer if that right to payment is conditional on something other than the passage of time. Generally, an entity will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment.

Contract assets consist primarily of the accrued income based on completion of the sale or promotion of such sales, upon satisfaction of the contract obligations. As of June 30, 2025 and December 31, 2024, contract assets, net of returns reserve, were recorded in the amounts of £31,855 and £86,036, respectively, on the Company’s condensed consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line basis over the estimated useful lives of the respective asset. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Intangible Assets

Intangible assets consist of the acquired brand name and relationships that were acquired through the Asset Acquisition in 2021. This transaction did not meet the definition of a business combination as substantially all of the fair value of the gross assets acquired was concentrated in the finite-lived developed technology intangible asset. As a result, this transaction was accounted for as an asset acquisition and the total purchase consideration was allocated to intangible assets, amortized over an estimated useful life of ten years.

The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the six months ended June 30, 2025 and 2024.

Convertible Notes Payable

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, or ASC 825, Financial Instruments, and if it does not meet the classification requirements under ASC 480, whether the conversion feature should be accounted for separately from the host instrument under ASC 815.

F-31

Because the conversion to a variable number of shares is contingent on an IPO, and the IPO is not a certainty nor outside the issuer’s control, the instrument does not meet the criteria for liability classification under ASC 480. The Company has elected to account for the convertible debt under ASC 825 (Fair Value Option), upon initial recognition. The decision to elect the fair value option is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method. Accordingly, the convertible debt is presented as a liability measured at fair value, with changes in fair value recognized in earnings each reporting period.

A conversion feature of a convertible debt instrument would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of a “derivative” in ASC 815, Derivatives and Hedging. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the condensed consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024 the Company determined there are no bifurcated derivatives on the convertible debt under ASC 815.

Leases

The Company determines if an arrangement is a lease at inception. For leases where the Company is the lessee, right-of-use (“ROU”) assets represent the Company’s right to use the underlying asset for the term of the lease and the lease liabilities represent an obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term. The interest rate the Company uses to determine the present value of future lease payments is the Company’s incremental borrowing rate because the rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is a hypothetical rate for collateralized borrowings in economic environments where the leased asset is located based on credit rating factors. The ROU asset is determined based on the lease liability initially established and adjusted for any prepaid lease payments and any lease incentives received. The lease term to calculate the ROU asset and related lease liability includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. Certain leases contain variable costs, such as common area maintenance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the statements of operations.

The Company currently has no long-term operating leases or finance leases. All leases 12 months or less are expensed as incurred.

Cost of Sales

Cost of sales primarily consists of the share-based compensation for the Company’s Contingent Shares (See Note 7).

General and Administrative

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses, facilities and equipment expenses, such as rent and professional fees.

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Sales and Marketing

Sales and marketing costs include advertising and payroll and related expenses for personnel engaged in marketing and selling activities, including share-based compensation for shares issued in connection with marketing services. Advertising expenses are expensed as incurred.

Share-Based Compensation

As an incentive to key employees, non-employee directors and consultants, the Company periodically grants non-qualified share options.

Additionally, the Company participates in a Shareback incentive program. The purpose of the Shareback incentive program is to reward account owners for their social and transactional activity on the WeShop platform by awarding the account owners, in the first instance, a contingent entitlement to an ordinary share or such other class of share as the Company may designate from time to time based on the account owner’s performance and return window of product referral (“Contingent Shares”).

The Company recognizes share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including share options, restricted share units and Contingent Shares.

The Company recognizes the fair value of share options granted to non-employees as a share-based compensation expense over the period in which the related services are received. The Company recognizes forfeitures as they occur. The Company believes that the estimated fair value of share options is more readily measurable than the fair value of the services rendered.

For Contingent Shares, expense is recognized immediately at the grant date of the award. As the shares automatically settle upon request of share certificate or withdrawal once the account owner has owned the Contingent Share for a period of 12 months from the date of issuance, this is considered a non-substantive service condition and the 12 months is deemed to be a delayed exercisability provision.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of software development costs, including employee compensation and external contractors, associated with the ongoing development of the Company’s technology.

Income Taxes

According to British Virgin Islands (“BVI”) corporate taxation, there is a zero-rated income tax regime for all BVI-domiciled corporate entities, and there is no concept of residence applicable to BVI corporate taxation. The Company was incorporated in the BVI and is governed by the laws of the BVI.

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Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires expanded, disaggregated expense disclosures. This ASU is effective for all entities for fiscal years beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027 as updated for in ASU 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date which clarified the interim reporting effective date of ASU 2024-03. Early adoption is permitted. The amendments will be applied prospectively with the option of retrospective application. We are currently evaluating this ASU to determine its impact on the Company’s disclosures.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (ASU 2025-06) which amends the guidance in ASC 350-40, Intangibles-Goodwill and Other-Internal-Use Software. The amendments modernize the recognition and disclosure framework for internal-use software costs, removing the previous “development stage” model and introducing a more judgment-based approach. This ASU 2025-06 is effective for all entities for fiscal years beginning after December 15, 2027, and for interim periods within those annual reporting periods. Early adoption is permitted. We are currently evaluating the impact of this ASU on the consolidated financial statements.

There are no other recent accounting pronouncements pending adoption that we expect will have a material impact on our condensed consolidated financial condition, results of operations, or cash flows.

Note 4 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable, including related party

On June 29, 2023, the Company entered into a 12% fixed rate secured loan notes agreement for an aggregate principal amount of all the notes limited to £2,500,000. On January 15, 2025, the Company entered into an additional agreement for £2,500,000 on the same terms. The notes convert at a price of the shares calculated to a pre-money valuation of the Company of £58,000,000 divided by the number of shares in issue at the conversion date. Each noteholder shall have the right to serve a conversion notice on the Company (not less than 20 business days prior to the repayment date) to convert all or some of the notes and accrued interest. The conversion shares arising on conversion of the Notes shall be credited as fully paid and rank pari passu with shares of the same class in issue on the repayment date and shall carry the right to receive any dividends and other distributions declared after the repayment date.

From January 2025 through June 2025, the Company issued an additional £2,000,000 in secured convertible notes at 12% fixed interest, bringing the total principal outstanding under the convertible notes payable to £4,400,000, including £2,249,937 of related party convertible notes payable.

On October 12, 2024, the Company issued a 12% fixed rate secured loan note agreement for a principal amount of £318,000 and is currently due on demand. It is convertible at a price of £3.50 per share.

As of June 30, 2025 and December 31, 2024, convertible notes payable that are not required to be recorded at fair value (i.e., those notes that accrue at a 12% interest rate) amounted to £2,571,593 and £1,771,593 of principal, respectively, and £305,589 and £61,553 of accrued interest, respectively.

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Convertible notes payable, at fair value

In June and July 2024, pursuant to an Unsecured Convertible Loan Note 2024 (the “2024 Convertible Loans”), the Company issued to certain accredited investors (the “Noteholders”) unsecured convertible notes in an aggregate principal amount of £2,100,000 accruing interest rates at 1% per month or 12% per annum, which are convertible into ordinary shares of the Company upon the Conversion Event. The Conversion Event is defined as 10 days before the Company is to list on a recognized stock exchange having been approved for listing by the relevant regulator and exchange, for example, the London Stock Exchange and the FCA or a further example being the SEC and NASDAQ. The opening pricing of the shares will be determined by the rules and regulations of the exchange the Company is being admitted to and this will be the price to which a 50% discount will be applied (the Conversion Price). If the initial pricing comprises of a bid and offer price, then the conversion discount will be applied at the mid price. The Conversion Event, which is considered a conditional obligation requiring variable-share settlement, was determined to be within the control of the issuer; therefore, does not meet the criteria for liability classification under ASC 480. The fair value of the 2024 Convertible Loans has been determined using valuation techniques consistent with ASC 820, which requires fair value measurements to be classified in a hierarchy based on the observability of inputs. In accordance with ASC 825-10-50, the Company discloses these instruments at fair value on a recurring basis, with changes in fair value recognized through earnings.

From January 2025 through June 2025, the Company issued an additional £50,000 in unsecured convertible notes at 1% fixed interest.

Convertible notes payable, at fair value - related party

As of June 30, 2025 and December 31, 2024, of the 2024 Convertible Loans, £43,018 and £40,930, respectively, is with a related party.

Note 5 - NOTES PAYABLE

On February 10, 2023, the Company entered into a note agreement with a third party investor for an aggregate principal amount of £200,000, followed by an add-on investment of £15,499. On each one-year anniversary of these notes, any accrued interest is paid in kind (“PIK”) and capitalized to the principal balance. The notes have an interest rate set at 1.5% and 2.0%, respectively, per annum and are currently due on demand.

As of June 30, 2025 and December 31, 2024, notes payable amounted to principal (including PIK interest) of £275,426 and £231,631, respectively, and £27,637 and £83,032 of accrued interest, respectively.

Note 6 - RELATED PARTIES

Convertible notes

As of June 30, 2025 and December 31, 2024 the Company had convertible notes with related parties (See Note 4).

Consulting agreement

In August 2023, the Company issued 6,648,584 ordinary shares to Max Capital Limited, valued at £28,515,776, which is recorded as share-based compensation recorded in sales and marketing expense in the statement of operations. Additionally, the Company owes Max Capital Limited an additional 91,000 shares as outlined in the agreement for an additional share-based compensation expense of £390,298, shown as share-based liability on the Company’s balance sheet as of June 30, 2025 and December 31, 2024. The Company took into consideration ASC 718 in determining the accounting and fair value for this grant (See Note 7).

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Note 7 - SHARE BASED COMPENSATION

Shareback Incentive Program

Since inception, the Company has had a Shareback incentive program. The purpose of the Shareback incentive program is to reward account owners (i.e. shoppers who use the platform) for their social and transactional activity on the WeShop platform with a contingent entitlement to an ordinary share or such other class of share as the Company may designate from time to time. Contingent Shares are awarded when the transaction is confirmed by the retailer but may be revoked later if the transaction is revoked due to a return, cancellation, or other action that results in WeShop not retaining the commission from the transaction. These Contingent Shares will later settle to become settled shares (“Settled Shares”) which contain certain rights. The account owners are not charged by the Company, nor may the account owners be required to pay any amount to the Company for being awarded any Contingent Shares.

The mechanism by which the Company awards Contingent Shares is as follows:

a) For various completed transactional activity, members (i.e. account owners) will be awarded Contingent Shares as a percentage of the gross merchant value net of any sales tax resulting from the transaction (a “Qualifying Transaction”). The status of a transaction remains at the discretion of the Retailer.

b) For various content which is created which leads to transactional activity from other users, a member will be awarded Contingent Shares as a percentage of the gross merchant value net of any sales tax resulting from the transaction which has been generated by the content which the member has posted (a “Qualifying Recommendation”).

c) For referring other users who register on the platform with your username, a member will receive Contingent Shares as a percentage of their successful purchasing gross merchant value net of any sales tax resulting from their transaction. The duration of this referral scheme may vary from time to time (a “Qualifying Referral”).

The reward system used by the Company to calculate potential shares accumulated when earning Shareback. These are a function of how much the user spends, the Shareback rate and the price in the market is within a 15-minute window during trading hours. The calculation for receiving Contingent Shares on purchases by users is “amount spent at retailer” x “Shareback rate” / the current share price (as determined by management and disclosed on the website). For example, if a user spends $1,000 at a retailer which has a 20% Shareback rate and the current share price of WeShop is £5 per share, the user would receive 40 Contingent Shares.

For a user earning Contingent Shares through referrals, the calculation is 10% of the amount spent by the referred user / the current share price (as determined by management and disclosed on the website). For example, if User A who was referred by User B spends $1,000 and the current share price of WeShop is $5 per share, User B would receive 20 Contingent Shares.

Once the account owners have owned the Contingent Shares for a period of 12 months from the date of issuance, they will automatically become settled shares upon request of share certificate or withdrawal. For the six months ended June 30, 2025 and 2024, the Company issued 47,515 and 427,321 Contingent Shares, respectively, issued to various account holders at a weighted average grant date value of £5.87 and £5.16, respectively. In accordance with ASC 718, as there is a non-substantive service condition (i.e. account owner can be inactive for twelve months and still be issued the shares), the Company records expense based on the fair value of the contingent shares immediately upon issuance (once the transaction is verified). The Contingent Shares are treated similar to options and remain vested, unissued shares until settled with account holders.

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As of June 30, 2025 and December 31, 2024, there were a total of 7,944,346 and 7,896,831 Contingent Shares outstanding, respectively.

During the six months ended June 30, 2025 and 2024, the Company recorded approximately £0.3 and £2.3 million, respectively, of share-based compensation expense, related to the Contingent Shares.

As of June 30, 2025, there was no unrecognized compensation cost related to the grant of Contingent Shares and no forfeitures were recognized.

Share Option Plan

In 2022, the Company adopted its Employee Share Option Plan (“the Plan”). The purpose of the Plan is to encourage and enable the officers, employees and non- employee directors and consultants, advisers and representatives of the Company and its subsidiaries and associated companies, upon whose judgement, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire proprietary interest in the Company in order to assist in: (i) attracting and retaining the best available personnel for positions of substantial responsibility; (ii) providing additional incentive to those persons; and (iii) promoting the success of the business of the Company. Optionees (as defined below) under the Plan will be full or part-time officers, employees and non-employee directors and consultants, advisers and representatives of the Group (as defined below) as are selected from time to time by the Administrator (as defined below) in its sole discretion.

Share-Based Compensation Valuation Assumptions

The fair value of each share option and contingent shares are estimated on the date of grant using the Black-Scholes option pricing model. Share-based compensation expense related to share options are based on the fair value on the date of grant and is amortized over the vesting period, generally between one and four years. Share-based compensation expense related to Contingent Shares are based on the fair value on the date of grant immediately upon issuance (once the transaction is verified). Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share options granted is based on the contractual term given the exercise price as compared to the current estimated fair value of the share. The risk-free rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of the ordinary shares was determined using an income approach, specifically a discounted cash flow method. The assumptions used in the discounted cash flow approach are based on historical and forecasted revenue, operating costs, working capital requirements, future economic conditions, discount rates and other relevant factors. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the Company and market conditions. These assumptions require significant judgement. The majority of the inputs used in the discounted cash flow model are unobservable and thus are considered to be Level 3 inputs.

The Company estimates forfeitures, based on historical activity, at the time of grant and revises if necessary in subsequent periods if actual forfeiture rates differ from those estimates.

As of June 30, 2025 the Company has approximately £2,000 in unrecognized share compensation.

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Note 8 - SHAREHOLDERS’ EQUITY

Ordinary Shares

As of June 30, 2025 and December 31, 2024, the Company had 7,985,717 no par value ordinary shares issued and outstanding. During the six months ended June 30, 2025, the Company did not issue any shares. During the six months ended June 30, 2024, the Company issued 1,900 ordinary shares for £38,000.

Note 9 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is a party to claims and actions for matters arising out of its business operations. The Company regularly evaluates the status of the legal proceedings and other claims in which it is involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, the Company further evaluates each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, the Company believes that it has adequate provisions for any probable and estimable losses. It is possible, nevertheless, that its consolidated financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings and advice of outside legal counsel are expensed as incurred.

Note 10 – SEGMENTATION

The Company operates as one operating segment. The Company’s primary revenue streams include advertising and commission-based revenues.

The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer (“CEO”), who evaluates financial performance and allocates resources based on information presented on a consolidated basis. The CODM uses consolidated net income as the primary measure of financial performance and assesses results by comparing actual performance to historical trends and internal forecasts.

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The following table presents selected financial information with respect to the Company’s single operating segment for the six months ended June 30, 2025, and 2024:

	For the six months ended June 30,
	2025	2024

Net revenues	£281,590	£766,137
Costs and expenses:
Cost of sales	269,181	2,206,839
General and administrative	2,202,138	1,678,331
Sales and marketing	2,750	166,301
Research and development	274,484	116,153
Depreciation and amortization expense	1,005,726	1,007,842
Total costs and expenses	3,754,279	5,175,466
Operating loss	£(3,472,689)	£(4,409,329)

Note 11 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to October 17, 2025, the date these condensed consolidated financial statements were available to be issued. Based upon this review, beside the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in these condensed consolidated financial statements.

On July 31, 2025, the Company repaid the outstanding principal and accrued interest related to two Convertible Loan Notes, amounting to £141,200 (See Note 4).

On August 28, 2025, the Company entered into an on demand loan for an initial £250,000 which was extended to £1,000,000 as of October 10, 2025.

On September 15, 2025, the Board of Directors approved the conversion of the Company’s outstanding pre-money £58,000,000 valuation 12% Convertible Loan Notes. The conversion was effected on September 29, 2025 and included both principal and accrued interest outstanding under these notes. As a result of this transaction, the Company issued 11,198,161 Class A ordinary shares in accordance with the terms of the loan agreements (See Note 4).

On September 15, 2025, the Board of Directors approved a 1-for-4 reverse stock split of the Company’s issued share capital (the “Consolidation”) in preparation for the Company’s proposed listing on NASDAQ. Pursuant to the Consolidation, every four Class A ordinary shares in issue will be consolidated into one Class A ordinary share, with any fractional entitlements rounded down to the nearest whole share. As a result of the Consolidation, pre-consolidation issued shares of 31,942,869 will be consolidated to 7,985,717 post-consolidation issued shares (See Note 1).

On September 15, 2025, the Board of Directors approved performance incentive grants for certain directors and senior management. The grants are linked to the achievement of target Company valuations.

WeShop US Management LLC was opened on October 7, 2025 which will be an entity established for the benefit of the Company. Management is still evaluating the accounting of this entity and future operations.

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Through and including [    ], 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

[               ] Ordinary Shares

PRELIMINARY PROSPECTUS

              , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Articles provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity is only permitted under the BVI Act and the Articles if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that their conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that their conduct was unlawful.

The Company will enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Articles. The Articles will also permit the Company to purchase and maintain insurance on behalf of any officer or director who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the Company’s officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against the Company’s directors for breach of their statutory or fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and the shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are reasonable and necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding shares issued by us since January 1, 2022 that were not registered under the Securities Act.

●	On August 10, 2023, the registrant sold an aggregate of 52,621 ordinary shares at a purchase price of £4.85 per share, for an approximate purchase price of £255,000.

●	On July 4, 2024, the registrant transferred an aggregate of 6,648,584 ordinary shares to Max Capital Limited at an approximate aggregate purchase price of £28,515,776 or approximately £4.29 per share.

●	On March 21, 2024, the registrant sold an aggregate of 12,000 ordinary shares at a purchase price of £5.06 per share, for an approximate aggregate purchase price of £60,750.

These sales were exempt from registration under Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act.

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Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit

3.1	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
5.1	Opinion of Harney Westwood & Riegels (BVI) LP
10.1*#	2022 Employee Share Option Plan
10.2*	Publisher Service Agreement between the Registrant and Awin AG, dated as of March 25, 2014.
10.3*	Partner User Agreement between the Registrant and Impact Radius, dated as of February 22, 2021
10.4*	Director and Officer Indemnification Agreement.
10.5	Form of Registration Rights Agreement
10.6	Shareback Agreement, dated October 16, 2025, by and among WeShop Holdings Limited and WeShop Community Trust.
10.7	The WeShop Community Trust Agreement, dated October 14, 2025, between WeShop Holdings Limited, as Grantor, and JTC Trust Company (Delaware) Limited, as Trustee.
21.1	List of Subsidiaries of the Registrant.
23.1	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.
23.2	Consent of Harney Westwood & Riegels (BVI) LP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).
107	Filing Fee Table.

*	Previously filed
#	Indicates management contract or compensatory plan

Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended, or the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Channel Island of Jersey, on October 17, 2025.

WeShop Holdings Limited

By:	/s/ Paul Ellerbeck
Name:	Paul Ellerbeck
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Paul Ellerbeck
Paul Ellerbeck	Chief Executive Officer (principal executive officer and Director)	October 17, 2025

/s/ Johnny Hickling
Johnny Hickling	Chief Financial Officer (principal financial officer and Director)	October 17, 2025

*
Matthew Behan	Head of Finance (principal accounting officer)	October 17, 2025

*
John Foley	Chairman of the Board	October 17, 2025

*
Oliver Egerton-Vernon	Director	October 17, 2025

*
Andrew Fearon	Director	October 17, 2025

*
Oana Crisan	Director	October 17, 2025

* By:	/s/ Paul Ellerbeck
Paul Ellerbeck
Attorney-in-Fact

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Authorized Representative in the United States

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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